Exhibit 10.4

CREDIT AGREEMENT

dated as of May 6, 2010

among

LIVE NATION ENTERTAINMENT, INC.,

as Parent Borrower,

CERTAIN FOREIGN SUBSIDIARIES OF THE PARENT BORROWER,

as Foreign Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Agent,

J.P. MORGAN EUROPE LIMITED,

as London Agent,

GOLDMAN SACHS LENDING PARTNERS LLC

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Co-Syndication Agents,

BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA,

THE ROYAL BANK OF SCOTLAND PLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents,

J.P. MORGAN SECURITIES INC.,

GOLDMAN SACHS LENDING PARTNERS LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers,

and

J.P. MORGAN SECURITIES INC.,

GOLDMAN SACHS LENDING PARTNERS LLC,

and

DEUTSCHE BANK SECURITIES INC.

as Joint Bookrunners

1067259

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-ii-

-iii-

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SCHEDULES

Schedule 1.01A	Designated Sale and Leaseback Assets
Schedule 1.01B	Existing Letters of Credit
Schedule 1.01C	Closing Date Guarantors
Schedule 1.01D	HOBE Excluded Assets
Schedule 1.01E	Certain Capital Stock
Schedule 1.01F	Letter of Credit Cap
Schedule 2.01	Lenders and Commitments
Schedule 3.08	Mandatory Cost Rate
Schedule 6.14	Subsidiaries
Schedule 6.21	Filings and Recordings
Schedule 7.08	Insurance
Schedule 7.18	Post-Closing Matters
Schedule 8.01	Existing Liens
Schedule 8.02(b)	Existing Investments
Schedule 8.02(x)	Designated Investments
Schedule 8.03	Existing Indebtedness
Schedule 8.05	Designated Assets
Schedule 8.06(b)	Certain Restricted Payments
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 1.01A	Form of Foreign Borrower Agreement
Exhibit 1.01B	Form of Foreign Borrower Termination
Exhibit 1.01C	Form of U.S. Pledge Agreement
Exhibit 1.01D	Form of U.S. Security Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Dollar Revolving Note
Exhibit 2.13-2	Form of Limited Currency Revolving Note
Exhibit 2.13-3	Form of Multicurrency Revolving Note
Exhibit 2.13-4	Form of Swingline Note
Exhibit 2.13-5	Form of Term A Note
Exhibit 2.13-6	Form of Term B Note
Exhibit 3.01(e)	Form of Non-Bank Certificate
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of May 6, 2010, among LIVE NATION ENTERTAINMENT, INC., a Delaware corporation (the “Parent Borrower”), the Foreign Borrowers party hereto from time to time (together with the Parent Borrower, the “Borrowers”), the Guarantors identified herein, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent and J.P. MORGAN EUROPE LIMITED, as London Agent.

W I T N E S S E T H

WHEREAS, the Borrowers and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Academy Music Group” means AMG and its Subsidiaries.

“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Applicable Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Rate Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Rate Loans for such Interest Period.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain administrative agent fee letter dated as of the Closing Date among the Parent Borrower and JPMCB.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Administrative Agent, the Canadian Agent, the London Agent or the Collateral Agent.

“Aggregate Commitments” means the aggregate principal amount of the Revolving Commitments, Term A Loan Commitments and Term B Loan Commitments.

“Aggregate Dollar Revolving Commitments” means the Dollar Revolving Commitments of all the Lenders.

“Aggregate Dollar Revolving Committed Amount” has the meaning provided in Section 2.01(a)(i).

“Aggregate Limited Currency Revolving Commitments” means the Limited Currency Revolving Commitments of all the Lenders.

“Aggregate Limited Currency Revolving Committed Amount” has the meaning provided in Section 2.01(a)(ii).

“Aggregate Multicurrency Revolving Commitments” means the Multicurrency Revolving Commitments of all Lenders.

“Aggregate Multicurrency Revolving Committed Amount” has the meaning provided in Section 2.01(a)(iii).

“Aggregate Revolving Commitment Percentage” means, as to each Revolving Lender at any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time.

“Aggregate Revolving Commitments” means the sum of the Revolving Commitments of all Revolving Lenders.

“Aggregate Revolving Committed Amount” means the collective reference to the Aggregate Dollar Revolving Committed Amount, the Aggregate Limited Currency Revolving Committed Amount and the Aggregate Multicurrency Revolving Committed Amount.

“Alternative Currency” means each of Euros, Canadian Dollars, Sterling, Swedish Krona, Australian Dollars, Japanese Yen and Swiss Francs and any other currency added as an “Alternative Currency” pursuant to Section 1.07 hereof.

“Alternative Currency L/C Obligations” means any L/C Obligations arising from an Alternative Currency Letter of Credit.

“Alternative Currency L/C Sublimit” means $25.0 million.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Sublimit” means $100.0 million.

“AMG” means Academy Music Holdings Ltd., a company incorporated in England and Wales.

“AMG Indebtedness” means Indebtedness of any Person comprising part of the Academy Music Group in an aggregate amount not exceeding the US Dollar Equivalent of £40,000,000 at any time outstanding.

“Applicable Agent” means (a) with respect to a Loan denominated in Dollars or a Letter of Credit denominated in any Approved Currency, or with respect to any payment that does not relate to any Loan, Borrowing or Letter of Credit, the Administrative Agent, (b) with respect to a Loan denominated in Canadian Dollars or a B/A, the Canadian Agent and (c) with respect to a Loan denominated in any other Alternative Currency, the London Agent.

“Applicable Agent’s Office” means such Applicable Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as such Applicable Agent may from time to time notify the Parent Borrower and the Lenders.

“Applicable Disposition Amount” means $300.0 million increased by $50.0 million on each January 1 beginning on January 1, 2011 minus the aggregate amount (measured at the fair market value thereof) of all Property Disposed of pursuant to Section 8.05 (other than Dispositions of Designated Assets) from and after the Closing Date.

“Applicable Percentage” means (i) with respect to Revolving Loans, Swingline Loans, B/A Drawings, Letter of Credit Fees and Term A Loans, the percentages per annum in the first table below and (ii) with respect to Term B Loans, the following percentages per annum in the second table below:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS, SWINGLINE LOANS,

B/A DRAWINGS, LETTER OF CREDIT FEES AND TERM A LOANS

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans, B/A Drawings and Letter of Credit Fees	Base Rate Loans
I	< 1.50:1.00	2.00%	1.00%
II	> 1.50 but < 2.00:1.00	2.25%	1.25%
III	> 2.00 but < 2.50:1.00	2.50%	1.50%
IV	> 2.50 but < 3.00:1.00	2.75%	1.75%
V	> 3.00:1.00	3.00%	2.00%

APPLICABLE PERCENTAGES FOR TERM B LOANS

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
I	< 2.75:1.00	2.75%	1.75%
II	> 2.75:1.00	3.00%	2.00%

Applicable Percentages for Revolving Loans, Swingline Loans, B/A Drawings, Letter of Credit Fees, Term A Loans and Term B Loans will be based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b). Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if (i) a Compliance Certificate is not delivered when due in accordance therewith or (ii) an Event of Default pursuant to Section 9.01(a), (f) or (h) has occurred and is continuing, then, (x)

with respect to Revolving Loans, Swingline Loans, B/A Drawings, Letter of Credit Fees and Term A Loans, in the case of clause (i), pricing level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof, and in the case of clause (ii) pricing level V shall apply as of the first Business Day after the occurrence of such Event of Default until the first Business Day immediately following the cure or waiver of such Event of Default and (y) with respect to Term B Loans, in the case of clause (i), pricing level II shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof, and in the case of clause (ii) pricing level II shall apply as of the first Business Day after the occurrence of such Event of Default until the first Business Day immediately following the cure or waiver of such Event of Default. The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the first full fiscal quarter ending after the Closing Date shall be determined based upon (x) pricing level V for Revolving Loans, Swingline Loans, B/A Drawings, Letter of Credit Fees and Term A Loans and (y) pricing level II for Term B Loans.

Determinations by the Applicable Agent of the appropriate pricing level shall be conclusive absent manifest error.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.01 or 7.02 is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Parent Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Applicable Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Applicable Agent in accordance with Section 2.11. The rights of the Applicable Agent and Lenders pursuant to this paragraph are in addition to rights of the Applicable Agent and Lenders with respect to Sections 2.08(b) and 9.02 and other of their respective rights under the Credit Documents.

“Applicable Period” has the meaning assigned to such term in the definition of Applicable Percentage.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Applicable Agent or the applicable L/C Issuer, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means each of Dollars and each Alternative Currency.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06) and accepted by the Administrative Agent and, if required by Section 11.06, the Parent Borrower, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, and (c) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Australian Dollars” or “AU$” means the lawful currency of Australia.

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Azoff Promissory Note” means the promissory note, dated January 25, 2010, issued by the Parent Borrower (as successor to Ticketmaster) to the Azoff Family Trust of 1997, dated May 27, 2007.

“B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrower and accepted by a Multicurrency Revolving Lender in accordance with the terms of this Credit Agreement.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans accepted and purchased on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Credit Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning set forth in Section 2.15(k).

“B/A Fees” has the meaning provided in Section 2.09(c).

“B/A Obligations” means all reimbursement obligations of the Canadian Borrowers in respect of B/As accepted hereunder.

“Base Rate” means (i) in the case of Loans denominated in Dollars, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” in effect at its principal office in New York City and (c) the applicable Eurodollar Rate for a one month Interest Period beginning on such day plus 1% and (ii) in the case of Loans denominated in Canadian Dollars, the greater of (a) the rate of interest publicly announced from time to time by the Canadian Agent as its “prime” reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (x) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (y) 0.50% per annum; provided that for purposes of the Term B Loans only, if the Base Rate determined in accordance with the foregoing clause (i) would be less than 2.50% per annum, then the applicable Base Rate for such date shall be 2.50% per annum. The “prime rate” is a rate set by JPMCB or the Canadian Agent, as applicable based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMCB or the Canadian Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BCV” means Broadway China Ventures, LLC.

“Borrower Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Credit Document or otherwise with respect to any Loan, B/A or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, to the extent such Swap Contract is otherwise permitted hereunder (each, in such capacity, a “Hedge Bank”) and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Treasury Management Agreement (each, in such capacity, a “Treasury Management Bank”).

“Borrowers” has the meaning provided in the recitals hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day (other than a day which is a Saturday, Sunday, or other day on which banks in New York are authorized or required by law to close); provided, however, that (a) when used in connection with a rate determination, borrowing, or payment in respect of a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or foreign currencies, as applicable, in the London Interbank Market, (b) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros, (c) when used in connection with a Loan denominated in Canadian Dollars or a B/A, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Canadian Dollars in Toronto and (d) when used in connection with a Loan denominated in any Alternative Currency other than Euros and Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the principal financial center of the country of such currency.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian agent for the Lenders hereunder, or any successor Canadian agent.

“Canadian Borrower” means the Parent Borrower or any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof that has been designated as a Foreign Borrower pursuant to Section 1.08 and, in each case that has not ceased to be a Foreign Borrower as provided in Section 1.08.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Canadian Lending Office” means, as to any Limited Currency Revolving Lender, the applicable branch, office or Affiliate of such Limited Currency Revolving Lender designated by such Limited Currency Revolving Lender to make Loans in Canadian Dollars and to accept and purchase or arrange for the purchase of B/As and as to any Multicurrency Revolving Lender, the applicable branch, office or Affiliate of such Multicurrency Revolving Lender designated by such Multicurrency Revolving Lender to make Loans in Canadian Dollars and to accept and purchase or arrange for the purchase of B/As.

“Capital Expenditures” means, as to any Person, expenditures with respect to property, plant and equipment during such period which should be capitalized in accordance with GAAP (including the Attributable Principal Amount of capital leases). The following items will be excluded from the definition of Capital Expenditures: (a) expenditures to the extent funded by insurance proceeds, condemnation awards or payments pursuant to a deed in lieu thereof, (b) expenditures to the extent made through barter transactions and (c) non-cash capital expenditures required to be booked as capital expenditures in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding, in each case, any debt security that is convertible into, or exchangeable for, Capital Stock).

“Cash Collateralize” has the meaning provided in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar-denominated time deposits, money market deposits and certificates of deposit of (i) any Lender that accepts such deposits in the ordinary course of such Lender’s business, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper issued by any issuer bearing at least an “A-2” rating for any short-term rating provided by S&P and/or Moody’s and maturing within two hundred seventy (270) days of the date of acquisition, (d) repurchase agreements entered into by the Parent Borrower with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) shares of mutual funds if no less than 95% of such funds’ investments satisfy the provisions of clauses (a) through (e) above, and (g) in the case of any Foreign Subsidiary, short-term investments of comparable credit quality (or the best available in such Foreign Subsidiary’s jurisdiction) and tenor to those referred to in clauses (a) through (f) above which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of the term “Base Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of the term “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan unless such plan is part of a group) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of forty percent (40%) or more of the equity securities of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully diluted basis;

(b) there shall be consummated any share exchange, consolidation or merger of the Parent Borrower pursuant to which the Parent Borrower’s Capital Stock entitled to vote in the election of the board of directors of the Parent Borrower generally would be converted into cash, securities or other property, or the Parent Borrower sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Parent Borrower in which the holders of the Parent Borrower’s Capital Stock entitled to vote in the election of the board of directors of the Parent Borrower generally immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving entity entitled to vote in the election of the board of directors of such person generally immediately after the share exchange, consolidation or merger; or

(c) a “change of control” or any comparable term under, and as defined in, any of the documentation relating to the Convertible Notes, the Existing Senior Notes or the New Senior Notes shall have occurred.

“Closing Date” means the date hereof.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means JPMCB in its capacity as collateral agent or security trustee, as applicable, for the Lenders under any of the Collateral Documents, or any successor collateral agent.

“Collateral Documents” means the U.S. Security Agreement, the U.S. Pledge Agreement, the Foreign Collateral Documents and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.

“Commitment Fees” has the meaning provided in Section 2.09(a).

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in the case of the Revolving Loans, Swingline Loans and the Letters of Credit, the date on which the applicable Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitments, the L/C Commitments, the Swingline Commitment, the Term A Loan Commitments and the Term B Loan Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all Capital Expenditures.

“Consolidated EBITDA” means, for any period for the Consolidated Group, Consolidated Net Income in such period plus, without duplication, (A) in each case solely to the extent decreasing Consolidated Net Income in such period: (a) consolidated interest expense (net of interest income), (b) provision for taxes, to the extent based on income or profits, (c) amortization and depreciation, (d) the amount of all expenses incurred in connection with (x) the closing and initial funding of this Credit Agreement, the New Senior Notes or the Transactions and (y) the Ticketmaster Merger in an amount under this clause (y) not to exceed $85.0 million in the aggregate, (e) the amount of all non-cash deferred compensation expense, (f) the amount of all expenses associated with the early extinguishment of Indebtedness, (g) any losses from sales of Property, other than from sales in the ordinary course of business, (h) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to GAAP, (i) any non-cash expense recorded with respect to stock options or other equity-based compensation, (j) any extraordinary loss in accordance with GAAP, (k) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses in cash shall not exceed $35.0 million in any four quarter period ending on or prior to June 30, 2011 and $10.0 million in any four quarter period ending thereafter, (l) any non-cash loss related to discontinued operations, (m) any other non-cash charges (other than write-offs or write-downs of inventory or accounts receivable) and (n) fees and expenses incurred in connection with the making of acquisitions and other non-ordinary course Investments pursuant to Section 8.02, in an aggregate amount not to exceed $30.0 million in any four quarter period; provided that, in the case of any non-cash charge referred to in this definition of Consolidated EBITDA that relates to accruals or reserves for a future cash disbursement, such future cash disbursement shall be deducted from Consolidated EBITDA in the period when such cash is so disbursed minus (B) in each case solely to the extent increasing Consolidated Net Income in such period: (a) any extraordinary gain in accordance with GAAP, (b) any nonrecurring item of gain or income (including write-ups of assets), other than any write-up of inventory or accounts receivable, (c) any gains from sales of Property, other than from sales in the ordinary course of business, (d) any non-cash gain related to discontinued operations, and (e) the aggregate amount of all other non-cash items increasing Consolidated Net Income during such period; provided that in the case of any non-cash item referred to in clause (B) of this definition of Consolidated EBITDA that relates to a future cash payment to the Parent Borrower or a Subsidiary, such future cash payment shall be added to Consolidated EBITDA in the period when such payment is so received by the Parent Borrower or such Subsidiary.

Subject to the following sentence, Consolidated EBITDA for the fiscal quarters ended September 30, 2009 and December 31, 2009 shall be deemed to be $234.5 million and $88.2 million, respectively. Without duplication of any pro forma adjustments reflected in the amounts set forth in the immediately preceding sentence, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, (a) net cash provided by operating activities for such period as reported on the audited GAAP cash flow statement delivered under Section 7.01(a) minus (b) the sum of, in each case to the extent not otherwise reducing net cash provided by operating activities in such period, without duplication, (i) scheduled principal payments and payments of interest in each case made in cash on Consolidated Total Funded Debt during such period (including for purposes hereof, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), in each case other than in connection with a refinancing thereof, (ii) Consolidated Capital Expenditures made in cash during such period that are not financed with the proceeds of Indebtedness, an issuance of Capital Stock or from a reinvestment of Net Cash Proceeds referred to in Section 2.06(b)(ii), (iii) optional prepayments of Funded Debt during such period (other than prepayments of Loans owing under this Credit Agreement (except prepayments of Revolving Loans, to the extent there is a simultaneous reduction in the Aggregate Revolving Commitments in the amount of such prepayment pursuant to Section 2.07) and other than such optional prepayments made with the proceeds of other Indebtedness), (iv) to the extent not financed with the incurrence or assumption of Indebtedness or proceeds from an issuance of Capital Stock, Subject Dispositions, Specified Dispositions or Involuntary Dispositions, cash sums expended for Investments pursuant to Sections 8.02(c) (to the extent such advances are not repaid to Parent Borrower or a Subsidiary), (i), (j) or (k) (other than with respect to any amount expended on such Investments through the use of the Cumulative Credit) during such period, (v) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Parent Borrower or any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Consolidated Capital Expenditures to be consummated or made during the three months following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Consolidated Capital Expenditures during such three months is less than the Contract Consideration, the amount of such shortfall shall be added to Consolidated Excess Cash Flow for the period following such period and (vi) to the extent such amounts increased net cash provided by operating activities in such period, funds collected by the Parent Borrower or any of its Subsidiaries on behalf of clients of the Parent Borrower or any of its Subsidiaries representing the face amount of tickets sold plus (c) to the extent such amounts decreased net cash provided by operating activities in such period, funds remitted by the Parent Borrower or any of its Subsidiaries to clients of the Parent Borrower or any of its Subsidiaries representing the face amount of tickets sold.

“Consolidated Group” means the Parent Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter, for the period of four (4) consecutive fiscal quarters then ending, the ratio of (i) Consolidated EBITDA of the Consolidated Group to (ii) Consolidated Interest Expense of the Consolidated Group.

“Consolidated Interest Expense” means, for any period, the sum of the total interest expense of the Consolidated Group (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under capital leases determined on a consolidated basis minus to the extent (x) not exceeding $7.5 million in such period and (y) not included in the Parent Borrower’s consolidated revenues in accordance with GAAP, interest income determined on a consolidated basis; provided that the amortization of deferred financing, legal and accounting costs with respect to debt financings shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein; provided further that subject to adjustment for events occurring after the Closing Date pursuant to Section 1.03(b), Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date shall be determined by multiplying (x) Consolidated Interest Expense from and including the Closing Date to and including the last day of such period by (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period; provided further that the interest expense on Indebtedness of a Subsidiary of the Parent Borrower that is non-recourse to the Credit Parties and whose net income is excluded in the calculation of Consolidated Net Income due to the operation of clause (ii) of the definition thereof shall be excluded.

Without duplication of any of the adjustments reflected in the calculations set forth in the second proviso of the immediately preceding sentence, Consolidated Interest Expense shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss), determined on a consolidated basis (after any deduction for minority interests except in the case of any Credit Party) of the Consolidated Group in accordance with GAAP, provided that (i) in determining Consolidated Net Income, the net income of any Unrestricted Subsidiary or any other Person which is not a Subsidiary of the Parent Borrower or is accounted for by the Parent Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to a member of the Consolidated Group during such period, (ii) the net income of any Subsidiary of the Parent Borrower (other than a Domestic Guarantor) that is not distributed to the Parent Borrower or a Domestic Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary and (iii) the cumulative effect of any change in accounting principles shall be excluded. Consolidated Net Income shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Total Assets” means the total assets of the Parent Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower required to have been delivered pursuant to Section 7.01(a) or (b) or, for the period prior to the time any such statements are required to be so delivered pursuant to Section 7.01(a) or (b), as shown on the financial statements referred to in the first sentence of Section 6.05.

“Consolidated Total Funded Debt” means, at any time, the principal amount of all Funded Debt of the Consolidated Group at such time determined on a consolidated basis (it being understood and agreed that outstanding letters of credit shall not constitute Funded Debt unless such letters of credit have been drawn on by the beneficiary thereof and the resulting obligations have not been paid by the Parent Borrower).

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Funded Debt on such day to (ii) Consolidated EBITDA of the Consolidated Group for the period of four (4) consecutive fiscal quarters ending on such day.

“Contract Consideration” has the meaning assigned to such term in the definition of Consolidated Excess Cash Flow.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the applicable Canadian Borrower may elect (in each case subject to availability), provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Engagement Letter, the Administrative Agent Fee Letter, the Issuer Documents, the Joinder Agreements, any Foreign Borrower Agreements, any Foreign Borrower Terminations, any Revolving Lender Joinder Agreement, any Guarantee and any Incremental Term Loan Joinder Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means the Parent Borrower, any Foreign Subsidiary that becomes a Foreign Borrower under Section 1.08 and any Guarantor.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Cumulative Credit” means, with respect to any proposed use of the Cumulative Credit at any time, an amount equal to (a) the amount of the Consolidated Excess Cash Flow for each full fiscal quarter of the Parent Borrower completed after December 31, 2010, to the extent the financial statements required to be delivered for the period ending on the last day of such fiscal quarter pursuant to Section 7.01(a) or (b) have been delivered and, to the extent the end of such fiscal quarter coincides with the end of a fiscal year of the Parent Borrower, all prepayments that may be required pursuant to Section 2.06(b)(iv) with respect to the Consolidated Excess Cash Flow generated in such fiscal year have been made (provided that, to the extent the end of any fiscal quarter of the Parent Borrower does not coincide with the end of a fiscal year of the Parent Borrower, 25% of the Consolidated Excess Cash Flow generated in such fiscal quarter shall not be counted toward calculating the amount referred to in this clause (a) until the financial statements for the fiscal year in which fiscal quarter falls have been delivered pursuant to Section 7.01(a) and all prepayments that may be required pursuant to Section 2.06(b)(iv) with respect to the Consolidated Excess Cash Flow generated in such fiscal year have been made), plus (b) without duplication of any amounts referred to in clause (c), the aggregate amount of Net Cash Proceeds of any issuance of Qualified Capital Stock of the Parent Borrower (but not including any issuance or purchase referred to in Sections 8.02(c), 8.02(r) or 8.06(h)) after the Closing Date and at or prior to such time plus (c) to the extent not otherwise reflected in Consolidated Excess Cash Flow, the amount of cash returns on any Investment made pursuant to Section 8.02(k) (other than any Investment subsequently deemed to be made pursuant to Section 8.02(e)) in a Person other than the Parent Borrower or a Subsidiary (to the extent such Investment was made through the use of the Cumulative Credit) resulting from interest payments, dividends, repayments of loans or advances or profits from Dispositions of Property, in each case to the extent actually received by a Domestic Credit Party at or prior to such time (provided that any such cash returns in respect of amounts described in clause (c) above shall only increase the Cumulative Credit for purposes of determining the amount of the Cumulative Credit available for making Investments pursuant to Section 8.02(k)) plus (d) $50.0 million minus (e) the aggregate amount of Investments and Restricted Payments made since the Closing Date pursuant to Sections 8.02(k) (excluding Investments subsequently deemed to have been made pursuant to Section 8.02(e)) and 8.06(f), respectively, through utilization of the Cumulative Credit (excluding such proposed use of the Cumulative Credit, but including any other simultaneous proposed use of the Cumulative Credit) (provided that Investments of amounts described in clause (c) above shall only decrease the Cumulative Credit for purposes of determining the amount of the Cumulative Credit available for making Investments pursuant to Section 8.02(k)) minus (f) the ECF Application Amount for each fiscal year of the Parent Borrower, to the extent the financial statements for such fiscal year have been delivered pursuant to Section 7.01(a) less any voluntary prepayments of the Term Loans made during such fiscal year (other than such voluntary prepayments made with the proceeds of Indebtedness).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Parent Borrower or the Applicable Agent that it does not intend to comply with any of its funding obligations under this Credit Agreement, (c) has failed, within three (3) Business Days after request by the Applicable Agent or any applicable L/C Issuer, to confirm that it will comply with the terms of this Credit Agreement relating to its participation obligations in respect of all then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Applicable Agent, any applicable L/C Issuer or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) in the case of a Lender with a Commitment, Swingline Exposure or L/C Obligations, is insolvent or has become the subject of a bankruptcy or insolvency proceeding or (f) has any Affiliate that has Control of such Lender that is insolvent or that has become the subject of a bankruptcy or insolvency proceeding; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.

“Designated Assets” means the assets listed on Schedule 8.05.

“Designated Investments” means the Investments listed on Schedule 8.02(x).

“Designated Revolving Obligations” means all obligations of the Borrowers with respect to (a) principal and interest under the Revolving Loans and Swingline Loans, (b) amounts payable in respect of B/As at maturity thereof, (c) L/C Borrowings and interest thereon and (d) accrued and unpaid fees thereon.

“Designated Sale and Leaseback Assets” means the assets listed in Schedule 1.01A.

“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest C$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A, or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Lender which is a Schedule II Lender or a Schedule III Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule II Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but excluding the making of any Investment pursuant to Section 8.02).

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Capital Stock other than Disqualified Capital Stock) prior to the date that is the first anniversary of the Final Maturity Date or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, in each case prior to the date that is the first anniversary of the Final Maturity Date (other than upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of the Commitments).

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Applicable Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar Facility L/C Obligations” means, at any date of determination, the Dollar Facility Percentage multiplied by the sum of (x) the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit at such date plus (y) the aggregate Dollar Equivalent amount of all L/C Borrowings at such date. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Dollar Facility Percentage” means, at any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the Aggregate Dollar Revolving Committed Amount at such time and the denominator of which is the L/C Committed Amount at such time.

“Dollar L/C Issuer” means JPMCB and Deutsche Bank AG, New York Branch, each in its capacity as issuer of Letters of Credit hereunder and any issuer of an Existing Letter of Credit that is a Dollar Revolving Lender, together with their respective successors in such capacity and any Dollar Revolving Lender approved by the Administrative Agent and the Parent Borrower; provided that no Lender shall be obligated to become an L/C Issuer hereunder. References herein and in the other Credit Documents to the Dollar L/C Issuer shall be deemed to refer to the Dollar L/C Issuer in respect of the applicable Letter of Credit or to all Dollar L/C Issuers, as the context requires.

“Dollar Revolving Commitment” means, for each Dollar Revolving Lender, the commitment of such Lender to make Dollar Revolving Loans (and to share in Dollar Revolving Obligations) hereunder.

“Dollar Revolving Commitment Percentage” means, for each Dollar Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Dollar Revolving Lender’s Dollar Revolving Committed Amount and the denominator of which is the Aggregate Dollar Revolving Committed Amount. The initial Dollar Revolving Commitment Percentages are set forth in Schedule 2.01.

“Dollar Revolving Committed Amount” means, for each Dollar Revolving Lender, the amount of such Lender’s Dollar Revolving Commitment. The initial Dollar Revolving Committed Amounts are set forth in Schedule 2.01.

“Dollar Revolving Facility” means the Aggregate Dollar Revolving Commitments and the provisions herein related to the Dollar Revolving Loans, the Swingline Loans and the Letters of Credit.

“Dollar Revolving Lenders” means those Lenders with Dollar Revolving Commitments, together with their successors and permitted assigns. The initial Dollar Revolving Lenders are identified on the signature pages hereto and are set forth in Schedule 2.01.

“Dollar Revolving Loan” has the meaning provided in Section 2.01(a)(i).

“Dollar Revolving Notes” means the promissory notes, if any, given to evidence the Dollar Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Dollar Revolving Note is attached as Exhibit 2.13-1.

“Dollar Revolving Obligations” means the Dollar Revolving Loans, the Dollar Facility L/C Obligations and the Swingline Loans.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Guaranteed Obligations” has the meaning provided in Section 4.01(a).

“Domestic Guarantor” means any Guarantor that is a Domestic Subsidiary.

“Domestic Obligations” means the Obligations of the Domestic Credit Parties.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Application Amount” means, with respect to any fiscal year of the Parent Borrower, the product of the ECF Percentage applicable to such fiscal year times the Consolidated Excess Cash Flow for such fiscal year.

“ECF Percentage” means, with respect to any fiscal year of the Parent Borrower (x) ending on December 31, 2010, zero percent (0%) and (y) ending after December 31, 2010, if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is (i) greater than or equal to 3.50:1.00, fifty percent (50%), (ii) greater than or equal to 3.00:1.00 but less than 3.50:1.00, twenty five percent (25%) and (iii) less than 3.00:1.00, zero percent (0%).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the party or parties whose approval is required under Section 11.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means the Engagement Letter dated as of April 21, 2010 among the Parent Borrower, JPMCB, the Lead Arrangers and the other parties thereto.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Credit Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or

(e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability pursuant to Section 4201 of ERISA or notification that a Multiemployer Plan is in reorganization pursuant to Section 4214 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, for any Interest Period, the rate per annum determined by the London Agent to be the arithmetic mean of the offered rates for deposits in the relevant Approved Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m. (London time) on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Borrowing of Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the London Agent is offered deposits in the relevant Approved Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market); provided, further, that for purposes of the Term B Loans only, the Eurodollar Rate for the applicable Interest Period determined in accordance with the foregoing would be less than 1.50% per annum, then the Eurodollar Rate for such day shall be 1.50% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Acquisition” means any purchase or other acquisition, in one transaction or a series of related transactions, of assets, properties and/or Capital Stock with an aggregate fair market value not exceeding $5,000,000 (or the Dollar Equivalent thereof).

“Excluded Property” means (a) vehicles, (b) fee interests in real property, (c) leasehold real property, (d) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby, (e) assets if the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate any applicable Law, (f) any right, title or interest in any license, contract or agreement to the extent, but only to the extent that a grant of a security interest therein to secure the Obligations would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity), (g)(A) any Capital Stock listed on Schedule 1.01E and (B) any Capital Stock acquired after the Closing Date (other than Capital Stock in a Subsidiary issued or acquired after such Person became a Subsidiary) in accordance with this Credit Agreement if, and to the extent that, and for so long as, in the case of this clause (B), (i) such Capital Stock constitutes less than 100% of all applicable Capital Stock of such person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Parent Borrower, (ii) doing so would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with a joint venture agreement), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Subsidiary, (h) any Property purchased with the proceeds of purchase money Indebtedness or that is subject to a capital lease, in each case, existing or incurred pursuant to Sections 8.03(b) or (c) if the contract or other agreement in which the Indebtedness and/or Liens related thereto is granted (or the documentation providing for such capital lease obligation) prohibits or requires the consent of any Person other than a member of the Consolidated Group as a condition to the creation of any other security interest on such Property, (i) the HOBE Excluded Assets, (j) Permitted Deposits, (k) inventory consisting of beer, wine or liquor, (l) any Capital Stock of Unrestricted Subsidiaries and (m) deposit and securities accounts of Foreign Subsidiaries subject Liens granted pursuant to Section 8.01(z).

“Excluded Sale and Leaseback Transaction” means any Sale and Leaseback Transaction with respect to Property owned by the Parent Borrower or any Subsidiary to the extent such Property is acquired after the Closing Date, so long as such Sale and Leaseback Transaction is consummated within 180 days of the acquisition of such Property.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Unrestricted Subsidiary, (c) each Subsidiary of the Parent Borrower designated as such on Schedule 6.14 hereto, (d) each Foreign Subsidiary that is not a Wholly Owned Subsidiary, (e) each Subsidiary designated as an “Excluded Subsidiary” by a written notice to the Administrative Agent; provided that such designation under this clause (e) shall constitute an Investment pursuant to Section 8.02 and (f) unless otherwise agreed by Parent Borrower and the Administrative Agent, any Subsidiary of any of the foregoing Subsidiaries; provided further that a Foreign Borrower shall in no event be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by any jurisdiction (or any political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable Lending Office in such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Credit Documents), (b) any Taxes in the nature of branch profits tax within the meaning of Section 884(a) of the Internal Revenue Code imposed by any jurisdiction described in clause (a), (c) in the case of a recipient other than an assignee pursuant to a request by the Parent Borrower under Section 11.13, any U.S.

federal withholding Tax that is imposed on amounts payable to such recipient pursuant to Laws in effect at the time such recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Parent Borrower with respect to such withholding Tax pursuant to Section 3.01(a), and (d) any withholding Tax that is attributable to a recipient’s failure to comply with Section 3.01(e).

“Existing Convertible Notes” means the Parent Borrower’s 2.875% convertible senior notes due 2027 in an aggregate principal amount of $220.0 million.

“Existing Convertible Notes Indenture” means the indenture, dated July 16, 2007, governing the Existing Convertible Notes.

“Existing Credit Facilities” means the Existing Live Nation Credit Facility and the Existing Ticketmaster Credit Facility.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01B.

“Existing Live Nation Credit Facility” means the Amended and Restated Credit Agreement of Live Nation, Inc. dated as of July 17, 2008.

“Existing Preferred Stock” means (i) the Series A redeemable preferred stock with an aggregate liquidation preference of US$20,000,000 issued by Live Nation Holdco #2, Inc. and (ii) the Series B redeemable preferred stock issued by Live Nation Holdco #2, Inc. with an aggregate liquidation preference of US$20,000,000.

“Existing Senior Notes” means $287.0 million aggregate outstanding principal amount of 10.75% Senior Notes due 2016 of the Parent Borrower (as successor to Ticketmaster).

“Existing Ticketmaster Credit Facility” means the Credit Agreement of Ticketmaster dated as of July 25, 2008.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” means, at any time, the latest of the Revolving Termination Date, the Term A Loan Termination Date, the Term B Loan Termination Date and any final maturity date applicable to any outstanding Incremental Term Loans at such time.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Foreign Borrower Agreement” means a Foreign Borrower Agreement substantially in the form of Exhibit 1.01A hereto.

“Foreign Borrower Termination” means a Foreign Borrower Termination substantially in the form of Exhibit 1.01B hereto.

“Foreign Borrowers” means each Subsidiary of the Parent Borrower that becomes a Foreign Borrower pursuant to Section 1.08, in each case together with its successors and, in each case, that has not ceased to be a Foreign Borrower as provided in Section 1.08.

“Foreign Collateral Document” means each pledge, security or guarantee agreement or trust deed among the Collateral Agent and one or more Foreign Credit Parties that is reasonably acceptable to the Collateral Agent.

“Foreign Credit Party” means any Credit Party other than a Domestic Credit Party.

“Foreign Guarantee Agreement” has the meaning specified in Section 5.03(c).

“Foreign Guaranteed Obligations” has the meaning specified in Section 5.03(c).

“Foreign Guarantor” means any Guarantor that is a Foreign Subsidiary.

“Foreign Lender” means any Lender or L/C Issuer that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Obligations” means the Obligations of the Foreign Borrowers and the Foreign Guarantors.

“Foreign Subsidiary” means (i) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof, or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in the foregoing clause (i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Loan Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments;

(d) the Attributable Principal Amount of capital leases;

(e) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital Stock);

(f) Support Obligations in respect of Funded Debt of another Person; and

(g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof;

; provided, however, that the indebtedness of a Subsidiary of the Parent Borrower that is non-recourse to the Credit Parties and whose net income is excluded in the calculation of Consolidated Net Income due to the operation of clause (ii) of the definition thereof shall be excluded.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum face amount in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f). Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Application therefor, whether or not such maximum face amount is in effect at such time.

“GAAP” has the meaning provided in Section 1.03(a).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(h).

“Guaranteed Obligations” shall mean the Domestic Guaranteed Obligations and the Foreign Guaranteed Obligations.

“Guarantors” means (a) as of the Closing Date, each Subsidiary of the Parent Borrower listed on Schedule 1.01C and (b) each other Person that becomes a Guarantor pursuant to the terms hereof, in each case together with its successors.

“Hazardous Materials” means all materials, substances or wastes characterized, classified or regulated as hazardous, toxic, pollutant, contaminant or radioactive under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Bank” has the meaning provided in the definition of “Borrower Obligations.”

“HOBE Excluded Assets” means the assets listed on Schedule 1.01D hereto.

“Holdco #2 Merger” means the merger of a wholly owned subsidiary of Live Nation Worldwide, Inc. with and into Live Nation Holdco #2, Inc.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Parent Borrower designated as such in writing by the Parent Borrower that had assets representing 1.0% or less of the Parent Borrower’s Consolidated Total Assets on, and generated less than 1.0% of the Parent Borrower’s and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) or, if such date of determination is prior to the first delivery date under such Sections, on (or, in the case of revenues, for the four quarters ending on) the last day of the period of the most recent financial statements referred to in the first sentence of Section 6.05; provided that if all Domestic Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate Total Assets that would represent 5.0% or more of the Parent Borrower’s Consolidated Total Assets on such last day or generated 5.0% or more of the Parent Borrower’s and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Domestic Subsidiaries of the Parent Borrower as are necessary shall become Material Subsidiaries so that Domestic

Subsidiaries that are “Immaterial Subsidiaries” have in the aggregate Total Assets that represent less than 5.0% of the Parent Borrower’s Consolidated Total Assets and less than 5.0% of the Parent Borrower’s and its Subsidiaries’ total revenues as of such last day or for such four quarters, as the case may be (it being understood that any such determination with respect to revenues and assets shall be made on a Pro Forma Basis).

“Incremental Loan Facilities” has the meaning provided in Section 2.01(f).

“Incremental Revolving Commitments” has the meaning provided in Section 2.01(f).

“Incremental Term Loan” has the meaning provided in Section 2.01(f).

“Incremental Term Loan Joinder Agreement” means a lender joinder agreement, in a form reasonably satisfactory to the Administrative Agent, the Parent Borrower and each Lender extending Incremental Term Loans, executed and delivered in accordance with the provisions of Section 2.01(h).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) net obligations under Swap Contracts;

(c) Support Obligations in respect of Indebtedness of another Person; and

(d) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning provided in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on the Term A Loans or Term B Loans, as applicable, and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Parent Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on the Term A Loans or Term B Loans, as applicable, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week or one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Parent Borrower in its Loan Notice or such other period that is twelve months or less requested by the Parent Borrower and consented to by all the directly affected Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month (or, in the case of one week Interest Periods, another calendar week), in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period with respect to the Term A Loans or Term B Loans shall extend beyond any principal amortization payment date for such Loans, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in the Capital Stock, Indebtedness or other equity or debt interest of another Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, loss of use, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.20.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by a Borrower and an L/C Issuer (or in favor of an L/C Issuer) relating to such Letter of Credit.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12, executed and delivered in accordance with the provisions of Section 7.12.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPME” means J.P. Morgan Europe Limited.

“JPMorgan” means J.P. Morgan Securities Inc.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed.

“L/C Commitment” means, with respect to the Dollar L/C Issuer or the Multicurrency L/C Issuer, the commitment of the Dollar L/C Issuer or the Multicurrency L/C Issuer to issue and to honor payment obligations under Letters of Credit and, with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in L/C Obligations up to the Dollar Equivalent of such Lender’s Limited Currency Revolving Commitment Percentage thereof, in each case to the extent provided in Section 2.03(c).

“L/C Commitment Percentage” means, as to each L/C Revolving Lender at any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the sum of such L/C Revolving Lender’s Limited Currency Revolving Committed Amount and such L/C Revolving Lender’s Dollar Revolving Committed Amount at such time and the denominator of which is the L/C Committed Amount at such time.

“L/C Committed Amount” means, at any time, the sum of the Aggregate Limited Currency Committed Amount plus the Aggregate Dollar Revolving Committed Amount at such time and as to any L/C Revolving Lender, its L/C Commitment Percentage of the L/C Committed Amount; provided that for the avoidance of doubt, the L/C Sublimit shall govern the maximum amount of L/C Obligations that may be outstanding pursuant to Section 2.01(b)

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means a Dollar L/C Issuer or a Multicurrency L/C Issuer, and “L/C Issuers” means, collectively, each Dollar L/C Issuer and Multicurrency L/C Issuer.

“L/C Obligation” means a Dollar Facility L/C Obligation or a Limited Currency Facility L/C Obligation, as the context may require, and “L/C Obligations” means Dollar Facility L/C Obligations and Limited Currency Facility L/C Obligations, collectively.

“L/C Revolving Lender” means a Dollar Revolving Lender or a Limited Currency Revolving Lender, and the “L/C Revolving Lenders” refers to the Dollar Revolving Lenders and the Limited Currency Revolving Lenders, collectively.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lead Arrangers” means JPMorgan, Goldman Sachs Lending Partners LLC and Deutsche Bank Securities Inc.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with its successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time provide notice of to the Parent Borrower and the Administrative Agent.

“Letter of Credit” means an Existing Letter of Credit or any letter of credit issued pursuant to this Credit Agreement.

“Letter of Credit Cap” means the amount set forth opposite each L/C Issuer on Schedule 1.01F; provided that such Schedule may be revised from time to time by the Parent Borrower, the Administrative Agent and such L/C Issuer to change such L/C Issuer’s Letter of Credit Cap or by the Parent Borrower, the Administrative Agent and any new L/C Issuer to establish a Letter of Credit Cap for such new L/C Issuer.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Currency Facility L/C Obligations” means, at any date of determination, the Limited Currency Facility Percentage multiplied by the sum of (x) the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit at such date plus (y) the aggregate Dollar Equivalent of all L/C Borrowings at such date. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Limited Currency Facility Percentage” means, at any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the Aggregate Limited Currency Revolving Committed Amount at such time and the denominator of which is the L/C Committed Amount at such time.

“Limited Currency Revolving Commitment” means, for each Lender, the commitment of such Lender to make Limited Currency Revolving Loans (and to share in Limited Currency Revolving Obligations) hereunder.

“Limited Currency Revolving Commitment Percentage” means, for each Limited Currency Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Limited Currency Revolving Lender’s Limited Currency Revolving Committed Amount and the denominator of which is the Aggregate Limited Currency Revolving Committed Amount. The initial Limited Currency Revolving Commitment Percentages are set forth in Schedule 2.01.

“Limited Currency Revolving Committed Amount” means, for each Limited Currency Revolving Lender, the amount of such Lender’s Limited Currency Revolving Commitment. The initial Limited Currency Revolving Committed Amounts are set forth in Schedule 2.01.

“Limited Currency Revolving Facility” means the Aggregate Limited Currency Revolving Commitments and the provisions herein related to the Limited Currency Revolving Loans and Letters of Credit.

“Limited Currency Revolving Lenders” means those Lenders with Limited Currency Revolving Commitments, together with their successors and permitted assigns. The initial Limited Currency Revolving Lenders are identified in Schedule 2.01.

“Limited Currency Revolving Loan” has the meaning provided in Section 2.01(a)(ii).

“Limited Currency Revolving Notes” means the promissory notes, if any, given to evidence the Limited Currency Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Limited Currency Revolving Note is attached as Exhibit 2.13-2.

“Limited Currency Revolving Obligations” means the Limited Currency Revolving Loans and the Limited Currency Facility L/C Obligations.

“Live Nation Merger Agreement” means the Agreement and Plan of Merger, dated as of February 10, 2009, among Ticketmaster, the Parent Borrower and Live Nation Merger Sub.

“Live Nation Merger Sub” means an indirect wholly-owned Subsidiary of the Parent Borrower formed in connection with the Ticketmaster Merger.

“Loan” means any Revolving Loan, Swingline Loan, Term A Loan, Term B Loan or Incremental Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, which shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Obligations, Term A Loans, Term B Loans and Incremental Term Loans.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars or a B/A, Toronto time and (c) with respect to a Loan or Borrowing denominated in any other Approved Currency, London time.

“London Agent” means JPME, in its capacity as London agent for the Lenders hereunder, or any successor London agent.

“Major Disposition” means any Subject Disposition (or any series of related Subject Dispositions) or any Involuntary Disposition (or any series of related Involuntary Dispositions), in each case resulting in the receipt by one or more members of the Consolidated Group of Net Cash Proceeds in excess of $50.0 million.

“Mandatory Cost Rate” has the meaning provided in Schedule 3.08.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any material Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any material Credit Document to which it is a party.

“Material Subsidiary” means each Subsidiary of the Parent Borrower other than an Excluded Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multicurrency L/C Issuer” means JPMCB and Deutsche Bank AG, New York Branch, each in its capacity as issuer of Letters of Credit hereunder, together with their respective successors in such capacity and any Limited Currency Revolving Lender approved by the Administrative Agent and the Parent Borrower and any issuer of any Existing Letter of Credit that is also a Limited Currency Revolving Lender; provided that no other Lender shall be obligated to become an L/C Issuer hereunder. References herein and in the other Credit Documents to the Multicurrency L/C Issuer shall be deemed to refer to the Multicurrency L/C Issuer in respect of the applicable Letter of Credit or to all Multicurrency L/C Issuers, as the context requires. For the avoidance of doubt, until such time as each of Bank of America, N.A., the Administrative Agent and the Parent Borrower otherwise elect, Bank of America, N.A. shall serve as a Multicurrency L/C Issuer solely with respect to the Existing Letters of Credit issued by it (and no amendments, extensions or increases thereof unless consented to by Bank of America, N.A.).

“Multicurrency Revolving Commitment” means, for each Lender, the commitment of such Lender to make Multicurrency Revolving Loans hereunder and to accept or arrange for the purchase of B/As pursuant to Section 2.15.

“Multicurrency Revolving Commitment Percentage” means, for each Multicurrency Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Multicurrency Revolving Lender’s Multicurrency Revolving Committed Amount and the denominator of which is the Aggregate Multicurrency Revolving Committed Amount. The initial Multicurrency Revolving Commitment Percentages are set forth in Schedule 2.01.

“Multicurrency Revolving Committed Amount” means, for each Multicurrency Revolving Lender, the amount of such Lender’s Multicurrency Revolving Commitment. The initial Multicurrency Revolving Committed Amounts are set forth in Schedule 2.01.

“Multicurrency Revolving Facility” means the Aggregate Multicurrency Revolving Commitments and the provisions herein related to the Multicurrency Revolving Loans, Multicurrency Facility Letters of Credit and B/As.

“Multicurrency Revolving Lenders” means those Lenders with Multicurrency Revolving Commitments, together with their successors and permitted assigns. The initial Multicurrency Revolving Lenders are identified in Schedule 2.01.

“Multicurrency Revolving Loan” has the meaning provided in Section 2.01(a)(iii).

“Multicurrency Revolving Notes” means the promissory notes, if any, given to evidence the Multicurrency Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Multicurrency Revolving Note is attached as Exhibit 2.13-3.

“Multicurrency Revolving Obligations” means the Multicurrency Revolving Loans and the B/A Obligations.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Subject Disposition, Involuntary Disposition or incurrence of Indebtedness or issuance of Capital Stock, net of (a) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, underwriting discounts, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than a Lien granted pursuant to a Credit Document) on such asset, other customary expenses and brokerage, consultant and other customary fees and expenses, in each case, actually incurred in connection therewith and directly attributable thereto, (b) Taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Parent Borrower and after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) solely with respect to a Subject Disposition, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (b) above) (i) related to any of the Property Disposed of in such Subject Disposition and (ii) retained by the Parent Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds from and after the date of such reduction). For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by any member of the Consolidated Group in any Subject Disposition or Involuntary Disposition.

“New Senior Notes” means the Parent Borrower’s 8.125% Senior Notes due 2018 in an aggregate principal amount of $250.0 million to be issued on or prior to the Closing Date.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Bank Certificate” has the meaning provided in Section 3.01(e).

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Notes” means the Revolving Notes, the Swingline Note, the Term A Notes and the Term B Notes.

“Obligations” means the Borrower Obligations and the Guaranteed Obligations.

“OID” has the meaning provided in Section 2.01(h).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swingline Loans occurring on such date; (c) with respect to any B/A Obligations on any date, the Dollar Equivalent amount of the aggregate face amount of the B/As accepted hereunder and outstanding at such time after giving effect to any B/A Drawings occurring as such date and any other changes in such amount on such date, including as a result of any reimbursements by a Canadian Borrower of any B/As; (d) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts; and (e) with respect to the Term A Loans or Term B Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term A Loans or Term B Loans on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns pursuant to Section 8.04.

“Participant” has the meaning provided in Section 11.06(d).

“Participant Register” has the meaning provided in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means that certain perfection certificate dated the date hereof, executed and delivered by the Parent Borrower in favor of the Collateral Agent for the benefit of the holders of the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any Acquisition; provided that (i) no Default or Event of Default shall have occurred and be continuing or exist immediately after giving effect to such Acquisition, (ii) after giving effect on a Pro Forma Basis to the Investment to be made, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 (and if such Acquisition involves consideration greater than $50.0 million, then the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (ii)) and (iii) if such Acquisition involves consideration in excess of $50.0 million (or if the total of all consideration for all Acquisitions since the Closing Date exceeds $100.0 million), all assets acquired in such Acquisition shall be held by a Domestic Credit Party and all Persons acquired in such Acquisition shall become Domestic Guarantors; provided further that the Parent Borrower may elect to allocate consideration expended in such Acquisition for Property to be held by members of the Consolidated Group that are not Domestic Credit Parties or Acquisitions of Subsidiaries that are not Domestic Guarantors to Investments made pursuant to Sections 8.02(f), (k) or, to the extent the consideration comes from a Foreign Subsidiary, Section 8.02(g), so long as capacity to make such Investments pursuant to the applicable Section is available at the time of such allocation (and any consideration so allocated shall reduce capacity for Investments pursuant to such Sections to the extent that capacity for such Investments are limited by such Sections), and to the extent such consideration is in fact so allocated to one of such Sections in accordance with the foregoing requirements, such consideration shall not count toward the $50.0 million and $100.0 million limitations set forth in this clause (iii). Notwithstanding any provision herein to the contrary, clauses (ii) and (iii) shall not apply to Excluded Acquisitions.

“Permitted Business” means the businesses of the Parent Borrower and its Subsidiaries conducted on the Closing Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension thereof.

“Permitted Deposits” means, with respect to the Parent Borrower or any of its Subsidiaries, cash or cash equivalents (and all accounts and other depositary arrangements with respect thereto) securing customary obligations of such Person that are incurred in the ordinary course of business in connection with promoting or producing live entertainment events.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Prepayment Account” has the meaning provided in Section 2.06(c)(iii).

“Pro Forma Basis” means, with respect to any Subject Disposition, Specified Disposition, Acquisition, Incremental Loan Facilities, the Transactions or the Ticketmaster Merger, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants and conditions and the requirements of the definition of “Immaterial Subsidiary” hereunder, that such Subject Disposition, Specified Disposition, Acquisition, Incremental Loan Facilities, the Transactions or the Ticketmaster Merger shall be deemed to have occurred as of the first day of the applicable period of four (4) consecutive fiscal quarters, after giving effect to any Pro Forma Cost Savings. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Subject Disposition or Specified Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Subject Disposition or Specified Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Subject Disposition or Specified Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments, without duplication, that (i) were directly attributable to an Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Laws, as amended and in effect and applied as of the date hereof, (ii) were actually implemented by the business that was the subject of any such Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger or actually implemented by the Parent Borrower and its Subsidiaries in connection with such Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger, in each case, within 12 months after the date of the Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to (A) the business that is the subject of or (B) the business of the Parent Borrower and its Subsidiaries arising from any such Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger and that the Parent Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the Acquisition, Subject Disposition, Specified Disposition or the Ticketmaster Merger and, in each case, are described, as provided below, in a certificate from a Responsible Officer of the Parent Borrower, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate from a Responsible Officer of the Parent Borrower delivered to the Administrative Agent that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable; provided that such net costs and related adjustments (other than those related to the Ticketmaster Merger) referred to in clauses (ii) and (iii) shall not exceed $20.0 million in any period for which Consolidated EBITDA is calculated plus, in the case of any net costs and related adjustments in connection with the Ticketmaster Merger only, an additional $57.0 million.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of outstanding Term A Loans, Term B

Loans, Dollar Revolving Commitments, Limited Currency Revolving Commitments or Multicurrency Revolving Commitments, as applicable, of such Lender at such time and the denominator of which is the aggregate amount of Term A Loans, Term B Loans, Dollar Revolving Commitments, Limited Currency Revolving Commitments or Multicurrency Revolving Commitments, as applicable, at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each applicable Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning provided in Section 7.02.

“Qualified Capital Stock” means any Capital Stock of the Parent Borrower other than Disqualified Capital Stock.

“Register” has the meaning provided in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning provided in the Securities Laws and shall be independent of the Parent Borrower as prescribed by the Securities Laws.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period to the PBGC has been waived by regulation.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or B/A Drawing, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Dollar Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Dollar Revolving Commitments or, if the Dollar Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Dollar Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans).

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of (i) the Term Loan Commitments (or, from and after the initial borrowings hereunder, the Term Loans) and (ii) the Aggregate Revolving Commitments (or, if the Revolving Commitments shall have expired or been terminated, the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans)).

“Required L/C Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of the Aggregate Dollar Revolving Commitments and the Aggregate Limited Currency Revolving Commitments at such date or, if the Dollar Revolving Commitments and the Limited Currency Revolving Commitments if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of sum of the Dollar Revolving Obligations and Limited Currency Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans).

“Required Limited Currency Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Limited Currency Revolving Commitments or, if the Limited

Currency Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Limited Currency Revolving Loans and B/A Drawings.

“Required Multicurrency Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Multicurrency Revolving Commitments or, if the Multicurrency Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Multicurrency Revolving Loans and B/A Drawings.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans).

“Required Term A Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Term A Loan Commitments (or, from and after the initial borrowings hereunder, the Term A Loans).

“Required Term B Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Term B Loan Commitments (or, from and after the initial borrowings hereunder, the Term B Loans).

“Responsible Officer” means, as to any Credit Party, the chief executive officer, chief operating officer, the president, any executive vice president, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, any vice president, any senior vice president, the secretary or the general counsel of such Credit Party, any manager of such Credit Party (if such Credit Party is a limited liability company) or the general partner of such Credit Party (if such Credit Party is a limited partnership). Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or (iii) any payment or prepayment of principal on or redemption, repurchase or acquisition for value of, any Subordinated Debt of any member of the Consolidated Group or any Indebtedness of any member of the Consolidated Group incurred pursuant to (a) the Azoff Promissory Note, (b) the Senior Notes or the Convertible Notes, (c) Section 8.03(f) or (d) to the extent representing a refinancing of any Indebtedness described in the foregoing clause (b) or (c), Section 8.03(l) except, in each case, any scheduled payment of principal; provided that to the extent that any holder of Existing Convertible Notes shall require on July 15, 2014, July 15, 2017 or July 15, 2022 that the Parent Borrower repurchase any of such holder’s Existing Convertible Notes pursuant to the Existing Convertible Notes Indenture at 100% of principal thereof plus accrued interest (a “Required Convertible Repurchase”), such Required Convertible Repurchase shall not be deemed a Restricted Payment.

“Revaluation Date” means, with respect to (x) any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Applicable Agent or the L/C Issuer shall determine or the Required Lenders shall require (y) any B/A Drawing, each of the following: (i) each date of a B/A Drawing, (ii) each date of an amendment of any such B/A having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by a Canadian Borrower under any B/A, and (iv) such additional dates as the Applicable Agent or the Required Multicurrency Revolving Lenders shall require and (z) any Revolving Loan, each of the following: (i) each date of Borrowing of a Revolving Loan denominated in an Alternative Currency, (ii)

each date of any payment by any Revolving Lender under any Revolving Loan denominated in an Alternative Currency and (iii) such additional dates as the Applicable Agent or the Required Revolving Lenders shall require.

“Revolving CAM Exchange” means the exchange of the Revolving Lenders’ interests in the Designated Revolving Obligations provided for in Section 2.14.

“Revolving CAM Exchange Date” means the first date after the Closing Date on which there shall occur (a) any event described in Section 9.01(f) or (h) with respect to the Parent Borrower or (b) an acceleration of Revolving Loans or termination of the Revolving Commitments pursuant to Section 9.02.

“Revolving CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the Revolving Commitments of such Revolving Lender immediately prior to the Revolving CAM Exchange Date and any termination of Revolving Commitments and (b) the denominator shall be the Aggregate Revolving Commitments of all Revolving Lenders immediately prior to the Revolving CAM Exchange Date and any termination of Revolving Commitments.

“Revolving Commitment” means, as to each Lender, the sum of such Lender’s Dollar Revolving Commitment, Limited Currency Revolving Commitment and Multicurrency Revolving Commitment and “Revolving Commitments” means, collectively, the Dollar Revolving Commitments, Limited Currency Revolving Commitments and Multicurrency Revolving Commitments of all Revolving Lenders.

“Revolving Committed Amount” means, as to each Lender, the sum of such Lender’s Dollar Revolving Committed Amount, Limited Currency Revolving Committed Amount and Multicurrency Revolving Committed Amount.

“Revolving Facility” means the Dollar Revolving Facility, the Limited Currency Revolving Facility or the Multicurrency Revolving Facility and “Revolving Facilities” means, collectively, the Dollar Revolving Facility, the Limited Currency Revolving Facility and the Multicurrency Revolving Facility.

“Revolving Lender” means a Dollar Revolving Lender, a Limited Currency Revolving Lender or a Multicurrency Revolving Lender and “Revolving Lenders” means the collective reference to the Dollar Revolving Lenders, the Limited Currency Revolving Lenders and the Multicurrency Revolving Lenders.

“Revolving Lender Joinder Agreement” means a joinder agreement, in a form to be agreed among the Administrative Agent, the Parent Borrower and each Lender with an Incremental Revolving Commitment, executed and delivered in accordance with the provisions of Section 2.01(f).

“Revolving Loan” means a Dollar Revolving Loan, a Limited Currency Revolving Loan or a Multicurrency Revolving Loan and “Revolving Loans” means, collectively, Dollar Revolving Loans, Limited Currency Revolving Loans and Multicurrency Revolving Loans.

“Revolving Notes” means the collective reference to the Dollar Revolving Notes, the Limited Currency Revolving Notes and the Multicurrency Revolving Notes.

“Revolving Obligations” means the collective reference to the Dollar Revolving Obligations, the Limited Currency Revolving Obligations and the Multicurrency Revolving Obligations.

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Domestic Credit Party) whereby the Parent Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Applicable Agent or the applicable L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Indebtedness” means Indebtedness of the Parent Borrower or any of its Subsidiaries that is not expressly subordinated in right of payment to any other Indebtedness of Parent Borrower or any of its Subsidiaries.

“Senior Notes” means the Existing Senior Notes and the New Senior Notes, collectively.

“Senior Secured Debt” means, at any time, Consolidated Total Funded Debt that constitutes Senior Indebtedness secured by a Lien on any Collateral.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Senior Secured Debt on such day to (ii) Consolidated EBITDA of the Consolidated Group for the period of four (4) consecutive fiscal quarters ending on such day.

“Significant Subsidiary” means (1) any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Laws, as such Regulation is in effect on the Closing Date (with the references to 10% in such Rule being deemed to be 5.0% for the purposes of this definition), and (2) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(f) or (h) has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the Fair Value and Present Fair Saleable Value of the aggregate assets of such Person exceeds the value of its Liabilities; (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; (c) such Person will be able to pay its Liabilities as they mature or become absolute; and (d) the Fair Value and Present Fair Saleable Value of the aggregate assets of such Person exceeds the value of its Liabilities by an amount that is not less than the capital of such Subject Entity (as determined pursuant to Section 154 of the Delaware General Corporate Law). The term “Solvency” shall have an equivalent meaning. For the purposes of this definition, “Fair Value” means the aggregate amount at which the assets of the applicable entity (including goodwill) would change hands between a willing buyer and a willing seller, within a commercially reasonable amount of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act and with equity to both; “Present Fair Saleable Value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale or taxes) that could be expected to be realized if the aggregate assets of the applicable entity are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises; and “Liabilities” means all debts and other liabilities of the applicable entity, whether secured, unsecured, fixed, contingent, accrued or not yet accrued.

“SPC” has the meaning provided in Section 11.06(h).

“Specified Disposition” means any Disposition referred to in clause (a) of the definition of Subject Disposition, to the extent a material amount of Property is disposed of in such Disposition.

“Specified Intercompany Transfers” means a Disposition of Property by a Domestic Credit Party to a member of the Consolidated Group that is not a Domestic Credit Party.

“Spot Rate” for a currency means the rate determined by the Applicable Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (x) New York time, in the case of Canadian Dollars, or (y) London time, in the case of any other currency, in each case on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Applicable Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Applicable Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserves” means (a) for any Interest Period for any Eurodollar Rate Loan in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D), (b) for any Interest Period for any portion of a Borrowing in Swiss Francs, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Swiss Francs maintained by commercial banks which lend in Swiss Francs, (c) for any Interest Period for any portion of a Borrowing in Sterling, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Sterling maintained by commercial banks which lend in Sterling, (d) for any Interest Period for any portion of a Borrowing in Euros, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Euros maintained by commercial banks which lend in Euros, (e) for any Interest Period for any portion of a Borrowing in Swedish Krona, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Swedish Krona maintained by commercial banks which lend in Swedish Krona, (f) for any Interest Period for any portion of a Borrowing in Australian Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Australian Dollars maintained by commercial banks which lend in Australian Dollars and (g) for any Interest Period for any portion of a Borrowing in Japanese Yen, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Japanese Yen maintained by commercial banks which lend in Japanese Yen. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Disposition” means any Disposition other than (a) Dispositions of damaged, worn-out or obsolete Property that, in the Parent Borrower’s reasonable judgment, is no longer used or useful in the business of the Parent Borrower or its Subsidiaries; (b) Dispositions of inventory, services or other property in the ordinary course of business; (c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or property; (d) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of any member of the Consolidated Group; (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; (f) any Disposition at any time by (i) a Domestic Credit Party to any other Domestic Credit Party, (ii) a Subsidiary that is not a Credit Party to a Domestic Credit Party, (iii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, (iv) a Foreign Credit Party to any other Foreign Credit Party or (v) a Foreign Credit Party to any Foreign Subsidiary that is not a Foreign Credit Party (provided that the fair market value of Property

Disposed of pursuant to this clause (v) shall not exceed $50.0 million in the aggregate in any fiscal year of the Parent Borrower); (g) Specified Intercompany Transfers; (h) the sale of Cash Equivalents; (i) an Excluded Sale and Leaseback Transaction; (j) Restricted Payments permitted by Section 8.06; (k) mergers and consolidations permitted by Section 8.04; (l) the granting of Liens permitted pursuant to Section 8.01, (m) a Disposition of Property to the extent effected in connection with and related to the making of a Designated Investment (provided that such Disposition is made at fair market value) and (n) Dispositions, in one transaction or a series of related transactions, of assets or other properties of the Parent Borrower or its Subsidiaries with a fair market value not exceeding $1,000,000 and made in the ordinary course of business.

“Subordinated Debt” means (x) as to the Parent Borrower, any Funded Debt of the Parent Borrower that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of the Parent Borrower and (y) as to any Guarantor, any Funded Debt of such Guarantor that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of such Guarantor.

“Subsidiary” of a Person means (A) a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person or (B) any other Person that is a consolidated subsidiary of such Person under GAAP and designated as a Subsidiary of such Person in a certificate to the Administrative Agent by a financial or accounting officer of such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent Borrower; provided that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary for purposes of this Credit Agreement and each other Credit Document.

“Subsidiary Redesignation” has the meaning provided in the definition of “Unrestricted Subsidiary.”

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Krona” or “kr” means the lawful currency of Sweden.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Dollar Revolving Lender at any time shall be its Dollar Revolving Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Swingline Note is attached as Exhibit 2.13-4.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Swiss Franc” or “CHF” means the lawful currency of Switzerland.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Lenders” means, prior to the funding of the initial Term A Loans on the Closing Date, those Lenders with Term A Loan Commitments, and after funding of the Term A Loans, those Lenders holding a portion of the Term A Loans, together with their successors and permitted assigns. The initial Term A Lenders are set forth on Schedule 2.01.

“Term A Loan Commitment” means, for each Term A Lender, the commitment of such Lender to make a portion of the Term A Loan hereunder; provided that, at any time after funding of the Term A Loans, determinations of “Required Lenders” and “Required Term A Lenders” shall be based on the outstanding principal amount of the Term A Loan.

“Term A Loan Committed Amount” means, for each Term A Lender, the amount of such Lender’s Term A Loan Commitment. The initial Term A Loan Committed Amounts are set forth on Schedule 2.01.

“Term A Loan Termination Date” means the date that is five years and six months following the Closing Date.

“Term A Loans” has the meaning provided in Section 2.01(d).

“Term A Note” means the promissory notes substantially in the form of Exhibit 2.13-5, if any, given to evidence the Term A Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Term B Lenders” means, prior to the funding of the initial Term B Loans on the Closing Date, those Lenders with Term B Loan Commitments, and after funding of the Term B Loans, those Lenders holding a portion of the Term B Loans (including any Incremental Term Loans that are Term B Loans), together with their successors and permitted assigns. The initial Term B Lenders are set forth on Schedule 2.01.

“Term B Loan Commitment” means, for each Term B Lender, the commitment of such Lender to make a portion of the Term B Loan hereunder; provided that, at any time after funding of the Term B Loans, determinations of “Required Lenders” and “Required Term B Lenders” shall be based on the outstanding principal amount of the Term B Loan.

“Term B Loan Committed Amount” means, for each Term B Lender, the amount of such Lender’s Term B Loan Commitment. The initial Term B Loan Committed Amounts are set forth on Schedule 2.01.

“Term B Loan Termination Date” means the date that is six years and six months following the Closing Date.

“Term B Loans” has the meaning provided in Section 2.01(e).

“Term B Note” means the promissory notes substantially in the form of Exhibit 2.13-6, if any, given to evidence the Term B Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Term Loan Commitments” means the Term A Loan Commitment and the Term B Loan Commitment.

“Term Loan Lenders” means the Term A Lenders and the Term B Lenders.

“Term Loans” means the Term A Loans and the Term B Loans.

“Ticketmaster” means Ticketmaster Entertainment, LLC, a Delaware limited liability company.

“Ticketmaster Merger” means the merger of Ticketmaster Entertainment, Inc. and Live Nation Merger Sub pursuant to the Live Nation Merger Agreement.

“Total Assets” of any Person means the total assets of such Person as set forth on such Person’s most recent balance sheet.

“Transactions” means the borrowing of the Term A Loans and the Term B Loans on the Closing Date, the issuance of the New Senior Notes, the repayment of the Existing Credit Facilities, the conversion of the Existing Preferred Stock into the right to receive cash, the solicitation of consents with respect to the Existing Senior Notes, and the payment of fees and expenses in connection with the foregoing.

“Treasury Management Bank” has the meaning provided in the definition of “Borrower Obligations.”

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchase cards, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“United States” or “U.S.” means the United States of America.

“United States Tax Compliance Certificate” has the meaning provided in Section 3.01(e).

“Unreimbursed Amount” has the meaning provided in Section 2.03(c).

“Unrestricted Subsidiary” means any Subsidiary acquired, purchased or invested in after the Closing Date that is designated as an Unrestricted Subsidiary hereunder by written notice from the Parent Borrower to the Administrative Agent; provided that the Parent Borrower shall only be permitted to so designate a new Unrestricted Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom; (b) after giving effect on a Pro Forma Basis to such designation, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10; (c) such Unrestricted Subsidiary shall be solely capitalized (to the extent capitalized by any Credit Party) through one or more investments permitted by Section 8.02(k) or (r); (d) without duplication of clause (c), when any pre-existing Subsidiary is designated as an Unrestricted Subsidiary, the portion of the aggregate fair value of the assets of such newly designated Unrestricted Subsidiary (proportionate to the applicable Borrower’s or Subsidiary’s equity interest in such Unrestricted Subsidiary) at the time of the designation thereof as an Unrestricted Subsidiary shall be treated as Investments pursuant to Section 8.02(k) (it being understood that such aggregate fair value shall be set forth in a certificate of a Responsible Officer of the Parent Borrower, which certificate (x) shall be dated as of the date such subsidiary is designated as an Unrestricted Subsidiary, (y) shall have been delivered by the Parent Borrower to the Administrative Agent (for delivery to the Lenders) on or prior to the date of such designation and (z) shall set forth a reasonably detailed calculation of such aggregate fair value); and (e) with respect to the Senior Notes and any other material Indebtedness for borrowed money (to the extent the concept of an Unrestricted Subsidiary exists in such other material Indebtedness) and, in each case, any refinancing Indebtedness thereof, such Subsidiary shall have been designated an Unrestricted Subsidiary (or otherwise not be subject to the covenants and defaults except on a basis substantially similar to this Credit Agreement) under the documents governing such material Indebtedness permitted to be incurred or maintained herein. Any Unrestricted Subsidiary may be designated by the Parent Borrower to be a Subsidiary for purposes of this Credit Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) after giving effect on a Pro Forma Basis to such designation, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10; (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects); and (iv) the Parent Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required to evidence the same. The term “Unrestricted Subsidiary” shall also include any subsidiary of an Unrestricted Subsidiary. An Unrestricted Subsidiary, for as long as such Subsidiary remains an Unrestricted Subsidiary, shall be deemed to not be a Subsidiary or Borrower for all purposes under the Loan Documents. Notwithstanding the foregoing, a Foreign Borrower shall in no event be an Unrestricted Subsidiary.

“U.S. Pledge Agreement” means the pledge agreement substantially in the form of Exhibit 1.01C (it being understood that the pledgors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by the Domestic Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“U.S. Security Agreement” means the security agreement substantially in the form of Exhibit 1.01D (it being understood that the grantors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by Domestic Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02 Interpretative Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms and Provisions.

(a) As used herein, “GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board from time to time applied on a consistent basis, subject to the provisions of this Section 1.03. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis in a manner consistent with that used in preparing the audited financial statements referenced in Section 6.05, except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) the Consolidated Total Leverage Ratio for purposes of determining the applicable pricing level under the definition of “Applicable Percentage”, (ii) the Consolidated Total Leverage Ratio, the Senior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio, for the purposes of determining compliance with covenants, conditions and the Incremental Loan Facilities and (iii) revenues for determining Material Subsidiaries and Immaterial Subsidiaries shall be made on a Pro Forma Basis. To the extent compliance with the covenants in Section 8.10 is being calculated as of a date that is prior to the first test date under Section 8.10 in order to determine the permissibility of a transaction, the levels for the covenants as of the first test date under Section 8.10 shall apply for such purpose.

(c) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, the Parent Borrower may, after giving written notice thereof to the Administrative Agent, determine all such computations on such a basis; provided that if any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standard No. 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any of its Subsidiaries at “fair value”, as defined therein.

(d) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent Borrower and its Subsidiaries or to the determination of any amount for the Parent Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent Borrower is required to consolidate pursuant to FASB Interpretation No. 46—Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Exchange Rates; Currency Equivalents.

The Applicable Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Applicable Agent or the applicable L/C Issuer. For purposes of complying with covenants whose limitations or thresholds are denominated in United States dollars, the Dollar Equivalent of all amounts necessary to compute such compliance shall be used.

1.07 Additional Alternative Currencies.

Any Borrower may from time to time request that an additional currency be added as “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and each Multicurrency Revolving Lender, and, to the extent such Alternative Currency is proposed to be available under the Limited Currency Revolving Facility, each Limited Currency Revolving Lender; provided that if such “Alternative Currency” is to be used for Letters of Credit only, such request shall be subject only to the approval of the Administrative Agent and the Multicurrency L/C Issuer.

1.08 Additional Borrowers.

Notwithstanding anything in Section 11.01 to the contrary, following the Closing Date, the Parent Borrower may add one or more of its Foreign Subsidiaries that is a Wholly Owned Subsidiary as an additional Foreign Borrower under the Limited Currency Revolving Facility or Multicurrency Revolving Facility by delivering to the Administrative Agent a Foreign Borrower Agreement executed by such Subsidiary and the Parent Borrower. After (i) five Business Days have elapsed after such delivery and (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations, such Foreign Subsidiary shall for all purposes of this Credit Agreement be a Foreign Borrower hereunder; provided that each Foreign Borrower shall also be a Foreign Guarantor. Any obligations in respect of borrowings by any Foreign Subsidiary under the Credit Agreement will constitute “Obligations,” “Foreign Obligations” and “Secured Obligations” for all purposes of the Credit Documents. At the reasonable request of the Administrative Agent, the Administrative Agent, the Parent Borrower, the applicable Foreign Borrower and each Limited Currency Revolving Lender and/or Multicurrency Revolving Lender (as the case may be), shall amend this Credit Agreement and the other Credit Documents (including, without limitation, Section 3.01 of this Credit Agreement and the definition of “Excluded Taxes”) as reasonably necessary or appropriate to appropriately include such Foreign Subsidiary as a Borrower hereunder (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment). Upon the execution by the Parent Borrower and a Foreign Borrower and delivery to the Administrative Agent of a Foreign Borrower Termination with respect to such Foreign Borrower, such Foreign Borrower shall cease to be a Foreign Borrower and a party to this Credit Agreement; provided that no Foreign Borrower Termination will become effective as to any Foreign Borrower (other than to terminate such Foreign Borrower’s right to make further Borrowings under this Credit Agreement) at a time when any Loan to, B/A on behalf of, or Letter of Credit issued to such Foreign Borrower shall be outstanding hereunder. Promptly following receipt of any Foreign Borrower Agreement or Foreign Borrower Termination, the Administrative Agent shall send a copy thereof to each Lender.

1.09 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.10 Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount available to be drawn of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

Subject to the terms and conditions set forth herein:

(a) Revolving Loans.

(i) Dollar Revolving Loans. Following the Closing Date, each Dollar Revolving Lender severally agrees to make revolving credit loans (the “Dollar Revolving Loans”) in Dollars to the Parent Borrower from time to time on any Business Day prior to the Revolving Termination Date; provided that after giving effect to any such Dollar Revolving Loan, (x) with respect to the Dollar Revolving Lenders collectively, the Outstanding Amount of Dollar Revolving Obligations shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such amount may be increased pursuant to Section 2.01(g) or decreased pursuant to Sections 2.07 or 9.02(a), the “Aggregate Dollar Revolving Committed Amount”) and (y) with respect to each Dollar Revolving Lender individually, such Lender’s Dollar Revolving Commitment Percentage of Dollar Revolving Obligations shall not exceed its respective Dollar Revolving Committed Amount. Dollar Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Parent Borrower may request. Dollar Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(ii) Limited Currency Revolving Loans. Following the Closing Date, each Limited Currency Revolving Lender severally agrees to make revolving credit loans (the “Limited Currency Revolving Loans”) in Dollars, Euros or Sterling to the Parent Borrower and each Foreign Borrower from time to time on any Business Day prior to the Revolving Termination Date; provided that after giving effect to any such Limited Currency Revolving Loan, (x) with respect to the Limited Currency Revolving Lenders collectively, the Outstanding Amount of Limited Currency Revolving Obligations shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such amount may be increased pursuant to Section 2.01(g) or decreased in accordance with the Sections 2.07 or 9.02(a), the “Aggregate Limited Currency Revolving Committed Amount”), (y) with respect to each Limited Currency Revolving Lender individually, such Lender’s Limited Currency Revolving Commitment Percentage of Limited Currency Revolving

Obligations shall not exceed its respective Limited Currency Revolving Committed Amount and (z) the Outstanding Amount of all Limited Currency Revolving Obligations and Multicurrency Revolving Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit. Limited Currency Revolving Loans denominated in Dollars may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrowers may request. Limited Currency Revolving Loans denominated in Euros or Sterling must consist of Eurodollar Rate Loans.

(iii) Multicurrency Revolving Loans. Following the Closing Date, each Multicurrency Revolving Lender severally agrees (A) to make revolving credit loans (the “Multicurrency Revolving Loans”) in one or more Approved Currencies to the Parent Borrower and each Foreign Borrower from time to time on any Business Day prior to the Revolving Termination Date and (B) to cause its Canadian Lending Office to accept and purchase or arrange for the acceptance and purchase of drafts drawn by the Canadian Borrowers in Canadian Dollars as B/As; provided that after giving effect to any such Multicurrency Revolving Loan or B/A, (x) with respect to the Multicurrency Revolving Lenders collectively, the Outstanding Amount of Multicurrency Revolving Obligations shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such amount may be increased pursuant to Section 2.01(g) or decreased in accordance with the Sections 2.07 or 9.02(a), the “Aggregate Multicurrency Revolving Committed Amount”), (y) with respect to each Multicurrency Revolving Lender individually, such Lender’s Multicurrency Revolving Commitment Percentage of Multicurrency Revolving Obligations shall not exceed its respective Multicurrency Revolving Committed Amount and (z) the Outstanding Amount of all Limited Currency Revolving Obligations and Multicurrency Revolving Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit. Multicurrency Revolving Loans denominated in Dollars or Canadian Dollars and B/As may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrowers may request. Multicurrency Revolving Loans denominated in an Alternative Currency (other than Canadian Dollars) must consist of Eurodollar Rate Loans.

(b) Letters of Credit. On and after the Closing Date, (x) each L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of the Parent Borrower (or for the account of any member of the Consolidated Group or BCV, but in such case the Parent Borrower will remain obligated to reimburse such L/C Issuer for any and all drawings under such Letter of Credit, and the Parent Borrower acknowledges that the issuance of Letters of Credit for the account of members of the Consolidated Group or BCV inures to the benefit of the Parent Borrower, and the Parent Borrower acknowledges that the Parent Borrower’s business derives substantial benefits from the business of such members of the Consolidated Group and BCV) on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (y) each L/C Revolving Lender severally agrees to purchase from the such L/C Issuer a participation interest in each Letter of Credit issued hereunder in an amount equal to the Dollar Equivalent of such L/C Revolving Lender’s L/C Commitment Percentage thereof (and, in each case, with respect to the purchase of a participation in any Alternative Currency Letter of Credit, the purchase of such participation will also occur on each Revaluation Date); provided that (A) the Outstanding Amount of L/C Obligations shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) the Outstanding Amount of all Alternative Currency L/C Obligations shall not exceed the Alternative Currency L/C Sublimit, (C) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (D) with regard to each Revolving Lender individually, such Revolving Lender’s Aggregate Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Aggregate Revolving Committed Amount, (E) the Outstanding Amount of all Dollar Revolving Obligations shall not exceed the Dollar Equivalent of the Aggregate Dollar Revolving Committed Amount, (F) the Outstanding Amount of all Limited Currency Revolving Obligations shall not exceed the Dollar Equivalent of the Aggregate Limited Currency Revolving Committed Amount, (G) the Outstanding Amount of all Alternative Currency L/C Obligations shall not exceed the Alternative Currency L/C Sublimit, (H) the L/C Obligations do not exceed the L/C Committed Amount, (I) the Outstanding Amount of L/C Obligations for the account of BCV shall not exceed $5.0 million less the amount of all then outstanding Limited Currency Facility L/C Obligations for the account of BCV and (J) no L/C Issuer shall be required to issue, amend, extend or increase any Letter of Credit, if after giving effect thereto, there would be L/C Obligations arising from Letters of Credit issued by such L/C Issuer in excess of its Letter of Credit Cap. Subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c) Swingline Loans. During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the other Dollar Revolving Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Parent Borrower in Dollars on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed FIFTY MILLION DOLLARS ($50.0 million) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”), (ii) with respect to the Dollar Revolving Lenders collectively, the Outstanding Amount of Dollar Revolving Obligations shall not exceed the Aggregate Dollar Revolving Committed Amount and (iii) with regard to each Revolving Lender individually, such Revolving Lender’s Aggregate Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Aggregate Revolving Committed Amount. Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Dollar Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to such Lender’s Dollar Revolving Commitment Percentage thereof.

(d) Term A Loans. Each of the Term A Lenders severally agrees to make its portion of the term A loans (in the amount of its respective Term A Loan Committed Amount) to the Parent Borrower on the Closing Date in a single advance in Dollars in an aggregate principal amount for all Term A Lenders of ONE HUNDRED MILLION DOLLARS ($100,000,000) (the “Term A Loans”). The Term A Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereto, as the Parent Borrower may request. Amounts repaid on the Term A Loans may not be reborrowed.

(e) Term B Loans. Each of the Term B Lenders severally agrees to make its portion of the term B loans (in the amount of its respective Term B Loan Committed Amount) to the Parent Borrower on the Closing Date in a single advance in Dollars in an aggregate principal amount for all Term B Lenders of EIGHT HUNDRED MILLION DOLLARS ($800,000,000) (the “Term B Loans”). The Term B Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereto, as the Parent Borrower may request. Amounts repaid on the Term B Loans may not be reborrowed.

(f) Incremental Loan Facilities. Any time after the Closing Date, any Borrower may, upon written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Commitments hereunder as provided in Section 2.01(g) (the “Incremental Revolving Commitments”), or establishing new term loans hereunder as provided in Section 2.01(h) (the “Incremental Term Loans”); provided that:

(i) the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Closing Date will not exceed $300.0 million;

(ii) no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Loan Facility;

(iii) the conditions to the making of a Credit Extension under Section 5.02 shall be satisfied;

(iv)(A) after giving effect on a Pro Forma Basis to the borrowings to be made pursuant to such Incremental Loan Facility, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 and (B) to the extent all loans and commitments established under Incremental Loan Facilities prior thereto and such Incremental Loan Facility, taken together, would exceed $150.0 million, the Senior Secured Leverage Ratio on a Pro Forma Basis as of the end of the most recent fiscal quarter ended on or before the date such Incremental Loan Facility is established shall not be in excess of 2.50:1.00 (and the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements of this clause (iv) and clauses (ii) and (iii) above);

(v) all Incremental Term Loans shall be borrowed by the Parent Borrower and guaranteed by the Domestic Guarantors; and

(vi) the Incremental Revolving Commitments may be of the Parent Borrower and any other Borrower; provided that, for the avoidance of doubt, the use of such Incremental Revolving Commitments shall be subject to the L/C Sublimit, the Swingline Sublimit, the Alternative Currency L/C Sublimit and the Alternative Currency Sublimit.

In connection with the establishment of any Incremental Loan Facility, (A) neither of the Lead Arrangers or the Administrative Agent hereunder shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility, (B) any Incremental Loan Facility shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith and (C) none of the Lenders shall have any obligation to provide commitments or loans for any Incremental Loan Facility.

(g) Establishment of Incremental Revolving Commitments. Subject to Section 2.01(f), any Borrower may establish Incremental Revolving Commitments by increasing the Aggregate Dollar Revolving Committed Amount, Aggregate Limited Currency Revolving Committed Amount or Aggregate Multicurrency Revolving Committed Amount hereunder, provided that:

(i) any Person that is not a Revolving Lender that is proposed to be a Lender under any such increased Aggregate Revolving Committed Amount shall be reasonably acceptable to the Administrative Agent, any Person that is proposed to provide any such increased Aggregate Dollar Revolving Committed Amount (whether or not an existing Dollar Revolving Lender) or Aggregate Limited Currency Revolving Committed Amount (whether or not an existing Limited Currency Revolving Lender) shall be reasonably acceptable to each L/C Issuer and any Person that is proposed to provide any such increased Aggregate Dollar Revolving Committed Amount (whether or not an existing Dollar Revolving Lender) shall be reasonably acceptable to the Swingline Lender;

(ii) Persons providing commitments for the Incremental Revolving Commitments pursuant to this Section 2.01(g) will provide a Revolving Lender Joinder Agreement;

(iii) increases in the Aggregate Revolving Committed Amount will be in a minimum principal amount of $10.0 million and integral multiples of $5.0 million in excess thereof; and

(iv) if any Revolving Loans are outstanding at the time of any such increase under the applicable Revolving Facility, either (x) each applicable Borrower will prepay such Revolving Loans on the date of effectiveness of the Incremental Revolving Commitments (including payment of any break-funding amounts owing under Section 3.05) or (y) each Lender with an Incremental Revolving Commitment shall purchase at par interests in each Borrowing of Revolving Loans then outstanding under the applicable Revolving Facility such that immediately after giving effect to such purchases, each Borrowing thereunder shall be held by each Lender in accordance with its Pro Rata Share of such Revolving Facility (and, in connection therewith, each applicable Borrower shall pay all amounts that would have been payable pursuant to Section 3.05 had the Revolving Loans so purchased been prepaid on such date).

Any Incremental Revolving Commitment established hereunder shall have terms identical to the Dollar Revolving Commitments, Limited Currency Revolving Commitments or Multicurrency Revolving Commitments, as the case may be, existing on the Closing Date, it being understood that the Credit Parties and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(h) Establishment of Incremental Term Loans. Subject to Section 2.01(f), the Parent Borrower may, at any time, establish additional term loan commitments (including additional commitments for Term B Loans), provided that:

(i) any Person that is not a Lender or Eligible Assignee that is proposed to be a Lender shall be reasonably acceptable to the Administrative Agent;

(ii) Persons providing commitments for the Incremental Term Loan pursuant to this Section 2.01(h) will provide an Incremental Term Loan Joinder Agreement;

(iii) additional commitments established for the Incremental Term Loan will be in a minimum aggregate principal amount of $15.0 million and integral multiples of $5.0 million in excess thereof; provided that such commitments shall not be established on more than three (3) separate occasions;

(iv) the final maturity date of any Incremental Term Loan shall be no earlier than the Term B Loan Termination Date;

(v) the Applicable Percentage (which for the purposes of this Section 2.01(h) being deemed to include any similar interest margin measure) for any proposed Incremental Term Loans shall be determined by the Parent Borrower and the applicable Lenders; provided that in the event that the Applicable Percentage for any proposed Incremental Term Loans is 50 basis points greater than the Applicable Percentage for the Term B Loans (other than such Incremental Term Loans), then the Applicable Percentage for all Term B Loans (other than such Incremental Term Loans) shall be increased to the extent necessary so that the Applicable Percentage for the Term B Loans (other than such Incremental Term Loans) is equal to the Applicable Percentage for the proposed Incremental Term Loans minus 50 basis points; provided, further, that in determining the Applicable Percentage applicable to the Term B Loans (other than such Incremental Term Loans) and the proposed Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (other than underwriting fees paid only to Lenders under the Incremental Term Loans in their capacity as such) (which upfront fees, exclusive of the underwriting fees referred to above, shall be deemed to constitute like amounts of OID) payable to the applicable Lenders of the Term B Loans (other than such Incremental Term Loans) or the proposed Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) if the lowest permissible Eurodollar Rate is greater than 1.50% per annum or the lowest permissible Base Rate is greater than 2.50% per annum, in each case for such Incremental Term Loans, the difference between such “floor” and 1.50%, in the case of Eurodollar Rate Loans, and such floor and 2.50% per annum, in the case of Base Rate Loans, shall be taken into account in the calculation of Applicable Percentage for purposes of the first proviso of this clause (v); and

(vi) the Weighted Average Life to Maturity of any Incremental Term Loan shall not be shorter than the Term B Loans (without giving effect to such Incremental Term Loans).

Any Incremental Term Loan established hereunder shall be on terms to be determined by the Parent Borrower and the Lenders thereunder (and the Parent Borrower and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to this Credit Agreement to appropriately include the Incremental Term Loans hereunder including, without limitation, to provide that such Incremental Term Loans shall share in mandatory prepayments on the same basis as the Term A Loans and

Term B Loans); provided that, to the extent that such terms and documentation are not consistent with the Term B Loans (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent; provided, further, that if any covenant, term (except to the extent permitted by clause (iv), (v) or (vi) above), event of default or remedy in any Incremental Term Loans is more favorable to the lenders thereunder than the corresponding covenant, term, event of default or remedy in the existing Term B Loans, or such Incremental Term Loans contain any covenant, term (except to the extent permitted by clause (iv), (v) or (vi) above), event of default or remedy in favor of the lenders thereunder that is not in the existing Credit Documents, the Credit Parties and the Administrative Agent and/or the Collateral Agent shall, without the consent of or notice to any other party, amend the documentation for such existing Credit Documents so that such covenant, term, event of default and/or remedy is applicable to all Loans and Commitments (or Term Loans and Term Loan Commitments, as applicable) hereunder and/or to incorporate any such covenant, event of default and/or remedy that is not in the existing Credit Documents.

2.02 Borrowings, B/A Drawings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of a B/A Drawing or a Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Applicable Agent by delivery to the Applicable Agent of a written Loan Notice appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each such notice must be received by the Applicable Agent not later than (i) with respect to Eurodollar Rate Loans, 12:00 noon (Local Time) three (3) Business Days (or, in the case of Limited Currency Revolving Loans or Multicurrency Revolving Loans denominated in Alternative Currency, four (4) Business Days) prior to the requested date of, (ii) with respect to Base Rate Loans denominated in Dollars, 12:00 noon (Local Time) on the requested date of, (iii) in the case of Base Rate Loans denominated in Canadian Dollars, 12:00 noon (Local Time) one Business Day prior to the requested date of, or (iv) in the case of B/A Drawings, 10:00 a.m. (Local Time) one Business Day prior to the requested date of any such Borrowing, conversion or continuation. Except in the case of any Revolving Loan that is borrowed to refinance a Swingline Loan or L/C Borrowing (which may be in an amount sufficient to refinance such Swingline Loan or L/C Borrowing), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans (A) denominated in Dollars, $1.0 million or a whole multiple of $1.0 million in excess thereof, (B) denominated in Euros, €1.0 million or a whole multiple of €1.0 million in excess thereof, (C) denominated in £££, £1.0 million or a whole multiple of £1.0 million in excess thereof, (D) denominated in Canadian Dollars, C$1.0 million or a whole multiple of C$1.0 million in excess thereof, (E) denominated in Australian Dollars, AU$1.0 million or a whole multiple of AU$1.0 million in excess thereof, (F) denominated in Swiss Francs, CHF1.0 million or a whole multiple of CHF$1.0 million in excess thereof, (G) denominated in Swedish Krona, kr7.0 million or a whole multiple of kr7.0 million in excess thereof or (H) denominated in Japanese Yen, ¥100.0 million or a whole multiple of ¥100.0 million n in excess thereof or (ii) with respect to Base Rate Loans (A) denominated in Dollars, $1,000,000 or a whole multiple of $100,000 in excess thereof or (B) denominated in Canadian Dollars or B/A Drawings, C$1.0 million or an integral multiple of C$100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower’s request is with respect to Dollar Revolving Loans, Limited Currency Revolving Loans, Multicurrency Revolving Loans, B/A Drawings, Term A Loans or Term B Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans or B/A Drawings to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if such Loans are Limited Currency Revolving Loans or Multicurrency Revolving Loans, the currency of such Loans (which shall be an Approved Currency) and (vii) if applicable, the duration of the Contract Period or Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation (other than with respect to Limited Currency Revolving Loans or Multicurrency Revolving Loans denominated in an Alternative Currency other than Canadian Dollars), then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month. Each B/A Drawing shall have a Contract Period as specified in the request therefor and no B/A Drawing may be continued other than at the end of the Contract Period applicable thereto.

(b) Following receipt of a Loan Notice, the Applicable Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans or B/A Drawings, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Applicable Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing denominated in Dollars, each Lender shall make the amount of its Loan available to the Applicable Agent in Dollars in immediately available funds at the Applicable Agent’s Office not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Loan Notice. In the case of a Borrowing denominated in an Alternative Currency or a B/A Drawing, each Lender shall make the amount of its Loan or Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent in the applicable Alternative Currency in immediately available funds at the Applicable Agent’s Office not later than 2:00 p.m. (Local Time) on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Applicable Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Applicable Agent either by (i) crediting the account of such Borrower on the books of the Applicable Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Applicable Agent by such Borrower.

(c) Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, at the request of the Required Lenders or the Applicable Agent, (i) no Loan denominated in Dollars or Canadian Dollars may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) any outstanding Eurodollar Rate Loan denominated in Dollars or Canadian Dollars shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(d) The Applicable Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurodollar Rate by the Applicable Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Applicable Agent shall notify the Borrowers and the Lenders of any change in the Applicable Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all B/A Drawings, all conversions of Loans and B/A Drawings from one Type to the other, and all continuations of Loans and B/A Drawings as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Loans and Term B Loans and five (5) Interest Periods with respect to the Term A Loans.

(f) Upon the conversion of any Borrowing denominated in Canadian Dollars (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Multicurrency Revolving Lender pursuant to Section 2.15(f) in respect of such new B/A Drawing shall be applied against the principal of the Multicurrency Revolving Loan made by such Multicurrency Revolving Lender as part of such Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Multicurrency Revolving Lender under Section 2.15(i) in respect of the B/As accepted by such Multicurrency Revolving Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Multicurrency Revolving Lender an amount equal to the difference between the principal amount of such Multicurrency Revolving Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

2.03 Additional Provisions with Respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and such L/C Issuer have approved such expiry date;

(B) the expiry date of any requested Letter of Credit would occur after the L/C Expiration Date, unless all the L/C Revolving Lenders have approved such expiry date;

(C) with respect to a Letter of Credit to be issued by a Dollar L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) with respect to a Letter of Credit to be issued by a Multicurrency L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars, Euros or Sterling (provided that the foregoing shall in no way limit the right of a Multicurrency L/C Issuer, in its sole discretion, to issue a Letter of Credit in any other Approved Currency).

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Law applicable to such L/C Issuer;

(C) except as otherwise agreed by such L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than the Dollar Equivalent of $20,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) except as otherwise agreed by such L/C Issuer, such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F) any Dollar Revolving Lender or Limited Currency Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Parent Borrower or such Lender to eliminate the L/C Issuer’s actual or potential L/C Obligations (after giving effect to Section 2.16) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has exposure.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if:

(A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof;

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit; or

(C) such Letter of Credit was issued by a L/C Issuer that is the issuer of no Letters of Credit hereunder other than Existing Letters of Credit.

(iv) The applicable L/C Issuer shall act on behalf of the L/C Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with such Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of such Borrower. Each such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 12:00 noon (New York time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon (Local Time) at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; (D) the purpose and nature of the requested Letter of Credit; and (E) such other matters as such L/C Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) (A) Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from the Administrative Agent, any L/C Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.01 (if issued on the Closing Date) or 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or Subsidiary or BCV) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.

(iii) If any Borrower so requests in any L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof). Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the L/C Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the applicable Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Dollars, the Parent Borrower shall reimburse such L/C Issuer in Dollars. In the case of a Letter of Credit denominated in Sterling or euros, the applicable Borrower shall reimburse such L/C Issuer in Sterling or Euros, as applicable. In the case of a Letter of Credit denominated in an Alternative Currency other than Sterling or Euros, the applicable Borrower shall reimburse such L/C Issuer in such Alternative Currency unless (x) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency other than Sterling or Euros, such L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) 12:00 noon (New York time) on or prior to the date that is three (3) Business Days following the date that the applicable Borrower receives notice from any L/C Issuer of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, and (y) the Applicable Time on or prior to the date that is three (3) Business Days following the date the applicable Borrower receives notice from any L/C Issuer of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date of payment by such L/C Issuer under a Letter of Credit, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in Dollars or in the applicable Alternative Currency, as the case may be, in an amount equal to the amount of such drawing; provided, that such Borrower, and the applicable L/C Issuer may, each in their discretion, with the consent of the Administrative Agent and so long as such arrangements do not adversely affect the rights of any Lender in any material respect, enter into Letter of Credit cash collateral prefunding arrangements acceptable to them for the purpose of reimbursing Letter of Credit draws. If the applicable Borrower does not to reimburse the applicable L/C Issuer on the Honor Date, the Administrative Agent, at the request of such L/C Issuer, shall promptly notify each L/C Revolving Lender as of the Honor Date the Dollar Equivalent of such unreimbursed drawing (an “Unreimbursed Amount”) and the amount of such L/C Revolving Lender’s L/C Commitment Percentage thereof.

(ii) Each L/C Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such L/C Issuer, in Dollars at the Administrative Agent’s Office for payments in Dollars in an amount equal to its L/C Commitment Percentage of such Unreimbursed Amount not later than 1:00 p.m. (Local Time) on the Business Day specified in such notice by the Administrative Agent. With respect to any Unreimbursed Amount, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of such Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at (i) through and including the third Business Day following the Honor Date, the rate of interest applicable to Base Rate Revolving Loans and (ii) thereafter, the Default Rate. In such event, each L/C Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iii) Until an L/C Revolving Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such L/C Revolving Lender’s L/C Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(iv) Each L/C Revolving Lender’s obligation to make L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such L/C Revolving Lender may have against such L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that such L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii). No such making of an L/C Advance shall relieve or otherwise impair the obligation of each Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(v) If any L/C Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such L/C Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such L/C Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s L/C Advance in respect of the relevant L/C Borrowing. A certificate of the applicable L/C Issuer submitted to any applicable L/C Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any L/C Revolving Lender such L/C Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such L/C Revolving Lender its L/C Commitment Percentage (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such L/C Revolving Lender’s L/C Advance was outstanding), in the same currency in which such L/C Revolving Lender’s L/C Advance was made and in the same type of funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each L/C Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its L/C Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such L/C Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the L/C Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower, any Subsidiary or BCV may have at any time against any beneficiary or any transferee of such Letter of

Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower, any Subsidiary or BCV or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Subsidiary or BCV.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuers in such Capacity. Each L/C Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any L/C Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required L/C Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as such Borrower may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, each Borrower shall have a claim against each L/C Issuer, and each L/C Issuer shall be liable to each Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower that are determined by a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and each L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn the applicable Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be). The Administrative Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the L/C Revolving Lenders, as collateral for such L/C Obligations, cash or deposit account balances pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash collateral shall be maintained in blocked, interest bearing deposit accounts or money market fund accounts at the Administrative Agent.

(h) Applicability of ISP. Unless otherwise expressly agreed by any L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries and BCV. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, BCV or any Subsidiary of the Parent Borrower, the Borrowers shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of the Parent Borrower’s Subsidiaries and BCV inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and BCV.

(j) Letter of Credit Fees. The Borrowers shall pay Letter of Credit Fees as set forth in Section 2.09(b).

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Additional Provisions with Respect to Swingline Loans.

(a) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swingline Lender of any Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 p.m. (New York time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 5.01 (if on the Closing Date) and Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. (New York time) on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Parent Borrower at its office by crediting the account of the Parent Borrower on the books of the Swingline Lender in immediately available funds. The Swingline Lender shall not be required to make any

Swingline Loan at any time when a Dollar Revolving Lender is a Defaulting Lender (except if all of the Swingline Exposure of such Defaulting Lender is reallocated pursuant to Section 2.16).

(b) Refinancing.

(i) The Swingline Lender at any time in its sole and absolute discretion may (and, in any event, within ten Business Days of the applicable Swingline Borrowing, shall) request that each Dollar Revolving Lender fund its risk participations in Swingline Loans in an amount equal to such Dollar Revolving Lender’s Dollar Revolving Commitment Percentage of Swingline Loans then outstanding. Each Dollar Revolving Lender shall make an amount equal to its Dollar Revolving Commitment Percentage of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the day specified in such notice. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) Each Dollar Revolving Lender’s funding of its risk participation in the relevant Swingline Loan and each Dollar Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Dollar Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Dollar Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Dollar Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Dollar Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Dollar Revolving Lender’s funded participation in the relevant Swingline Loan. A certificate of the Swingline Lender submitted to any Dollar Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Dollar Revolving Lender’s obligation to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Dollar Revolving Lender may have against the Swingline Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swingline Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Dollar Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Dollar Revolving Lender its Dollar Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Dollar Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Dollar Revolving Lender shall pay to the Swingline Lender its Dollar Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Dollar Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Parent Borrower for interest on the Swingline Loans. Until each Dollar Revolving Lender funds its risk participation pursuant to this Section 2.04 of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e) Payments Directly to Swingline Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05 Repayment of Loans and B/As.

(a) Revolving Loans and B/As. The Parent Borrower shall repay to the Dollar Revolving Lenders the Outstanding Amount of Dollar Revolving Loans on the Revolving Termination Date. Each Borrower shall repay to the Limited Currency Revolving Lenders the Outstanding Amount of the Limited Currency Revolving Loans made to it on the Revolving Termination Date. Each Borrower shall repay to the Multicurrency Revolving Lenders the Outstanding Amount of Multicurrency Revolving Loans made to it and B/As accepted hereunder on the Revolving Termination Date.

(b) Swingline Loans. The Parent Borrower shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the Revolving Termination Date.

(c) Term A Loans. On the last Business Day of each month listed in the table below, Parent Borrower shall repay the aggregate principal amount of Term A Loans set forth opposite such month in such table.

Date	Principal Amortization Payment
June 2010	$1,250,000
September 2010	$1,250,000
December 2010	$1,250,000
March 2011	$1,250,000
June 2011	$2,500,000
September 2011	$2,500,000
December 2011	$2,500,000
March 2012	$2,500,000
June 2012	$2,500,000
September 2012	$2,500,000
December 2012	$2,500,000
March 2013	$2,500,000
June 2013	$3,750,000
September 2013	$3,750,000
December 2013	$3,750,000
March 2014	$3,750,000
June 2014	$5,000,000
September 2014	$5,000,000
December 2014	$5,000,000
March 2015	$5,000,000
June 2015	$10,000,000
September 2015	$10,000,000
Term A Loan Termination Date	$20,000,000

(d) Term B Loans. On the last Business Day of each March, June, September and December, the Parent Borrower shall repay an aggregate principal amount of Term B Loans equal to 0.25% of the aggregate principal amount of all Term B Loans funded on the Closing Date, and on the Term B Loan Termination Date all Term B Loans that are outstanding on the Term B Loan Termination Date shall be repaid in full.

2.06 Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid and amounts owed in respect of outstanding B/As may be cash collateralized in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) in the case of B/A Drawings and Loans other than Swingline Loans, (A) notice thereof must be received by 12:00 noon (Local Time) by the Applicable Agent at least three (3) Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans and B/A Drawings, (B) any such prepayment shall be a minimum principal amount of (q) $1.0 million and integral multiples of $1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Dollars, (r) €1.0 million and integral multiples of €1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Euros, (s) £1.0 million and integral multiples of £1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Sterling, (t) C$1.0 million and integral multiples of C$1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Canadian Dollars, (u) kr7.0 million and integral multiples of kr7.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Swedish Krona, (v) AU$1.0 million and integral multiples of AU$1.0 million in excess thereof, in the case of Eurodollar Rate Loans denominated in Australian Dollars, (w) ¥100.0 million and integral multiples of ¥100.0 million thereof, in the case of Eurodollar Rate Loans denominated in Japanese Yen, (x) CHF1.0 million and integral multiples of CHF1.0 million thereof, in the case of Eurodollar Rate Loans denominated in Swiss Francs, (y) C$1.0 and integral multiples of C$100,000 in excess thereof, in the case of Base Rate Loans denominated in Canadian Dollars and B/As Drawings and (z) $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans denominated in Dollars, or, in each case the entire remaining principal amount thereof, if less; and

(ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. (New York time) on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of such prepayment, or amount owed in respect of an outstanding B/A Drawing or portion thereof to be cash collateralized, the Loans and Types of Loans that are being prepaid or B/A Drawings to be cash collateralized and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Applicable Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans or cash collateralization of amounts owed in respect of outstanding B/As and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05. Notwithstanding the foregoing, a notice of voluntary prepayment delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Applicable Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory Prepayments. Subject in each case to Section 2.06(c):

(i) Revolving Commitments.

(A) If at any time (1) the Outstanding Amount of Dollar Revolving Obligations shall exceed the Aggregate Dollar Revolving Committed Amount, (2) the Outstanding Amount of Limited Currency Revolving Obligations shall exceed the Aggregate Limited Currency Revolving Committed Amount, (3) the Outstanding Amount of Multicurrency Revolving Obligations shall exceed the Aggregate Multicurrency Revolving Committed Amount, (4) the Outstanding Amount of all Limited Currency Revolving

Obligations and Multicurrency Revolving Obligations denominated in an Alternative Currency shall exceed the Alternative Currency Sublimit, (5) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit and (6) the L/C Obligations shall exceed the L/C Sublimit or the L/C Committed Amount (in each case, other than solely as a result of changes in Spot Rates) immediate prepayment or cash collateralization of amounts owing in respect of outstanding B/As will be made on or in respect of the applicable Revolving Obligations in an amount equal to the difference; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full. If on any Revaluation Date and solely as a result of changes in Spot Rates, (i) the Outstanding Amount of Limited Currency Revolving Obligations shall exceed 105% of the Aggregate Limited Currency Revolving Committed Amount, (ii) the Outstanding Amount of Multicurrency Revolving Obligations shall exceed 105% of the Aggregate Multicurrency Revolving Committed Amount or (iii) the Outstanding Amount of all Limited Currency Revolving Obligations and Multicurrency Revolving Obligations denominated in an Alternative Currency shall exceed 105% of the Foreign Currency Sublimit, immediate prepayment or cash collateralization of amounts owing in respect of outstanding B/As will be made on or in respect of the applicable Revolving Obligations in an amount equal to the difference.

(B) If the Administrative Agent or an L/C Issuer notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations (whether or not as a result of a change in Spot Rates) at such time exceeds an amount equal to 105% of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Parent Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the L/C Sublimit. If the Administrative Agent or an L/C Issuer notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations denominated in a Alternative Currency at such time exceeds an amount equal to 105% of the Alternative Currency L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Parent Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency L/C Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii) Subject Dispositions and Involuntary Dispositions. On or before the applicable date set forth in the next sentence, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Subject Disposition or Involuntary Disposition by any member of the Consolidated Group occurring after the Closing Date, but solely to the extent (x) the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $5.0 million, (y) the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during the fiscal year in which the applicable Subject Disposition or Involuntary Disposition takes place exceeds $10.0 million and (z) such Net Cash Proceeds are not used to, subject to compliance with Section 8.02, acquire, maintain, develop, construct, improve, upgrade or repair Property or make Investments (other than inventory, accounts receivable, cash or Cash Equivalents) useful in the business of the Consolidated Group in any member of the Consolidated Group or to make investments in Permitted Acquisitions that are otherwise permitted hereunder within twelve (12) months of the date of such Subject Disposition or Involuntary Disposition; provided that such a reinvestment shall not be permitted if an Event of Default shall have occurred and be continuing at the time the Parent Borrower commits to make such reinvestment or, if no such commitment is made, the time the reinvestment is actually made, and in either such circumstance such Net Cash Proceeds shall be used to make prepayments on the Loans. Any such prepayment from any Net Cash Proceeds required by the previous sentence shall be made (x) in the case of a Major Disposition in respect of which the notice referred to in Section 7.02(g) has not been delivered on or before the fifteenth (15th) Business Day following the receipt of the Net Cash Proceeds from such Major Disposition or to the extent such notice does not indicate reinvestment is intended with the Net Cash Proceeds of such Major Disposition, on or before the twenty-fifth (25th) Business Day following receipt of such Net Cash Proceeds and (y) in any other case, promptly after the Parent Borrower determines that it will not reinvest such Net Cash Proceeds in accordance with the terms and limitations of the previous sentence, but in no event later than

366 days following the receipt of such Net Cash Proceeds. To the extent that the Parent Borrower has determined in good faith that repatriation to the United States of any or all the Net Cash Proceeds of any Subject Disposition or Involuntary Disposition by a Foreign Subsidiary would have a material adverse tax consequence to the Parent Borrower and its Subsidiaries, the Net Cash Proceeds so affected may be retained by such Foreign Subsidiary, provided that on or before the date on which any such Net Cash Proceeds would otherwise have been required to be applied to reinvestments or prepayments pursuant to the foregoing provisions of this Section 2.06(b)(ii), the Parent Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes (to the extent such taxes are not already deducted pursuant to the definition of Net Cash Proceeds) that would have been payable or reserved against if such Net Cash Proceeds had been repatriated to the United States.

(iii) Indebtedness. Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any incurrence or issuance of Indebtedness after the Closing Date (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.03). Any prepayment in respect of such Indebtedness hereunder will be payable on the Business Day following receipt by the Parent Borrower or other members of the Consolidated Group of the Net Cash Proceeds therefrom.

(iv) Consolidated Excess Cash Flow. If for any fiscal year of the Parent Borrower ending after December 31, 2010 there shall be Consolidated Excess Cash Flow, then, on a date that is no later five Business Days following the date that financial statements for such fiscal year are required to be delivered pursuant to Section 7.01(a), the Loan Obligations shall be prepaid by an amount equal to the ECF Application Amount for such fiscal year less any voluntary prepayments of Term Loans made during such fiscal year (other than such voluntary prepayments that are funded by the proceeds of Indebtedness).

(v) Eurodollar Prepayment Account. If the Parent Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.06(b), so long as no Event of Default exists, the Parent Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Applicable Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Applicable Agent) by and in the sole dominion and control of the Applicable Agent. Any amounts so deposited shall be held by the Applicable Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the earliest of (x) the end of the current Interest Periods applicable thereto, (y) three months following the date of such deposit and (z) at the election of the Applicable Agent, upon the occurrence of an Event of Default. At the request of the Parent Borrower, amounts so deposited shall be invested by the Applicable Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Parent Borrower and the Parent Borrower will deposit with the Applicable Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments of Loans. Prepayments of the Term A Loans or Term B Loans pursuant to Section 2.06(a) shall be applied to either tranche of Term Loans as directed by the Parent Borrower (and, within such tranche, shall be applied to the payments required under Section 2.05(c) (in the case of the Term A Loans) and Section 2.05(d) (in the case of Term B Loans) as directed by the Parent Borrower). Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments of Loans. Mandatory prepayments on the Loan Obligations will be paid by the Applicable Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A) Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Revolving Obligations as appropriate.

(B) Mandatory prepayments in respect of Subject Dispositions and Involuntary Dispositions under subsection (b)(ii) above, Indebtedness under subsection (b)(iii) and Consolidated Excess Cash Flow under subsection (b)(iv) above shall be applied (i) first to the Term A Loans and Term B Loans (pro rata based on the amount of each such tranche of Loans then outstanding and, within such tranche, shall be applied on a pro rata basis to the payments required under Section 2.05(c) (in the case of the Term A Loans) and Section 2.05(d) (in the case of Term B Loans)), then (ii) to the Revolving Obligations (without permanent reduction of the Revolving Commitments).

(iii) Cash Collateralization of B/A Drawings. Amounts to be applied pursuant to this Section 2.06 or Article IX to cash collateralize amounts to become due with respect to outstanding B/As shall be deposited in the Prepayment Account (as defined below). The Canadian Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of outstanding B/As have been prepaid or until all the allocable cash on deposit has been exhausted. For purposes of this Credit Agreement, the term “Prepayment Account” means an account established by a Canadian Borrower with the Canadian Agent and over which the Canadian Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (iii). The Canadian Agent will, at the request of such Canadian Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Canadian Agent in consultation with such Canadian Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided that the Canadian Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Borrowers shall indemnify the Canadian Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of such Canadian Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section 2.06 and Article IX), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article IX, the Canadian Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations in respect of the Loans, Unreimbursed Amounts and B/As (and each Borrower hereby grants to the Canadian Agent a security interest in its Prepayment Account to secure such Obligations).

2.07 Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part by notice from the Parent Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 12:00 noon (New York time) at least five (5) Business Days prior to the date of reduction or termination and any such reduction or terminations shall be in a minimum amount of $1.0 million and integral multiples of $1.0 million in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Outstanding Amount of Loan Obligations then outstanding thereunder. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of any Commitments shall be applied to the Commitment of each applicable Lender according to its Pro Rata Share. All commitment or other fees accrued with respect to any Commitment through the effective date of any termination thereof shall be paid on the effective date of such termination. A notice of termination of the Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent

Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) If any amount payable by the Borrowers under any Credit Document is not paid when due, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fees. The Parent Borrower shall pay to the Administrative Agent for the account of (x) each Dollar Revolving Lender in accordance with its Dollar Revolving Commitment Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Dollar Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Dollar Revolving Loans (but not, for the avoidance of doubt, any Swingline Loans) and (ii) the Outstanding Amount of Dollar Facility L/C Obligations, (y) each Limited Currency Revolving Lender in accordance with its Limited Currency Revolving Commitment Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Limited Currency Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Limited Currency Revolving Loans and (ii) the Outstanding Amount of Limited Currency Facility L/C Obligations and (z) each Multicurrency Revolving Lender in accordance with its Multicurrency Revolving Commitment Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Multicurrency Revolving Committed Amount exceeds the Outstanding Amount of Multicurrency Revolving Loans (such fees, collectively, the “Commitment Fees”). The Commitment Fees shall accrue from and including the Closing Date, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date. The Commitment Fees shall be calculated quarterly in arrears.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent, for the account of each L/C Revolving Lender in accordance with its L/C Commitment Percentage, a Letter of Credit fee, in Dollars, for each Letter of Credit, an amount equal to the Applicable Percentage for Revolving Loans that are Eurodollar Loans multiplied by the daily maximum undrawn Outstanding Amount under such Letter of Credit (the “Letter of Credit Fees”). For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the tenth (10th) day of each January, April, July and October (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Parent Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, 0.125% of the daily undrawn Outstanding Amount under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth (10th) day of each January, April, July and October (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the applicable Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) B/A Fees. Each Canadian Borrower agrees to pay to the Canadian Agent, in Dollars, for the account of each Multicurrency Revolving Lender, on each date on which a B/A drawn by such Canadian Borrower is accepted hereunder an acceptance fee (the “B/A Fee”) computed by multiplying the Dollar Equivalent of the face amount of each such B/A by the product of (i) the Applicable Percentage for B/A Drawings on such date multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(d) Other Fees. The Parent Borrower shall pay to JPMCB, the Lead Arrangers, Goldman Sachs Lending Partners LLC and Deutsche Bank Trust Company Americas, for their own respective accounts, fees in the amounts and at the times specified in the Engagement Letter. The Parent Borrower shall also pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

The applicable Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate loans denominated in Canadian Dollars and Base Rate Loans denominated in Dollars when the Base Rate is determined by JPMCB’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Eurodollar Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Applicable Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Payments Generally; Applicable Agent’s Clawback.

(a) General. All payments to be made by any Credit Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal and interest on any Loan shall be payable in the same currency as such Loan is denominated. All payments of fees pursuant to Section 2.09 shall be payable in Dollars. All payments in respect of Unreimbursed Amounts shall be payable in the currency provided in Section 2.03. All other payments herein shall be payable in the currency specified with respect to such payment or, if the currency is not specified, in Dollars. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Applicable Agent, for the account of the Lenders to which such payment is owed, at the Applicable Agent’s Office in Same Day Funds not later than 3:00 p.m. Local Time on the date specified herein. The Applicable Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Applicable Agent after 3:00 p.m. Local Time shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Applicable Agent. Unless the Applicable Agent shall have received notice from a Lender prior to the proposed time of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing or such Lender’s acceptance and purchase of B/As. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

(ii) Payments by the Borrowers; Presumptions by Applicable Agent. Unless the Applicable Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the applicable Borrower will not make such payment, the Applicable Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, receiving any such payment severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

A notice of the Applicable Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Applicable Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Applicable Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Applicable Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to accept and purchase B/As, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, amounts owing to it in respect of any B/A Drawing or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans, amounts owing in respect of any B/A Drawing or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Applicable Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, amounts owing in respect of any B/A Drawing and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, amounts owing to it in respect of any B/A Drawing or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to any Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.12 shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders.

2.13 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative

Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. Each other Agent shall promptly provide the Administrative Agent with all information needed to maintain such accounts in respect of the Loans or B/A Drawings administered by such Agent. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as a non-fiduciary agent for the Borrowers, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interest or obligation of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.

2.14 CAM Exchange.

(a) On the Revolving CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated in accordance with Section 9.02; (ii) each Dollar Revolving Lender shall fund its participation in any outstanding Swingline Loans in accordance with Section 2.04(b); (iii) each L/C Revolving Lender shall fund its L/C Advance in any outstanding L/C Borrowings; and (iv) the Revolving Lenders shall purchase at par (and in the currencies in which such Designated Revolving Obligations are denominated) interests in the Designated Revolving Obligations under each Revolving Facility (and shall make payments to the Applicable Agent for reallocation to other Revolving Lenders to the extent necessary to give effect to such purchase) and shall assume obligations to reimburse the applicable L/C Issuer for L/C Borrowings such that, after giving effect to such payments, each Revolving Lender shall own an interest equal to such Revolving Lender’s Revolving CAM Percentage in the Designated Revolving Obligations under each Revolving Facility and shall have the obligation to reimburse each L/C Issuer for its Revolving CAM Percentage of each L/C Borrowing. It is understood and agreed that Revolving Lenders holding interests in B/As on the Revolving CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Revolving Lenders in funded Revolving Loans in the CAM Exchange. Each Revolving Lender and each Person acquiring a participation from any Revolving Lender as contemplated by Section 11.06 hereby consents and agrees to the Revolving CAM Exchange. Each of the Revolving Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders after giving effect to the Revolving CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans under this Credit Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Revolving Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the Revolving CAM Exchange.

(b) As a result of the Revolving CAM Exchange, from and after the Revolving CAM Exchange Date, each payment received by the Applicable Agent pursuant to any Credit Document in respect of the Designated Revolving

Obligations shall be distributed to the Revolving Lenders on a pro rata basis in accordance with their respective Revolving CAM Percentages.

(c) In the event that on or after the Revolving CAM Exchange, an L/C Borrowing is made under any Letter of Credit that is not reimbursed by the applicable Borrower, each Revolving Lender shall provide its L/C Advance to such L/C Issuer for its Revolving CAM Percentage of such L/C Borrowing.

(d) This Section 2.14 shall only apply if there are Foreign Credit Parties on the Revolving CAM Exchange Date.

2.15 Canadian Bankers’ Acceptances.

(a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Sections 2.01 or 2.02 shall be made ratably by the Multicurrency Revolving Lenders in accordance with their Multicurrency Revolving Commitment Percentage. The failure of any Multicurrency Revolving Lender to accept any B/A required to be accepted by it shall not relieve any other Multicurrency Revolving Lender of its obligations hereunder; provided that the Multicurrency Revolving Commitments are several and no Multicurrency Revolving Lender shall be responsible for any other Multicurrency Revolving Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000. The face amount of each B/A shall be C$100,000 or any whole multiple thereof. If any Multicurrency Revolving Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of C$100,000, the face amount of the B/As accepted by such Multicurrency Revolving Lender may be increased or reduced to the nearest integral multiple of C$100,000 by the Canadian Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) B/A Drawings outstanding.

(c) To request an acceptance and purchase of B/As, a Canadian Borrower shall notify the Canadian Agent of such request by telephone or by telecopy not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such Loan Notice shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Agent of a written request in a form approved by the Canadian Agent and signed by such Canadian Borrower. Each such Loan Notice shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Revolving Termination Date); and

(iv) the location and number of the applicable Canadian Borrower’s account to which any funds are to be disbursed, which shall comply with the requirements of Section 2.02. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a Loan Notice in accordance with this paragraph, the Canadian Agent shall advise each Multicurrency Revolving Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Multicurrency Revolving Lender.

(d) Each Canadian Borrower hereby appoints each Multicurrency Revolving Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Multicurrency Revolving Lender, blank forms of B/As. It shall be the responsibility of each Multicurrency

Revolving Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Credit Agreement. Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Multicurrency Revolving Lender shall bind such Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrower. Each Multicurrency Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Multicurrency Revolving Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Multicurrency Revolving Lender. No Multicurrency Revolving Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Multicurrency Revolving Lender. Each Multicurrency Revolving Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Multicurrency Revolving Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to each Canadian Borrower upon its request and at its expense. Upon request by any Canadian Borrower, a Multicurrency Revolving Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrower and that are held by such Multicurrency Revolving Lender and are not required to be issued pursuant to this Credit Agreement.

(e) Drafts of each Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Multicurrency Revolving Lenders or such Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on such Canadian Borrower.

(f) Upon acceptance of a B/A by a Multicurrency Revolving Lender, such Multicurrency Revolving Lender shall purchase, or arrange the purchase of, such B/A from the applicable Canadian Borrower at the Discount Rate for such Multicurrency Revolving Lender applicable to such B/A accepted by it and provide to the Canadian Agent the Discount Proceeds for the account of such Canadian Borrower as provided in Section 2.02. The acceptance fee payable by the applicable Canadian Borrower to a Multicurrency Revolving Lender under Section 2.09 in respect of each B/A accepted by such Multicurrency Revolving Lender shall be set off against the Discount Proceeds payable by such Multicurrency Revolving Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Multicurrency Revolving Loan pursuant to Section 2.02, the net amount that would otherwise be payable to such Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.02(f).

(g) Each Multicurrency Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Multicurrency Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Credit Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Multicurrency Revolving Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if such Multicurrency Revolving Lender as holder sues each Canadian Borrower on the B/A for payment of the amounts payable by such Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required pursuant to the provisions of this Credit Agreement, each Canadian Borrower shall pay the Multicurrency Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Canadian Borrower shall have no further liability in respect of such B/A and such Multicurrency Revolving Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of each Canadian Borrower and any Multicurrency Revolving Lender, B/As under this Credit Agreement to be accepted by such Multicurrency Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.15.

(k) If a Multicurrency Revolving Lender is not a chartered bank under the Bank Act (Canada) or if a Multicurrency Revolving Lender notifies the Canadian Agent in writing that it is otherwise unable to accept B/As, such Multicurrency Revolving Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the applicable Canadian Borrower in the amount and for the same term as the draft which such Multicurrency Revolving Lender would otherwise have been required to accept and purchase hereunder. Each such Multicurrency Revolving Lender will provide to the Canadian Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the applicable Canadian Borrower in the same manner as such Multicurrency Revolving Lender would have provided the Discount Proceeds in respect of the draft which such Multicurrency Revolving Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Multicurrency Revolving Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Multicurrency Revolving Lenders and the applicable Canadian Borrower as the B/A which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Credit Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the applicable Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Multicurrency Revolving Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Credit Agreement.

2.16 Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender hereunder (as determined by the Administrative Agent or, in the case of clause (d) below, any applicable L/C Issuer), then the following provisions shall apply for so long as such Defaulting Lender is a Defaulting Lender:

(a) the Administrative Agent (or the applicable L/C Issuer, as the case may be) shall promptly notify the Parent Borrower and each Lender that such Lender is a Defaulting Lender for purposes of this Credit Agreement;

(b) fees under Section 2.09(a) shall cease to accrue on the Commitment of such Defaulting Lender (except to the extent reallocated pursuant to Section 2.16(e));

(c) the Commitments and Loans of such Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders, Required Revolving Lenders, Required Dollar Revolving Lenders, Required L/C Lenders, Required Limited Currency Revolving Lenders, Required Multicurrency Revolving Lenders, Required Term A Lenders or Required Term B Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01);

(d) if any Swingline Loan or Letter of Credit is outstanding at the time the notice described in clause (a) above is provided, the Parent Borrower shall within one Business Day following notice by the Administrative Agent (i) prepay such Swingline Loan and (ii) cash collateralize such Defaulting Lender’s L/C Obligations in accordance with Section 2.03(a)(ii)(F) and on terms similar to the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding; provided that (A) to the extent the sum of the total Dollar Revolving Obligations (other than any Dollar Revolving Obligations constituting outstanding Dollar Revolving Loans made by any Defaulting Lender but including each Defaulting Lender’s Dollar Facility L/C Obligations and Swingline Exposure) does not exceed the sum of the total Dollar Revolving Commitments (excluding the Dollar Revolving Commitment of any Defaulting Lender

except to the extent of any outstanding Dollar Revolving Loans of such Defaulting Lender), the Administrative Agent may, by notice to the Dollar Revolving Lenders, elect to reallocate the Swingline Exposure among all non-Defaulting Lenders under the Dollar Revolving Facility by disregarding the Dollar Revolving Commitments of all Defaulting Lenders (except to the extent of any outstanding Dollar Revolving Loans of such Defaulting Lenders) for purposes of calculating each non-Defaulting Lender’s Dollar Revolving Commitment Percentage, and to the extent the Administrative Agent elects to require such reallocation in accordance with the foregoing, no such Swingline Loan shall be required to be repaid pursuant to this Section 2.16(d) to the extent of such reallocation and (B) to the extent the sum of the total Dollar Revolving Obligations (other than any Dollar Revolving Obligations constituting outstanding Dollar Revolving Loans made by any Defaulting Lender but including each Defaulting Lender’s Dollar Facility L/C Obligations and Swingline Exposure) plus the total Limited Currency Revolving Obligations (other than any Limited Currency Revolving Obligations constituting outstanding Limited Currency Revolving Loans made by any Defaulting Lender but including each Defaulting Lender’s Limited Currency Facility L/C Obligations) does not exceed the sum of the total Dollar Revolving Commitments (excluding the Dollar Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Dollar Revolving Loans of such Defaulting Lender) plus the total Limited Currency Revolving Commitments (excluding the Limited Currency Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Limited Currency Revolving Loans of such Defaulting Lender), the Administrative Agent may, by notice to the Dollar Revolving Lenders and the Limited Currency Revolving Lenders, elect to reallocate the L/C Obligations among all non-Defaulting Lenders under the Dollar Revolving Facility and Limited Currency Revolving Facility by disregarding the Dollar Revolving Commitments and Limited Currency Revolving Commitments of all Defaulting Lenders (except to the extent of any outstanding Loans of such Defaulting Lenders) for purposes of calculating each non-Defaulting Lender’s L/C Commitment Percentage, and to the extent the Administrative Agent elects to require such reallocation in accordance with the foregoing, no such L/C Obligations shall be required to be cash collateralized pursuant to this Section 2.16(d) to the extent of such reallocation; provided that the reallocation pursuant to the foregoing shall not be permitted to the extent it would cause (x) any Dollar Revolving Lender’s Dollar Revolving Obligations to exceed its Dollar Revolving Committed Amount or (y) any Limited Currency Revolving Lender’s Limited Currency Revolving Obligations to exceed its Limited Currency Revolving Committed Amount.

(e) to the extent:

(i) the Parent Borrower cash collateralizes any Defaulting Lender’s L/C Obligations pursuant to Section 2.16(d), the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b)(i) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized (but shall be reallocated pursuant to clause (ii) below);

(ii) the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to each applicable proviso to Section 2.16(d) above, then the fees payable to the Lenders pursuant to Section 2.09(b)(i) shall be adjusted proportionately to reflect such reallocation; or

(iii) the Parent Borrower fails to cash collateralize any Defaulting Lender’s L/C Obligations pursuant to Section 2.16(d) above and the L/C Obligations are not reallocated pursuant to either proviso, as applicable, to Section 2.16(d) above, then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, then all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.09(b)(i) with respect to such Defaulting Lender’s L/C Obligations shall be payable to each applicable L/C Issuer until such L/C Obligations are cash collateralized or reallocated pursuant to Section 2.16(d);

(f) for purposes of determining:

(i) the amount of the total Commitments for purposes of Section 2.01, 2.03(b) and 2.04(a), the Commitment of each Defaulting Lender shall be excluded therefrom (other than any portion of such Commitment pursuant to which there is then outstanding a Loan from such Defaulting Lender); and

(ii) the applicable L/C Obligations of any Lender with respect to any Letter of Credit that is issued, increased (to the extent of the increase only) or renewed (but, for the avoidance of doubt, not with respect to any other applicable L/C Obligations relating to any other Letter of Credit) during the period in which there is a Defaulting Lender or the Swingline Exposure of any Lender with respect to any Swingline Loan made during the period in which there is a Defaulting Lender, the Commitment of such Defaulting Lender shall be deemed to be zero; and

(g) in the Administrative Agent’s sole discretion:

(i) any prepayment of the principal amount of any Loans shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender; and

(ii) subject to Section 2.16(e)(iii), any amount payable to such Defaulting Lender pursuant to this Credit Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.12 or Section 3.06(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, applicable L/C Issuer or Swingline Lender hereunder, (ii) second, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Parent Borrower, each applicable L/C Issuer and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Administrative Agent shall promptly notify each Lender that such Lender has ceased to be a Defaulting Lender and, from and after the date of such notification, the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Dollar Facility Percentage and Limited Currency Facility Percentage.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Except as otherwise required by law (as determined in the good faith discretion of the applicable withholding agent), any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section) the Applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Applicable Borrower. Without duplication of any amounts payable under Section 3.01(a), the applicable Borrower shall indemnify the Applicable Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Applicable Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Applicable Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Upon the reasonable request of any Credit Party, the Lenders, and the Applicable Agent agree to use their reasonable efforts to cooperate with such Credit Party (at such Credit Party’s direction and expense) in contesting the imposition of, or claiming a refund of, any Indemnified Taxes or Other Taxes paid by such Credit Party, whether directly to a Governmental Authority or pursuant to this Section, that such Credit Party reasonably believes were not correctly or legally asserted by the relevant Governmental Authority unless such Lender or the Applicable Agent, as the case may be, determines in good faith that pursuing such a contest or refund would be materially disadvantageous to it.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

(e) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the applicable Borrower or the Applicable Agent, provide such Borrower and the Applicable Agent with any documentation prescribed by Law, or reasonably requested by such Borrower or the Applicable Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Credit Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to such Borrower and the Applicable Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Borrower and the Applicable Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Credit Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable Borrower, Applicable Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Parent Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding,

(ii) Each Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Parent Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party.

(B) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit 3.01(e) (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the applicable Borrower and the Applicable Agent (in such number of copies as shall be reasonably requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify the Applicable Agent and the applicable Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Applicable Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Credit Party, upon the request of the Applicable Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest (attributable to the period of time that the Parent Borrower had use of such funds) or other charges imposed by the relevant Governmental Authority) to the Applicable Agent or such Lender in the event the Applicable Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Applicable Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Parent Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Credit Party the payment of which would place such Lender in a less favorable net after-tax position that such Lender or would have been in if the Indemnified or other Tax giving rise to such refund had never been imposed.

(g) Payments made by the Applicable Agent. For the avoidance of doubt, any payments made by the Applicable Agent to any Lender shall be treated as payments made by the applicable Credit Party.

(h) Lender treated as Partnership. If any Lender is treated as a partnership for purposes of an applicable Indemnified Tax or Other Tax, any withholding made by such Lender in accordance with applicable law and pursuant to Section 3.01(a) shall be treated as if such withholding had been made by the applicable Borrower or the Applicable Agent, and in such case, the definition of Excluded Taxes shall be applied by reference to each partner of such Lender.

(i) Issuing Banks and Swingline Lenders. For purposes of this Section 3.01, the term “Lender” shall include any L/C Issuer and the Swingline Lender.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04 Increased Cost; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes, which shall be governed exclusively by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or L/C Issuer or the London of Canadian interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans or B/A Drawings made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or, in the case of clause (ii) above, any Loan) or obtaining funds for the purchase of B/As, or of maintaining its obligation to make any such Loan or accept and purchase B/As, or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Parent Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law, then from time to time the Parent Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Parent Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) the payment of any principal in respect of a B/A other than on the last day of a Contract Period for such B/A (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(c) any failure by the Parent Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower; or

(d) any assignment of a Eurodollar Rate Loan or the right to receive payment in respect of a B/A on a day other than the last day of the Interest Period or Contract Period, as the case may be, therefor as a result of a request by the Parent Borrower pursuant to Section 11.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of a Lender, shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Parent Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Parent Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Parent Borrower may replace such Lender in accordance with Section 11.13.

(c) Limitation on Additional Amounts, Etc. Notwithstanding anything to the contrary contained in this Article III of this Credit Agreement, unless a Lender gives notice to the Parent Borrower that it is obligated to pay an amount under this Article within nine (9) months after the latest of (i) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital, (ii) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital or (iii) where the increased costs, loss, expense, liability, etc. relates to a third party claim (e.g., a tax claim), the date on which the Lender has actual knowledge of such claim, then such Lender shall not be entitled to be compensated for such amounts by the Parent Borrower pursuant to this Article III to the extent any portion of such amounts are directly attributable (e.g., late penalties payable on a third party claim) to such Lender’s failure to provide notice within the required period.

3.07 Survival Losses.

All of the Parent Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Additional Reserve Costs.

(a) In the case of any Lender making a Limited Currency Revolving Loan or Multicurrency Revolving Loan from a Lending Office in the United Kingdom or a Participating Member State, such Lender shall be entitled to require the Parent Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Schedule 3.08 hereto.

(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank, the European System of Central Banks or the Bank of Canada, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurodollar Rate Loans, such Lender shall be entitled to require the Parent Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Parent Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Parent Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

(a) Each of the Parent Borrower and the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Borrower Obligations (the “Domestic Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Domestic Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Domestic Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Domestic Guaranteed Obligations, the obligations of each

Domestic Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Domestic Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Domestic Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Domestic Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Domestic Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Domestic Guarantor, the time for any performance of or compliance with any of the Domestic Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Domestic Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c) the maturity of any of the Domestic Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Domestic Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Domestic Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Domestic Guaranteed Obligations as security for any of the Domestic Guaranteed Obligations shall fail to attach or be perfected; or

(e) any of the Domestic Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Domestic Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Domestic Guarantor).

With respect to its obligations hereunder, each Domestic Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Domestic Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Domestic Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Domestic Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

Neither the Domestic Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Borrower, by reason of such Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Domestic Guaranteed Obligations. The obligations of the Domestic Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Domestic Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of Domestic Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Domestic Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Waivers.

Each Domestic Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower hereunder or against any collateral securing the Domestic Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Domestic Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the applicable Borrower nor the Domestic Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Domestic Guarantors’ obligations hereunder unless as a result thereof, the Domestic Guaranteed Obligations shall have been indefeasibly paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Domestic Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05 Remedies.

The Domestic Guarantors agree that, to the fullest extent permitted by law, as between the Domestic Guarantors, on the one hand, and the Administrative Agent and the holders of the Domestic Guaranteed Obligations, on the other hand, the Domestic Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Domestic Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Domestic Guaranteed Obligations being deemed to have become automatically due and payable), the Domestic Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that the Domestic Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Domestic Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Domestic Guaranteed Obligations until such time as the Domestic Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Domestic Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07 Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Domestic Guaranteed Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions to Closing Date.

The effectiveness of this Credit Agreement is subject to the satisfaction of the following conditions precedent:

(a) Executed Credit Agreement. The Administrative Agent’s receipt of counterparts of (i) this Credit Agreement, duly executed by a Responsible Officer of each Credit Party and by each Lender party hereto, (ii) the U.S. Security Agreement, duly executed by a Responsible Officer of the Parent Borrower and each Domestic Guarantor, (iii) the U.S. Pledge Agreement, duly executed by a Responsible Officer of the Parent Borrower and each Domestic Guarantor and (iv) Notes, to the extent requested by a Lender by written notice delivered to the Parent Borrower at least five (5) Business Days prior to the Closing Date, duly executed by a Responsible Officer of the Parent Borrower, in each case as dated of the Closing Date and in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and each of the Lenders.

(b) Personal Property Collateral. The Collateral Agent’s receipt of the following:

(i) Lien Priority. Evidence, including UCC, tax and judgment lien searches from the jurisdiction of formation and jurisdiction of the chief executive office of each Credit Party and intellectual property searches, that none of the Collateral is subject to any Liens (in each case other than Permitted Liens);

(ii) UCC Financing Statements. Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii) Intellectual Property. Such patent, trademark and copyright security agreements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ material IP Rights;

(iv) Capital Stock. Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents and required to be delivered thereunder (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank;

(v) Promissory Notes. Original promissory notes to the extent required by the U.S. Security Agreement, if any, evidencing intercompany loans or advances owing to any Credit Party by any Subsidiary of the Parent Borrower, together with undated allonges executed in blank; and

(vi) Insurance. Copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents together with endorsements identifying the Collateral Agent, on behalf of the holders of the Obligations, as additional insured or loss payee, with respect to all insurance policies to be maintained with respect to the properties of the Parent Borrower and its Subsidiaries forming any part of the Collateral.

(c) Opinions of Counsel. The Administrative Agent’s receipt of a customary duly executed opinion of Latham & Watkins LLP and of appropriate local counsel to the Credit Parties, dated as of the Closing Date, in each case, reasonably satisfactory to the Administrative Agent.

(d) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i) Charter Documents. Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement;

(iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v) Good Standing Certificates. Certificates of good standing or the equivalent (if any) from its jurisdiction of organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority.

(e) Officer Certificates. The following shall be true as of the Closing Date, and the Administrative Agent shall have received a certificate or certificates of a Responsible Officer of the Parent Borrower, dated as of the Closing Date, certifying each of the following:

(i) Consents. No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

(ii) Material Adverse Effect. There shall have been no event or circumstance since December 31, 2009 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iii) Material Litigation. There shall be no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect; and

(iv) Representations and Warranties; No Default. The conditions set forth in Sections 5.02(a) and (b) have been satisfied as of the Closing Date.

(f) Financial Statements. The Lenders shall have received copies of the financial statements referred to in Section 6.05.

(g) Forecasts. The Lead Arrangers shall have received forecasts of the income statement and a free cash flow reconciliation of the Parent Borrower and its Subsidiaries on an annual basis, through the Term B Loan Termination Date.

(h) Merger with Ticketmaster. Ticketmaster shall have merged with and into the Parent Borrower on terms reasonably satisfactory to the Lead Arrangers.

(i) Solvency. The Administrative Agent shall have received a customary certificate, dated as of the Closing Date, certified by the chief financial officer of the Parent Borrower, stating that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(j) Fees and Expenses. To the extent required by the Credit Documents, all accrued reasonable out-of-pocket fees and expenses of the Lead Arrangers and the Agents (including the reasonable fees and expenses of counsel (including any local counsel) for the Agents) shall have been paid.

(k) New Senior Notes. The Parent Borrower shall have consummated the issuance of the New Senior Notes on terms reasonably satisfactory to the Lead Arrangers.

(l) Indebtedness. After giving effect to the Closing Date, the Parent Borrower and its Subsidiaries shall have no Indebtedness other than with respect to the Term Loans, the Existing Letters of Credit, the Existing Convertible Notes, the Senior Notes, the Azoff Promissory Note, Indebtedness permitted pursuant to Section 8.03(b) and other Indebtedness as may be reasonably acceptable to the Lead Arrangers.

(m) KYC Information. The Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(n) Existing Preferred Stock. The Holdco #2 Merger shall have occurred, and the Existing Preferred Stock shall have been converted into the right to receive cash pursuant to the Holdco #2 Merger.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to All Credit Extensions.

The obligation of each Lender and L/C Issuer to honor any Request for Credit Extension is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Credit Party contained in Article VI shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03 First Credit Extension to each Foreign Borrower.

The obligation of each Lender to honor any initial request for a Loan or B/A by each Foreign Borrower or of any L/C Issuer to honor any initial request for a Letter of Credit by each Foreign Borrower is subject to the satisfaction of the following further conditions precedent:

(a) The Administrative Agent shall have received an opinion of counsel for such Foreign Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b) The Administrative Agent shall have received all documents which it may reasonably request relating to the existence of such Foreign Borrower, its corporate authority for and the validity of its entry into its Foreign Borrower Agreement, this Credit Agreement, any other Credit Document and any amendments to the Credit Documents contemplated by Section 1.08, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) Each of the Foreign Subsidiaries (other than an Excluded Subsidiary) shall have (i) jointly and severally guaranteed to the Administrative Agent and each of the holders of the Foreign Obligations the prompt payment of the Foreign Obligations (the “Foreign Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory pre-payment, by acceleration, as a mandatory cash collateralization or otherwise) pursuant to one or more guarantees in form in substance reasonably satisfactory to the Administrative Agent (each, a “Foreign Guarantee Agreement”) and (ii) taken all actions necessary to create and perfect a security interest in its assets other than any Excluded Property pursuant to Foreign Collateral Documents in form and substance reasonably satisfactory to the Collateral Agent; provided that this clause (c) shall not require the creation or perfection of pledges of or security interests in particular assets of the Foreign Subsidiaries or guarantees from particular Foreign Subsidiaries if, to the extent and for so long as, the Administrative Agent, in consultation with the Parent Borrower, reasonably determines that the cost to the Borrowers of creating or perfecting such pledges or security interests in such assets or obtaining such guarantees from Foreign Subsidiaries (in each case, taking into account, among other things (i) any adverse tax or other consequences to the Borrowers and the other Subsidiaries (including the imposition of withholding or other material taxes or costs on Lenders) and (ii) with respect to security interests in Equity Interests in Persons that are not, directly or indirectly, wholly owned by the Parent Borrower, any restrictions on the creation or perfection of such security interests (including the costs of obtaining necessary consents and approvals from other holders of Equity Interests in such Persons)) shall be commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom (as reasonably determined by the Parent Borrower and the Administrative Agent).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Credit Party (a) is duly organized or formed, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; or (c) violate any Law applicable to such Credit Party and the relevant Credit Documents, except, in the case of clause (b) or (c) of this Section 6.02 only, as would not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings to perfect security interests granted pursuant to the Credit Documents and (c) approvals, consents, exemptions, authorizations, or other actions, notices or filings the failure to procure which would not reasonably be expected to have a Material Adverse Effect).

6.04 Binding Effect.

Each Credit Document has been duly executed and delivered by each Credit Party that is party hereto or thereto. Each Credit Document constitutes legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing.

6.05 Financial Statements.

The audited combined balance sheets of the Parent Borrower and its Subsidiaries as of December 31, 2009 and the related combined statements of income or operations, shareholders’ equity (or invested equity) and cash flows for the years ending December 31, 2009, December 31, 2008 and December 31, 2007, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

The unaudited pro forma condensed combined balance sheet of the Parent Borrower and its Subsidiaries as at December 31, 2009 and the related unaudited pro forma condensed combined statements of operations of the Parent Borrower and its Subsidiaries for the year ended December 31, 2009, certified by the chief financial officer or treasurer of the Parent Borrower, copies of which have been furnished to each Lender, fairly present the combined pro forma financial condition of the Parent Borrower and its Subsidiaries as at such date and the combined pro forma results of operations of the Parent Borrower and its Subsidiaries for the periods ended on such dates, in each case giving effect to the Transactions, all in accordance with Regulation S-X under the Securities Laws, as amended and the Parent Borrower believes that the assumptions underlying such unaudited pro forma combined financial statements are reasonable.

6.06 No Material Adverse Effect.

Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07 Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Parent Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08 No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09 Ownership of Property; Liens.

Each of the Parent Borrower and its Subsidiaries has good and valid title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other material property, except as would not reasonably be expected to have a Material Adverse Effect, and the property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10 Environmental Matters.

Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Parent Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

6.11 Taxes.

Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) the Parent Borrower and each of its Subsidiaries (i) has timely filed (or has had filed on its behalf) all Tax returns required to be filed and (ii) has paid prior to delinquency all Taxes, whether or not shown on a Tax Return, levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided, in accordance with GAAP, if such contest suspends enforcement or collection of the claim in question; (b) there are no current, pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, proposed tax assessments, deficiencies, audits or other claims against or with respect to the Parent Borrower or any of its Subsidiaries; and (c) neither the Parent Borrower nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

6.12 ERISA Compliance.

(a) Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Parent Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) the Parent Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code and (ii) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Parent Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Parent Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iii) there has been no “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code) with respect to any Plan; and (iv) neither the Parent Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of Parent Borrower or any other Credit Party, overtly threatened in writing to Borrower or any of its Subsidiaries. To the best knowledge of the Parent Borrower or any other Credit Party, after making reasonable due inquiry, the hours worked by and payments made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Parent Borrower or any of its Subsidiaries, or for which any claim made against the Parent Borrower or any of its Subsidiaries, which the Parent Borrower or any other Credit Party reasonably and in good faith believes the Parent Borrower or any of its Subsidiaries is liable, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any of its Subsidiaries is bound.

6.14 Subsidiaries.

Set forth on Schedule 6.14 is a list of all Subsidiaries of the Parent Borrower immediately after giving effect to the Closing Date, together with the jurisdiction of organization, and ownership and ownership percentages of Capital Stock of each such Subsidiary as of such date. Schedule 6.14 identifies whether such Subsidiary shall be party to a Collateral Document or is an Excluded Subsidiary. The outstanding Capital Stock has been validly issued, is owned free of Liens (other than Permitted Liens) and, with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14.

6.15 Margin Regulations; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16 Disclosure.

No written report, financial statement, certificate or other information (taken as a whole) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided and as of the Closing Date; provided that, with respect to projected financial information and estimates, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time they were made.

6.17 Compliance with Laws.

Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18 Insurance.

The Parent Borrower and each of its Subsidiaries maintain, in force, with financially sound and reputable insurance companies, and have paid all premiums and costs that are due and payable and are related to, insurance coverages in such amounts (with no materially greater risk retention) and against such risks under similar circumstances as are reasonably determined by the management of the Parent Borrower and its Subsidiaries to be sufficient in accordance with the usual and customary practices of companies of established repute engaged in the same or similar lines of business as the Parent Borrower and its Subsidiaries and operating in the same or similar locations, except to the extent reasonable self insurance meeting the same standards is maintained with respect to such risks.

6.19 Solvency.

As of the Closing Date, the Parent Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

6.20 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, each Credit Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. As of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.21 Collateral Matters.

(a) Each of the Collateral Documents creates (or will create, as the case may be), as security for the obligations purported to be secured thereby, subject to the provisions hereof and thereof, a legal, valid and enforceable security interest in all the Collateral subject to such Collateral Document (or comparable interest under foreign law in the case of foreign Collateral) and each such Collateral Document shall constitute either (x) a fully perfected Lien on, and security interest in, all of the Collateral subject to such Collateral Document (except for Collateral for which the absence or failure of the Lien on such Collateral would not constitute an Event of Default under Section 9.01(l)) or (b) a floating charge, fixed charge or security interest, as specified in the applicable Collateral Document, with respect to all of the Collateral subject to such Collateral Document, in each case in favor of the relevant Collateral Agent and subject to no other Liens except Permitted Liens. The pledgor or assignor, as the case may be, under each Collateral Document has good title to all Collateral subject thereto free and clear of all Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under the Collateral Documents except, with respect to the Domestic Credit Parties, for filings or recordings listed on Schedule 6.21 (as amended by each Perfection Certificate delivered to the Administrative Agent after the Closing Date), all of which shall have been made on or prior to the Closing Date except as otherwise expressly provided in Schedule 6.21 (or such Perfection Certificates, as applicable).

(b) When the U.S. Security Agreement (or a short-form version thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Domestic Credit Parties in the Intellectual Property (as such term is defined in the U.S. Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Domestic Credit Parties after the date hereof).

(c) The requirements set forth in Sections 5.01(b), 7.12, 7.13 and 7.14 are satisfied.

(d) Notwithstanding the foregoing, it is agreed that the Credit Parties shall not be required to enter into control agreements with respect to their deposit accounts and securities accounts in order to perfect the Administrative Agent’s Lien on the Collateral.

6.22 Status of Obligations.

The Obligations constitute Senior Indebtedness (and any other similar term defining Senior Indebtedness) under each indenture or other agreement governing any Subordinated Debt, if any, of the Parent Borrower or any other Credit Party.

6.23 Immunities, Etc.

Each Credit Party is subject to civil and commercial law with respect to its obligations under this Credit Agreement, and the execution, delivery and performance by it of this Credit Agreement and each other Credit Document to which it is a party constitutes and will constitute private and commercial acts rather than public or governmental acts. Each Credit Party has validly given its consent to be sued in respect of its obligations under this Credit Agreement and the other Credit Documents to which it is a party. Each Credit Party has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its obligations under this Credit Agreement and the other Credit Documents to which it is a party. The waiver by each Credit Party described in the immediately preceding sentence is legal, valid and binding on such Credit Party.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Parent Borrower will, and will cause each of its Subsidiaries to:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a) not later than ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, invested equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (1) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception and (2) if required by Section 404 of Sarbanes-Oxley, an attestation report of such Registered Public Accounting Firm as to the Parent Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley;

(b) not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, invested equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting the financial condition, results of operations, invested equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.01(a) and (b) above, if during any of the periods for which financial statements are required to be delivered hereunder the Parent Borrower shall have one or more material Unrestricted Subsidiaries, then such financial statements shall be accompanied by information in reasonable detail summarizing the material differences between the financial statements delivered hereunder and the results of operations and financial condition of the Parent Borrower and its Subsidiaries without giving effect to the results or condition of any such Unrestricted Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7.02, the Parent Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender:

(a) within five (5) Business Days following the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to financial covenants or, if any such Default or Event of Default shall exist, stating the nature and status of such event (which may be limited to the extent consistent with industry practice or the policy of the accounting firm);

(b) within five (5) Business Days following each delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto), (iii) setting forth a list of each Subject Disposition and Involuntary Disposition effected during the fiscal quarter or fiscal year, as the case may be, covered by such financial statements, to the extent the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $5.0 million or the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during such fiscal year exceeds $10.0 million (or the elapsed portion of such fiscal year in the case of a Compliance Certificate relating to a fiscal quarter), and whether the Parent Borrower and its Subsidiaries intend to reinvest the Net Cash Proceeds thereof or to use such Net Cash Proceeds to prepay the Loans, (iv) a calculation of the Cumulative Credit (in reasonable detail) as of the last day of the period covered by such financial statements and (v) setting forth a list of the Unrestricted Subsidiaries and the Subsidiaries (other than Immaterial Subsidiaries) (A) formed or acquired, (B) divested, liquidated, merged or otherwise disposed of, (C) that ceased to meet the definition of “Immaterial Subsidiaries” or (D) designated as Unrestricted Subsidiaries or Material Subsidiaries, or redesignated as Subsidiaries pursuant to a Subsidiary Redesignation, in each case during the period covered by such financial statements;

(c) promptly upon receipt thereof, all notices of default under any Indebtedness having an aggregate principal amount of at least $35.0 million;

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request;

(e) promptly after the furnishing thereof, copies of any material financial statement or report furnished to any holder of material Indebtedness of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f) as soon as available, but in any event no more than ninety (90) days following the beginning of each fiscal year of the Parent Borrower, a detailed consolidated budget for the subsequent fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter of such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget; and

(g) within 15 Business Days after the date of any Major Disposition, the Parent Borrower shall notify the Administrative Agent thereof and whether and to what extent the Net Cash Proceeds received therefrom is intended to be used to reinvest or make prepayments pursuant to Section 2.06(b)(ii).

Documents required to be delivered pursuant to Section 7.01 or 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), or otherwise indicated to the Administrative Agent as being “PUBLIC”;

(2) by marking or otherwise indicating the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Agents, the Lead Arrangers, the L/C Issuers and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Credit Party Materials that are not marked or otherwise indicated “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

7.03 Notification.

Promptly, and in any event within two Business Days after any Responsible Officer of the Parent Borrower or any of its material Subsidiaries obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any litigation, investigation or proceeding affecting any Credit Party which would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $25.0 million; and

(d) any other occurrences or events that result in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the occurrence or event requiring such notice and any action taken or proposed to be taken with respect thereto.

7.04 Preservation of Existence.

Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect (x) its existence and (y) its rights, franchises and authority, except (i) to the extent, in the case of clauses (x) (with respect to any Subsidiary only and not the Parent Borrower) and (y), that the failure to do so would not have a Material Adverse Effect, (ii) with respect to any Subsidiary or the Parent Borrower, to the extent otherwise permitted by Section 8.04 hereof, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent such assets exceed estimated liabilities, are acquired by the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower in such liquidation or dissolution; provided that Subsidiaries that are Guarantors may not be liquidated into Subsidiaries that are not Guarantors.

7.05 Payment of Taxes and Other Obligations.

(a) Pay and discharge (i) all Taxes imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent (it being understood that, with respect to any Unrestricted Subsidiary, such Subsidiary shall comply with this clause (i) to the extent that any such obligation to pay and discharge such Taxes may become an obligation of the Parent Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary)), (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except in each case to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; provided that no such Person shall be required to pay any amount that is being contested in good faith by appropriate proceedings and for which adequate reserves, determined in accordance with GAAP, have been established, if such contest suspends enforcement or collection of the claim in question.

(b) Timely and correctly file all Tax returns required to be filed by it, except for failures to file that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.06 Compliance with Law.

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.

7.07 Maintenance of Property.

Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be necessary or proper, to the extent and in the manner customary for similar businesses.

7.08 Insurance.

Maintain at all times in force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as determined by the Parent Borrower in its reasonable business judgment. The Collateral Agent shall be named as loss payee and/or additional insured, as its interests may appear, with respect to any such insurance providing coverage in respect of any collateral under the Collateral Documents, and the Parent Borrower shall request that each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered in any material respect or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies. The insurance coverage for the Consolidated Group as of the Closing Date is described as to type and amount on Schedule 7.08.

7.09 Books and Records.

Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Parent Borrower or such Subsidiary, as the case may be, and (b) such books of record and account are in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent Borrower or such Subsidiary.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent or any Lender (in the case of such Lender, coordinated through the Administrative Agent) to (i) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower and (ii) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Parent Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Parent Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors or any Lender (in the case of such Lender, coordinated through the Administrative Agent) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours. Notwithstanding any provision to the contrary, all meetings and inspections requested and held pursuant to this Section 7.10 are subject to applicable attorney-client privilege exceptions and compliance with non-disclosure and confidentiality agreements between the Parent Borrower, any of its Subsidiaries and third parties.

7.11 Use of Proceeds.

Use the proceeds of the Term A Loans and Term B Loans, together with the net proceeds of the New Senior Notes, to (a) repay in full and terminate the Existing Credit Facilities, (b) provide for the conversion of the Existing Preferred Stock into the right to receive cash, (c) pay fees for the consent solicitation of the Existing Senior Notes effected on or about the Closing Date and (d) pay costs and expenses related to the Transactions (including entry into this Credit Agreement) and use the proceeds of the Revolving Loans for working capital and general corporate purposes, in each case not in contravention of any Law or of any Credit Document.

7.12 Joinder of Subsidiaries as Guarantors.

Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Subsidiary that is not a Guarantor (other than a non-Wholly Owned Subsidiary invested in pursuant to Section 8.02(k) (unless such Subsidiary shall guarantee or provide Support Obligations in respect of any material Indebtedness (other than the Obligations) of the Parent Borrower or another Subsidiary) or an Excluded Subsidiary), which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and with respect to any such Subsidiary, within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the formation, acquisition or other receipt of interests thereof, cause the joinder of such Subsidiary as (x) in the case of a Domestic Subsidiary, as a Guarantor of the Domestic Obligations and any Foreign Obligations or (y) in the case of a Foreign Subsidiary, as a Guarantor of the Foreign Obligations, in each case pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents, take all actions necessary to create and perfect a security interest in its assets to the extent required by the applicable Collateral Documents and, if reasonably requested by the Administrative Agent, deliver favorable opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided that no Foreign Subsidiary shall be required to comply with any of the foregoing unless a Foreign Borrower has then been added and not terminated. For the avoidance of doubt, if (a) an Excluded Subsidiary shall cease to be an Excluded Subsidiary or (b) an Unrestricted Subsidiary shall be redesignated as a Subsidiary pursuant to a Subsidiary Redesignation or (c) a Foreign Borrower shall have been added and a Foreign Subsidiary would have otherwise been required to become a Guarantor pursuant to the previous sentence, such Subsidiary shall thereupon comply with the foregoing; provided that, solely in the case of clause (y) above, this Section 7.12 shall not require the creation or perfection of pledges of or security interests in particular assets of the Foreign Subsidiaries or guarantees from particular Foreign Subsidiaries if, to the extent and for so long as, the Administrative Agent, in consultation with the Parent Borrower, reasonably determines that the cost to the Borrowers of creating or perfecting such pledges or security interests in such assets or obtaining such guarantees from Foreign Subsidiaries (in each case, taking into account, among other things, (i) any adverse tax or other consequences to the Borrowers and the other Subsidiaries (including the imposition of withholding or other material taxes or costs on Lenders) and (ii) with respect to security interests in Equity Interests in Persons that are not, directly or indirectly, wholly owned by the Parent Borrower, any restrictions on the creation or perfection of such security interests (including the costs of obtaining necessary consents and approvals from other holders of Equity Interests in such Persons)) shall be commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom (as reasonably determined by the Parent Borrower and the Administrative Agent).

7.13 Pledge of Capital Stock.

Pledge or cause to be pledged to the Collateral Agent to secure the Obligations, other than in the case of Excluded Property, one hundred percent (100%) of the issued and outstanding Capital Stock of each Subsidiary to the extent owned by a Credit Party within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests; provided that, solely with respect to the Domestic Obligations, the pledge of the Capital Stock of Foreign Subsidiaries shall be limited to Capital Stock representing sixty-five percent (65%) (or if less, the full amount owned by such Subsidiary) of each class of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary to the extent owned by a Credit Party within thirty (30) days (or up to twenty (20) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests, in each case pursuant to the applicable Collateral Documents or pledge joinder agreements, together with, if reasonably requested by the Administrative Agent, opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.14 Pledge of Other Property.

With respect to each Credit Party, pledge and grant a security interest in all of its personal property, tangible and intangible, owned and leased (except (a) Excluded Property, (b) as otherwise set forth in Section 7.13 with respect to Capital Stock and (c) as otherwise set forth in the Collateral Documents) to secure (x) in the case of a Domestic Credit Party, the Obligations, and (y) in the case of a Foreign Credit Party, the Foreign Obligations, in each case within thirty (30) days (or up to ten (10) days later, if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the acquisition or creation thereof pursuant to such pledge and security agreements, joinder agreements or other documents as may be required, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.15 Further Assurances Regarding Collateral.

(a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error relating to the granting or perfection of security interests that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s or any Credit Party’s Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Obligations the rights granted to the holders of the Obligations under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party or any Credit Party’s Subsidiaries is or is to be a party, and cause each of the Parent Borrower’s Subsidiaries to do so.

(b) Notwithstanding anything to the contrary provided herein or in any Credit Document, the Parent Borrower and the Subsidiaries shall not be required to take any action required to perfect or maintain the perfection of any of the Liens of the Agents or Lenders with respect to cash, deposit accounts or securities accounts except to the extent such perfection is achieved by filing of financing statements, although cash, deposit accounts and securities accounts shall nevertheless constitute Collateral.

7.16 Interest Rate Protection.

As promptly as practicable, and in any event within 90 days after the Closing Date, the Parent Borrower will enter into, and thereafter for a period of not less than three years will maintain in effect, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Parent Borrower with respect to at least 50% of the Consolidated Total Funded Debt at the Closing Date.

7.17 Ownership of Foreign Borrowers.

Each of the Foreign Borrowers will, at all times, be a direct or indirect wholly owned subsidiary of the Parent Borrower.

7.18 Post-Closing Matters.

Parent Borrower shall complete the tasks set forth on Schedule 7.18, in each case within the time limits specified on such schedule.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Parent Borrower will not, and will not permit any of its Subsidiaries to:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to the Credit Documents;

(b) Liens under the Collateral Documents given to secure obligations under Swap Contracts between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, provided that such Swap Contracts are otherwise permitted under Section 8.03;

(c) Liens existing on the Closing Date and listed on Schedule 8.01, together with any extensions, replacements, modifications or renewals of the foregoing; provided that the collateral interests are not broadened or increased or secure any Property not secured by such Liens on the Closing Date (but shall be permitted to apply to after-acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing);

(d) Liens for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.05;

(e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 30 days, or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));

(f) Liens incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(i);

(h) easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business of the Parent Borrower or its Subsidiaries;

(i) Liens on property of any Person securing purchase money Indebtedness or Indebtedness in respect of Sale and Leaseback Transactions permitted under Section 8.14 (including capital leases and Synthetic Leases) of such Person, in each case to the extent incurred under Section 8.03(c) (or any refinancing of such Indebtedness incurred under Section 8.03(l)); provided, that any such Lien attaches only to the Property financed or leased and such Lien attaches prior to, at the time of or within one hundred eighty (180) days after the later of the date of acquisition of such property or the date such Property is placed in service (or, in the case of Liens securing a refinancing of such Indebtedness pursuant to Section 8.03(l), any such Lien attaches only to the Property that was so financed with the proceeds of the Indebtedness so refinanced);

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Credit Agreement;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Investments permitted by Section 8.02 hereof;

(m) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions not securing Indebtedness;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens on Property securing obligations incurred under Section 8.03(h) (or any refinancing of such Indebtedness incurred under Section 8.03(l)); provided that the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any Property other than the Property so acquired (or, in the case of Liens securing a refinancing of such Indebtedness pursuant to Section 8.03(l), the Property acquired with the proceeds of the Indebtedness so refinanced);

(p) other Liens, provided that such Liens do not secure obligations exceeding $50.0 million in an aggregate amount at any time outstanding;

(q) Liens in respect of any Indebtedness permitted under Section 8.03(g) to the extent such Liens extend only to Property of the Foreign Subsidiary or Foreign Subsidiaries incurring such Indebtedness (other than a Foreign Credit Party);

(r) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Subsidiary;

(s) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens securing obligations incurred pursuant to Section 8.03(n);

(u) Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(v) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Parent Borrower or any Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Parent Borrower or a Subsidiary; provided, that such Lien secures only the obligations of the Parent Borrower or such Subsidiaries in respect of such bankers’ acceptance or bank guarantee to the extent permitted under Section 8.03;

(w) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(x) Liens in favor of any Credit Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(y) Liens on the Capital Stock of Unrestricted Subsidiaries;

(z) Liens on deposits and accounts of Foreign Subsidiaries to secure Indebtedness incurred pursuant to Section 8.03(v);

(aa) Liens on assets of any member of the Academy Music Group securing AMG Indebtedness; and

(bb) Liens on Permitted Deposits securing customary obligations that are incurred in the ordinary course of business.

8.02 Investments.

Make or permit to exist any Investments, except:

(a) cash and Cash Equivalents of or to be owned by the Parent Borrower or a Subsidiary;

(b) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.02(b) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any Investment pursuant to this clause (b) is not increased at any time above the amount of such Investment existing on the Closing Date, unless such increase is permitted by any clause of this Section 8.02 (other than by this clause (b)), in which case the capacity of such other clause shall be reduced by such increase;

(c) to the extent not prohibited by applicable Law, advances to officers, directors and employees and consultants of the Parent Borrower and Subsidiaries made for travel, entertainment, compensation, relocation and other ordinary business purposes in an aggregate amount not to exceed $10.0 million at any time outstanding or, to the extent not used as part of or to increase the Cumulative Credit, in connection with such person’s purchase of equity of the Parent Borrower;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business;

(e) except to the extent constituting an Acquisition, Investments by the Parent Borrower and its Subsidiaries in Domestic Credit Parties;

(f) Investments by the Parent Borrower and Domestic Subsidiaries in Subsidiaries that are not Domestic Credit Parties (and, in the case of a Permitted Acquisition, in Persons that become Subsidiaries that are not Domestic Credit Parties upon consummation of such Permitted Acquisition) in an aggregate amount at any time not to exceed the greater of $150.0 million and 3.0% of Consolidated Total Assets at such time;

(g) Investments by Foreign Subsidiaries in any member of the Consolidated Group (including other Foreign Subsidiaries) and, in the case of a Permitted Acquisition, in Persons that become a members of the Consolidated Group (including Foreign Subsidiaries) upon consummation of such Permitted Acquisition;

(h) Support Obligations incurred pursuant to Section 8.03;

(i) Investments comprised of Permitted Acquisitions;

(j) advances in the ordinary course of business to secure developer and artist contracts of the Parent Borrower and its Subsidiaries;

(k) Investments at any time outstanding in an aggregate amount not to exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets at such time plus, so long as (x) no Default shall have occurred and be continuing or exist after giving effect thereto and (y) after giving effect on a Pro Forma Basis to the Investment to be made, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 (and if the Investment is greater than $50.0 million, then the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (y)), the amount of the Cumulative Credit at such time; provided that if any Investment is made pursuant to this Section 8.02(k) in any Person that is not a Domestic Credit Party and such Person thereafter becomes a Domestic Credit Party, such Investment shall thereafter be deemed to have been made pursuant to Section 8.02(e);

(l) Investments representing non-cash consideration received in connection with any Subject Disposition permitted pursuant to Section 8.05;

(m) Investments in joint ventures in an aggregate amount not to exceed $50.0 million at any time outstanding;

(n) Swap Contracts allowed by Section 8.03(d);

(o) Investments resulting from pledges and deposits under Section 8.01(f), (l), (r), (s) or (bb);

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent Borrower as a result of a foreclosure by the Parent Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(r) to the extent not used as part of or increasing the Cumulative Credit, any Investment to the extent procured in exchange for the issuance of Qualified Capital Stock;

(s) Investments to the extent consisting of the redemption, purchase, repurchase or retirement of any common Capital Stock permitted under Section 8.06;

(t) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent Borrower or such Subsidiary;

(u) (A) guarantees by the Parent Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Parent Borrower or any Subsidiary in the ordinary course of business and (B) Investments consisting of guarantees permitted by Section 8.03;

(v) Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder;

(w) Investments consisting of Permitted Deposits;

(x) Designated Investments set forth on Schedule 8.02(x); and

(y) Investments received in exchange for the making of Restricted Payments under Section 8.06(b).

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness existing or arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness existing on the Closing Date set forth on Schedule 8.03;

(c) capital lease obligations and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase, acquisition, construction, development, enlargement, repair or improvement of fixed or capital assets, at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(c)) not to exceed $100.0 million; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(d) obligations under Swap Contracts permitted by Section 8.15;

(e) unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02(e), (f), (g) or (k);

(f) unsecured Indebtedness of the Parent Borrower to the extent (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof at such time; (ii) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 (and if the Indebtedness incurred is greater than $50.0 million, then the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (ii)); (iii) such Indebtedness matures no earlier than the Term B Loans and has a Weighted Average Life to Maturity that is no shorter than the Term B Loans; (iv) such Indebtedness does not have prepayment or redemption events that are less favorable to the Parent Borrower and its Subsidiaries than those relating to the Term B Loans, except, to the extent such Indebtedness consists of Indebtedness convertible into Capital Stock, for change of control and other events that are typical for that type of Indebtedness (other than a scheduled “put” date prior to the maturity of the Term B Loans); and (v) such Indebtedness has other terms that are, taken as a whole, not materially less favorable to the Parent Borrower and its Subsidiaries than the terms of the Credit Agreement; provided that such Indebtedness may benefit from unsecured guarantees from the Domestic Guarantors on the same basis as the Parent Borrower has issued such Indebtedness;

(g) Indebtedness of Foreign Subsidiaries and guarantees thereof by other Foreign Subsidiaries, without duplication, in an aggregate principal amount at any time outstanding not to exceed $150.0 million;

(h) Indebtedness acquired or assumed pursuant to a Permitted Acquisition in an aggregate principal amount at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(h)) not to exceed $50.0 million; provided that (a) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (b) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10;

(i) Indebtedness arising under any performance or surety bond, completion bond or similar obligation entered into in the ordinary course of business consistent with past practice;

(j) other Indebtedness of the Parent Borrower and its Subsidiaries (and guarantees thereof, without duplication) in an aggregate principal amount at any time outstanding not to exceed $100.0 million;

(k) Indebtedness incurred by the Parent Borrower under (i) the Senior Notes (and guarantees by the Domestic Guarantors thereof) and (ii) the Existing Convertible Notes;

(l) any refinancing of Indebtedness incurred pursuant to Section 8.03(b), (c), (f), (h) or (k) so long as (i) if the Indebtedness being refinanced is Subordinated Debt, then such refinancing Indebtedness shall be at least as subordinated in right of payment and otherwise to the Obligations as the Indebtedness being refinanced, (ii) unless permitted pursuant to another clause of this Section 8.03 (and reducing availability under such other clause), the principal amount of the refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced, together with any premium paid, and accrued interest thereon and reasonable fees in connection therewith and reasonable costs and expenses incurred in connection therewith, (iii) the final maturity and Weighted Average Life to Maturity of the refinancing Indebtedness is not earlier or shorter, as the case may be, than the Indebtedness being refinanced, (iv) no Subsidiary (other than a Domestic Credit Party) that is not an obligor with respect the Indebtedness to be refinanced shall be an obligor with respect to the refinancing Indebtedness and (v) the material terms (other than as to interest rate, which shall be on then market terms) of the refinancing Indebtedness taken as a whole are at least as favorable to the Consolidated Group and the Lenders as under the Indebtedness being refinanced;

(m) overdrafts paid within 10 Business Days;

(n) Indebtedness in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) in the ordinary course of business;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness representing deferred compensation to employees of the Parent Borrower or any Subsidiary incurred in the ordinary course of business;

(r) Indebtedness consisting of promissory notes issued by the Parent Borrower to current or former officers, directors and employees, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Parent Borrower of Qualified Capital Stock permitted by Section 8.06(f); provided that (a) the Parent Borrower shall be able to make a Restricted Payment pursuant to Section 8.06(f) in an amount equal to the principal amount of each such note at the time such note is issued, and an amount equal to the principal amount of each such note shall reduce the amount of Restricted Payments able to be made under Section 8.06(f) and (b) the Parent Borrower shall be able to make a Restricted Payment pursuant to Section 8.06(f) in the amount of any other payment on each such note at the time such payment is made, and each such payment shall reduce the Restricted Payments available to be able to be made under Section 8.06(f);

(s) Indebtedness consisting of obligations of the Parent Borrower or any Subsidiary under deferred compensation, indemnification, adjustment of purchase or acquisition price or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(t) all premium (if any), interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above;

(u) Support Obligations by any member of the Consolidated Group in respect of Indebtedness incurred under clauses (a) through (t) of this Section 8.03, solely to the extent such member of the Consolidated Group would have itself been able to originally incur such Indebtedness;

(v) Indebtedness of Foreign Subsidiaries arising under Euro-denominated and Sterling-denominated cash pooling arrangements; provided that the net obligations (after notional offsets for pooling participants, cash and Cash Equivalents) for such shall not exceed €7,500,000 for Euro-denominated arrangements and £7,500,000 for Sterling-denominated, and such Indebtedness may benefit from cross-guarantees from pooling participants and a guarantee from the Parent Borrower; and

(w) AMG Indebtedness.

8.04 Mergers and Dissolutions.

(a) Enter into a transaction of merger or consolidation, except that:

(i) a Domestic Subsidiary of the Parent Borrower may be a party to a transaction of merger or consolidation with the Parent Borrower or another Domestic Subsidiary of the Parent Borrower; provided that if the Parent Borrower is a party to such transaction, the Parent Borrower shall be the surviving Person; provided, further that if the Parent Borrower is not a party to such transaction but a Domestic Guarantor is, such Domestic Guarantor shall be the surviving Person or the surviving Person shall become a Domestic Guarantor immediately upon the consummation of such transaction;

(ii) a Foreign Subsidiary may be party to a transaction of merger or consolidation with the Parent Borrower or a Subsidiary of the Parent Borrower other than a Domestic Guarantor (unless such Domestic Guarantor is the surviving party); provided that (A) if the Parent Borrower is a party thereto, it shall be the surviving entity, (B) if preceding clause (A) does not apply and if a Foreign Borrower is a party thereto, it shall be the surviving entity, (C) if neither preceding clause (A) nor preceding clause (B) applies and if a Foreign Guarantor is a party thereto, it shall be the surviving Person or the surviving Person shall become a Foreign Guarantor immediately following the consummation of such transaction, and (D) if a Domestic Subsidiary is not a party thereto, the surviving entity shall be a Foreign Subsidiary and the Parent Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.13;

(iii) a Subsidiary may enter into a transaction of merger or consolidation in connection with a Subject Disposition effected pursuant to Section 8.05, so long as no more assets are Disposed of as a result of or in connection with any transaction undertaken pursuant to this clause (iii) than would otherwise have been allowed pursuant to Section 8.05; and

(iv) the Parent Borrower or any Subsidiary may merge with any other Person in connection with an Investment permitted pursuant to Section 8.02 so long as the continuing or surviving Person shall be a Subsidiary, which shall be (x) a Domestic Guarantor if the merging Subsidiary was a Domestic Guarantor and (y) a Foreign Guarantor if the merging Subsidiary was a Foreign Guarantor and, in each case, which together with each of its Subsidiaries shall have complied with the requirements of Section 7.12; provided that following any such merger or consolidation involving the Parent Borrower, the Parent Borrower is the surviving Person.

(b) Except pursuant to a transaction permitted by Section 8.04(a)(i), the Parent Borrower will not dissolve, liquidate or wind up its affairs.

8.05 Dispositions.

Make any Subject Disposition or Specified Intercompany Transfer, unless (i) in the case of a Subject Disposition only, at least seventy-five percent (75%) of the consideration received from each such Subject Disposition is cash or Cash Equivalents, (ii) such Subject Disposition or Specified Intercompany Transfer is made at fair market value and (iii) the aggregate amount of Property so Disposed (valued at fair market value thereof) in all Subject Dispositions and Specified Intercompany Transfers does not exceed the Applicable Disposition Amount.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Parent Borrower or any Wholly Owned Subsidiary, or in the case of a Subsidiary that is not a Wholly Owned Subsidiary, to each equity holder of such Subsidiary on a pro rata basis (or on more favorable terms from the perspective of the Parent Borrower and its Wholly Owned Subsidiaries), based on their relative ownership interests or, solely to the extent required by law and involving de minimis amounts, on a non-pro rata basis to such equity holders;

(b) Restricted Payments to purchase Capital Stock of (A) any Person listed on Schedule 8.06(b) or (B) any other Person that becomes a Domestic Guarantor upon such purchase, that in each case is not held by (i) Parent Borrower, (ii) any Subsidiary or (iii) an Affiliate of Parent Borrower or any of its Subsidiaries; provided that after giving effect thereto (x) as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 and (y) such Person becomes or continues to be a Subsidiary of the Parent Borrower;

(c) any refinancing permitted pursuant to Section 8.03(l) shall be permitted or any refinancing of any Existing Senior Notes with the proceeds of any Incremental Term Loans;

(d) any Investment permitted or not prohibited by Section 8.02 shall be permitted;

(e) [Reserved];

(f) the Parent Borrower may make Restricted Payments at any time in an aggregate amount not to exceed $100.0 million plus if after giving effect to such Restricted Payments (i) as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), (x) the Parent Borrower would be in compliance with Section 8.10 and (y) the Consolidated Total Leverage Ratio would not be in excess of 3.50:1.00 (and if the Restricted Payment is greater than $50.0 million, then the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (i)) and (ii) no Default shall have occurred and be continuing or exist after giving effect thereto, the amount of the Cumulative Credit at such time;

(g) the Parent Borrower may make Restricted Payments consisting of payments or prepayments of principal on, or redemptions, repurchases or acquisitions for value of, its Indebtedness (i) in an aggregate amount for all such payments, prepayments, redemptions, repurchases and acquisitions not to exceed $50.0 million (measured in each case by the fair market value of the consideration given by the Parent Borrower in connection with such prepayments, redemptions, repurchases or acquisitions) and (ii) in the case of any payment, prepayment, redemption, repurchase and acquisition of any Existing Senior Notes, additional amounts so long as, immediately after giving effect to such payment, prepayment, redemption, repurchase or acquisition, (x) as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 and (y) the aggregate Dollar Equivalent amount available to be drawn under the Revolving Facilities after giving effect to such Restricted Payments would exceed $150.0 million (and the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (ii));

(h) to the extent not used as part of or increasing the Cumulative Credit, the Parent Borrower may purchase, redeem or otherwise acquire shares of its common Capital Stock with the proceeds received from the substantially concurrent issue of new shares of its common Capital Stock;

(i) the members of the Consolidated Group may prepay or repay intercompany Indebtedness otherwise permitted hereunder owed to other members of the Consolidated Group;

(j) repurchases of Capital Stock deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units if such Capital Stock represents the exercise price of such options or warrants or represents withholding taxes due upon such exercise or vesting shall be permitted; and

(k) the repayment of the Azoff Promissory Note (x) in 46 (forty-six) equal monthly installments commencing January 1, 2010, it being understood that the Parent Borrower may, in its sole discretion, pay any particular monthly installment later than, but not earlier than, the regularly scheduled repayment date or (y) upon the death or Disability of Irving Azoff or upon the termination of Irving Azoff’s employment with the Parent Borrower by Irving Azoff for Good Reason or upon the termination by the Parent Borrower of Irving Azoff’s employment without Cause (with Disability, Cause and Good Reason having substantially equivalent meanings as set forth in Irving Azoff’s employment agreement with the Parent Borrower (as successor to Ticketmaster), dated October 22, 2008, taking into account the fact that the Parent Borrower is Irving Azoff’s employer and without regard to any termination of Irving Azoff’s employment with Front Line), shall, in the case of the foregoing subclauses (x) and (y), be permitted.

8.07 Change in Nature of Business.

Engage in any material line of business other than a Permitted Business.

8.08 Change in Accounting Practices or Fiscal Year.

Change its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year of the Parent Borrower or any Subsidiary.

8.09 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate (including, for purposes of clarity, any Unrestricted Subsidiary) of the Parent Borrower (other than between or among (x) Domestic Credit Parties, (y) Foreign Credit Parties or (z) one or more Subsidiaries of the Parent Borrower that are not Credit Parties), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Parent Borrower or the applicable Subsidiary as would be obtainable by the Parent Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Restricted Payments permitted by Section 8.06 (other than Section 8.06(c)) and (iii) Investments permitted by Section 8.02(c), (f), (g), (s), (w) or, to the extent that such transaction is with a Person that becomes an Affiliate of the Parent Borrower or a Subsidiary solely as a result of such transaction, any transaction pursuant to Section 8.02(i), (k), (m) or (x).

8.10 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of any date set forth below to exceed the ratio set forth opposite such date.

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2010	4.90:1.00
September 30, 2010	4.90:1.00
December 31, 2010	4.90:1.00
March 31, 2011	4.90:1.00
June 30, 2011	4.90:1.00
September 30, 2011	4.50:1.00
December 31, 2011	4.50:1.00
March 31, 2012	4.50:1.00
June 30, 2012	4.50:1.00
September 30, 2012	4.00:1.00
December 31, 2012	4.00:1.00
March 31, 2013	4.00:1.00
June 30, 2013	4.00:1.00
September 30, 2013	3.75:1.00
December 31, 2013	3.75:1.00
March 31, 2014	3.75:1.00
June 30, 2014	3.75:1.00
September 30, 2014	3.75:1.00
December 31, 2014	3.75:1.00
March 31, 2015 and each fiscal quarter end thereafter	3.50:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of any date set forth below (computed for the period of four fiscal quarters ending on such date) to be less than the ratio set forth opposite such date.

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.50:1.00

March 31, 2011	2.50:1.00
June 30, 2011	2.50:1.00
September 30, 2011	2.75:1.00
December 31, 2011	2.75:1.00
March 31, 2012	2.75:1.00
June 30, 2012	2.75:1.00
September 30, 2012 and each fiscal quarter end thereafter	3.00:1.00

8.11 Capital Expenditures.

Make Capital Expenditures that would cause the Dollar Equivalent of the Consolidated Capital Expenditures in any fiscal year of the Parent Borrower to exceed the amount set forth below opposite such fiscal year:

Fiscal Year Ended	Consolidated Capital Expenditures
2010	$125,000,000
2011	$135,000,000
2012	$150,000,000
2013 and thereafter	$175,000,000

provided that to the extent Consolidated Capital Expenditures in any fiscal year of the Parent Borrower pursuant to this Section 8.11 is less than the maximum amount of Consolidated Capital Expenditures permitted by this Section 8.11 with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year; provided, further, that Consolidated Capital Expenditures in any fiscal year shall be counted against the Rollover Amount available with respect to such fiscal year prior to being counted against the base amount with respect to such fiscal year and provided, further, that for purposes of this Section 8.11, all Capital Expenditures made with Net Cash Proceeds that are reinvested in accordance with Section 2.06(b)(ii) shall be disregarded in determining Consolidated Capital Expenditures in any fiscal year of the Parent Borrower.

8.12 Limitation on Subsidiary Distributions.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent Borrower or any Subsidiary, or pay any Indebtedness owed to the Parent Borrower or a Subsidiary, (b) make loans or advances to the Parent Borrower or any Subsidiary or (c) transfer any of its properties to the Parent Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Law; (ii) this Credit Agreement and the other Credit Documents; (iii) the Senior Notes; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any Lien permitted by Section 8.01 restricting the transfer of the property subject thereto; (vii) any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale (provided that such encumbrances or restrictions are customary for such agreements); (viii) without affecting the Credit Parties’ obligations under Sections 7.12, 7.13 or 7.14, customary provisions in partnership agreements, limited liability company organizational governance documents, stockholders agreements, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition pursuant to Section 8.03(h), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (xi) in the case of any Subsidiary that is not a Wholly Owned Subsidiary in respect of any matters referred to in clauses (b) and (c) above, such Person’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (xii) contracts or agreements in effect on the Closing Date relating to Indebtedness existing on the Closing Date and set forth on Schedule 8.03 or relating to AMG Indebtedness; (xiii) any restrictions imposed by any agreement incurred pursuant to Section 8.03(f) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the New Senior Notes as in effect on the Closing Date; (xiv) customary net worth provisions contained in real property leases entered into by the Parent Borrower or any Subsidiary, so long as the Parent Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent Borrower and its Subsidiaries to meet their ongoing obligations; (xv) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (xvi) any agreement representing Indebtedness permitted under Section 8.03 of a Subsidiary of the Parent Borrower that is not a Credit Party; (xvii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (xviii) the buy-sell, voting trust and other shareholder arrangements set forth in Schedule 6.14; and (xix) any refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

8.13 Amendment of Material Documents.

Amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in each case to the extent that such amendment, modification or waiver could reasonably be expected to be material and adverse to the Lenders.

8.14 Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset. Notwithstanding the foregoing, each of the Parent Borrower and its Subsidiaries may sell or transfer any Designated Sale and Leaseback Asset, and rent or lease it back (or rent or lease other property that it intends to use for substantially the same purpose or purposes as the property so sold or transferred), if (a) the Parent Borrower promptly gives notice of such sale to the Administrative Agent; (b) the Net Proceeds of such sale or transfer are at least equal to fair market value (provided that in the event such sale or transfer (or series of related sales or transfers) involves an aggregate consideration of more than the Dollar Equivalent of $30.0 million, the Parent Borrower will obtain a written opinion from an independent accounting or appraisal firm of nationally recognized standing confirming that the consideration for such sale or transfer (or series of related sales or transfers) is fair, from a financial standpoint, to the Parent Borrower and its Subsidiaries or is not less favorable than those that might reasonably have been obtained in a comparable sale or transfer of such property, real or personal, at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent Borrower); (c) at least 75% of the consideration received with respect to each such sale or transfer shall consist of cash, Cash Equivalents, Investments permitted by Section 8.02, liabilities assumed by the transferee, accounts receivable retained by the transferor or any combination of the foregoing; (d) in the event that such sale and leaseback results in a capital lease obligation or Synthetic Lease, such Indebtedness is permitted by Section 8.03(c); (e) no Default shall have occurred and be continuing or exist after giving effect thereto; and (f) after giving effect on a Pro Forma Basis to such Sale and Leaseback Transaction and any Indebtedness incurred in respect therewith, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of the last day of the most recent period referred to in the first sentence of Section 6.05), the Parent Borrower would be in compliance with Section 8.10 (and in the event such sale or transfer (or series of related sales or transfers) involves an aggregate consideration of more than the Dollar Equivalent of $30.0 million, then the Parent Borrower shall deliver a certificate of a Responsible Officer of the Parent Borrower as to the satisfaction of the requirements in this clause (f)).

8.15 Swap Contracts.

Enter into any Swap Contract, except (a) Swap Contracts required by Section 7.16, (b) Swap Contracts entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Parent Borrower or any Subsidiary) and (c) Swap Contracts entered into in order to effectively cap, collar or exchange (i) interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of any Borrower or any Subsidiary and (ii) currency exchange rates, in each case in connection with the conduct of its business and not for speculative purposes.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Parent Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any B/A or any amount of principal of any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due or required to be paid herein, any interest on any Loan or any B/A or any regularly accruing fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. The Parent Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.11 or Article VIII or, with respect to the existence of any Borrower only, Section 7.04; or

(c) Other Defaults. The Parent Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after written notice to the defaulting party or the Parent Borrower by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group (A) fails (beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created) to make any payment when due (whether by scheduled maturity, interest, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having a principal amount (with principal amount for the purposes of this clause (e) including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), when taken together with the principal amount of all other Indebtedness and Support Obligations as to which any such failure has occurred, exceeding $35.0 million or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded, which has an unpaid principal amount, when taken together with the unpaid principal amounts of all other Indebtedness and Support Obligations as to which any such failure or event has occurred, exceeding $35.0 million; or (ii) there occurs under any Swap Contract an “early termination date” (or term of similar import) resulting from (A) any event of default under such Swap Contract as to which the Parent Borrower or any Subsidiary is the “defaulting party” (or term of similar import) or (B) any “termination event” (or term of similar import) under such Swap Contract as to which the Parent Borrower or any Subsidiary is an “affected party” (or term of similar import) and, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) or (B) are applicable, the Swap Termination Value owed by the Parent Borrower and its Subsidiaries exceeds $35.0 million; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Change of Control. There shall have occurred a Change of Control of the Parent Borrower; or

(h) Inability to Pay Debts; Attachment. Any Credit Party or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any member of the Consolidated Group one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35.0 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or otherwise discharged), and there is a period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party in an aggregate amount in excess of $35.0 million, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35.0 million; or

(k) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 5.01, 7.13 or 7.14 shall for any reason cease to create a valid and perfected first priority Lien to the extent required by the Collateral Documents (subject to no other Liens other than Liens permitted by Section 8.01) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $10.0 million (other than by reason of (x) the express release thereof pursuant to Section 10.10,

(y) the failure of the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Collateral Agent to timely file Uniform Commercial Code continuation statements); or

(m) Subordinated Debt. Any Subordinated Debt of the Parent Borrower or any Credit Party or any guarantee of the Parent Borrower or any Credit Party in respect thereof shall cease, for any reason, to be validly subordinated to the Obligations, as provided in such Subordinated Debt or such guarantee, or the Parent Borrower, any Subsidiary, any Affiliate of the Parent Borrower or any Subsidiary, the trustee in respect of such Subordinated Debt (or any refinancing thereof pursuant to Section 8.03(l)) shall so assert in writing.

9.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of the Lenders and the obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans and B/As, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d) require that the Canadian Borrowers cash collateralize amounts to become due with respect to outstanding B/As in accordance with Section 2.06(c)(iii); and

(e) exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (h), the obligation of each Lender to make Loans and accept and purchase B/As and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations and the Canadian Borrowers to cash collateralize amounts to become due with respect to outstanding B/As as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable, the outstanding B/As have automatically been required to be cash collateralized and the L/C Obligations have automatically been required to be Cash Collateralized, in each case as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Commitment Fees, Letter of Credit Fees and B/A Fees) payable to the Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit Fees, B/A Fees and interest on the Loans, B/A Drawings, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, the aggregate face amount of any outstanding B/As and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

provided that no amount received from any Foreign Credit Party or on account of any Collateral that is solely Collateral for the Foreign Obligations shall be applied pursuant to second, third or fourth clause of this paragraph to the extent such amounts do not constitute Foreign Obligations. Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

AGENTS

10.01 Appointment and Authorization of the Agents.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints (i) JPMCB to act on its behalf as the Administrative Agent and Collateral Agent, (ii) JPMorgan Chase Bank, N.A., Toronto Branch, to act on its behalf as the Canadian Agent and (iii) JPME to act on its behalf as the London Agent, in each case hereunder and under the other Credit Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to the such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Parent Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

10.02 Rights as a Lender.

Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its or their Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Parent Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.04 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the acceptance and purchase of any B/A or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan, the acceptance and purchase of such B/A or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

Each Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.06 Resignation of an Agent.

Each of the Agents may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which (i) in the case of a resignation by the Administrative Agent or the Collateral Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (ii) in the case of a resignation by the Canadian Agent, shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada or (iii) in the case of a resignation by the London Agent, shall be a bank with an office in London, or an Affiliate of any such bank with an office in London. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, with the consent of the Parent Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, such retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.

Any resignation by JPMCB as Administrative Agent or Collateral Agent, as the case may be, pursuant to this Section shall also constitute its resignation as Dollar L/C Issuer, Multicurrency L/C Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuers and Swingline Lender, (b) the retiring L/C Issuers and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuers shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuers to effectively assume the obligations of the retiring L/C Issuers with respect to such Letters of Credit.

10.07 Non-Reliance on Agents and Other Lenders.

Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties.

Anything herein to the contrary notwithstanding, none of the “Co-Syndication Agents,” “Co-Documentation Agents,” “Joint Lead Arrangers” and “Joint Bookrunners” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Agent, a Lender or an L/C Issuer hereunder.

10.09 Agents May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, any Agent (irrespective of whether the principal of any Loan, B/A Drawing or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Applicable Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which such Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Agents and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Agents under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Applicable Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a) to release any Guarantor from its obligations under the Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction not prohibited hereunder or is designated as an Excluded Subsidiary pursuant to clause (e) of the definition thereof, or if the conditions set forth in clause (b)(i) below are satisfied;

(b) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not then due and payable and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration or termination of all Letters of Credit (or if any Letters of Credit shall remain outstanding, upon (x) the cash collateralization of the Outstanding Amount of Letters of Credit on terms satisfactory to the Administrative Agent and L/C Issuer or (y) the receipt by any applicable L/C Issuer of a backstop letter of credit on terms satisfactory to the Administrative Agent and such L/C Issuer), (ii) that is Disposed of as part of or in connection with any sale or other Disposition not prohibited hereunder or under any other Credit Document (other than any such sale or other Disposition to another Credit Party), or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is granted pursuant to Section 8.01(i) or (z).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10 in connection with a transaction permitted hereunder.

10.11 Withholding Tax.

To the extent required by any applicable law, the Applicable Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Applicable Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Applicable Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agents (to the extent that the Applicable Agent has not already been reimbursed by the Borrowers pursuant to Sections 3.01 and 3.04 and without limiting or expanding the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Applicable Agent as Tax or otherwise, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Applicable Agent under this Section 10.11. The agreements in this Section 10.11 shall survive the resignation and/or replacement of the Applicable Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 10.11, the term “Lender” shall include any L/C Issuer and the Swingline Lender.

10.12 Treasury Management Agreements and Swap Contracts.

Except as otherwise expressly set forth herein or in any Collateral Document, no Treasury Management Bank or Hedge Bank that obtains the guarantees hereunder or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article X to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Parent Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and the Administrative Agent (at the direction of the Required Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a) without the consent of each Lender, no such amendment, waiver or consent shall:

(i) amend or waive any condition precedent to the initial Credit Extension set forth in Section 5.01 or (solely with respect to the initial Credit Extension) any condition precedent set forth in Section 5.02,

(ii) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(iii) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(iv) release all or substantially all of the Collateral (other than as provided herein as of the Closing Date), or

(v) release all or substantially all of the value of the guarantees provided by the Domestic Guarantors or the Foreign Guarantors (other than as provided herein as of the Closing Date) or, if any Foreign Subsidiary shall have been added as an additional Foreign Borrower pursuant to Section 1.08, release the Parent Borrower from its guarantee of the obligations in respect of any borrowings by such Foreign Borrower;

(b) without the consent of each Lender adversely affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document or change the scheduled final maturity of any Loan or any B/A,

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any amount payable in respect of B/As or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the applicable Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing, or any amount payable in respect of B/As or to reduce any fee payable hereunder, or

(iv) except as otherwise expressly permitted in the Credit Documents as in effect on the Closing Date, expressly subordinate any of the Obligations in right of payment to any other obligations or subordinate all or substantially all of the Liens securing the Obligations to Liens securing any other Indebtedness;

(c) unless signed by the Required Term A Lenders, no such amendment, waiver or consent shall:

(i) amend or waive the manner of application of any mandatory prepayment to the Term A Loans under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(c) or the definition of “Required Term A Lenders”;

(d) unless signed by the Required Term B Lenders, no such amendment, waiver or consent shall:

(i) amend or waive the manner of application of any mandatory prepayment to the Term B Loans under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(c) or the definition of “Required Term B Lenders”;

(e) any such amendment, waiver or consent to any provision that relates to the Term A Loan Commitments and/or Term A Loans, the Term B Loan Commitments and/or Term B Loans or the Revolving Commitments and/or Revolving Loans but does not apply (or applies differently) to the other Commitments and/or Loans, shall also require the consent of the Required Term A Lenders, Required Term B Lenders or Required Revolving Lenders, respectively;

(f) any such amendment, waiver or consent to any provision that relates to (i) the Dollar Revolving Commitments or Dollar Revolving Loans, on the one hand, but not the Limited Currency Revolving Commitments, Multicurrency Revolving Commitments, Limited Currency Revolving Loans or Multicurrency Revolving Loans, on the other hand, (ii) the Limited Currency Revolving Commitments or Limited Currency Revolving Loans, on the one hand, but not the Dollar Revolving Commitments, Multicurrency Revolving Commitments, Dollar Revolving Loans or Multicurrency Revolving Loans, on the other hand, or (iii) the Multicurrency Revolving Commitments or Multicurrency Revolving Loans, on the one hand, but not the Dollar Revolving Commitments, Limited Currency Revolving Commitments, Dollar Revolving Loans or Limited Currency Revolving Loans, on the other hand, or applies differently to (x) the Dollar Revolving Commitments or Dollar Revolving Loans, on the one hand, and to the Limited Currency Revolving Commitments, Multicurrency Revolving Commitments, Limited Currency Revolving Loans or Multicurrency Revolving Loans, on the other hand, (y) the Limited Currency Revolving Commitments or Limited Currency Revolving Loans, on the one hand, and the Dollar Revolving Commitments, Multicurrency Revolving Commitments, Dollar Revolving Loans or Multicurrency Revolving Loans, on the other hand, or (z) the Multicurrency Revolving Commitments or Multicurrency Revolving Loans, on the one hand, and the Dollar Revolving Commitments, Limited Currency Revolving Commitments, Dollar Revolving Loans or Limited Currency Revolving Loans, on the other hand, shall also require the consent of the Required Dollar Revolving Lenders, the Required Limited Currency Revolving Lenders or the Required Multicurrency Revolving Lenders, respectively;

(g) unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall amend or waive (i) the provisions of this Section 11.01(g), (ii) the definition of “Required Revolving Lenders” or (iii) any condition precedent to any Credit Extension (other than the initial Credit Extension) set forth in Section 5.02 or Section 5.03;

(h) unless also signed by the Required Dollar Revolving Lenders, no such amendment, waiver or consent shall amend or waive the provisions of this Section 11.01(h) or the definition of “Required Dollar Revolving Lenders”;

(i) unless also signed by the Required Limited Currency Revolving Lenders, no such amendment, waiver or consent shall amend or waive the provisions of this Section 11.01(i) or the definition of “Required Limited Currency Revolving Lenders”;

(j) unless also signed by the Required Multicurrency Revolving Lenders, no such amendment, waiver or consent shall amend or waive the provisions of this Section 11.01(j) or the definition of “Required Multicurrency Revolving Lenders”;

(k) unless also consented to in writing by an L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(l) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(m) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(n) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (ii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by a SPC at the time of such amendment, waiver or other modification, (v) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (vi) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Parent Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Credit Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Parent Borrower or any other relevant Credit Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Credit Document, and (b) the Parent Borrower and the Administrative Agent and/or the Collateral Agent shall have the right to amend any Credit Document without notice to or consent of any other person to the extent described in the last paragraph of each of Sections 2.01(g) and (h) and in Section 1.08 or for the purpose of ensuring the enforceability of any local law pledge agreement entered into with respect to the Capital Stock of any Foreign Subsidiary.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or, with confirmation of receipt, electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower, an Agent, an L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent (a) to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return e-mail or other written acknowledgement) and (b) by facsimile shall be deemed received upon the sender’s receipt of a notice of the successful transmission of such facsimile or upon the recipient’s written acknowledgement of receipt of such facsimile, provided, in each case, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent Borrower, each Agent, each L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, each Agent, each L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by each Agent, L/C Issuer and Lender. Each Agent, L/C Issuer and Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Loan Notices for Swingline Loans) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent, L/C Issuer, Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, L/C Issuer, Swingline Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Credit Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with the administration, syndication and closing of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Agent, Lender or L/C Issuer (including the reasonable fees, charges and disbursements of any counsel to any Agent, Lender or L/C Issuer), and all fees and time charges for attorneys who may be employees of any Agent, Lender or L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made, B/As accepted or purchased or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, B/As or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent (and any sub-agents thereof), Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs and reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan, B/A or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Parent Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Parent Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by them to any Agent (or any sub-agent thereof), L/C Issuer or Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), L/C Issuer or Related Party, as the case may be (but, in each case, without affecting the Borrowers’ obligations with respect thereto), such Lender’s Aggregate Revolving Commitment Percentage or, in the case of L/C Obligations, L/C Commitment Percentage (as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), L/C Issuer in its capacity as such, or Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, B/A or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to any Agent, L/C Issuer or Lender, or any Agent, L/C Issuer or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent, L/C Issuer or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to such Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in connection with a transaction permitted by Section 8.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of each Agent, L/C Issuer and Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) in the case of Revolving Commitments and Revolving Loans, $5.0 million, and (B) in the case each of the Term Loans, $1.0 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), it being understood that assignments to a Lender or an Affiliate of a Lender or an Approved Fund shall not be subject to such minimum amounts;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Dollar Revolving Lender’s rights and obligations under this Credit Agreement with respect to the Dollar Revolving Loans and the Dollar Revolving Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Limited Currency Revolving Lender’s rights and obligations under this Credit Agreement with respect to the Limited Currency Revolving Loans and the Limited Currency Revolving Commitment assigned;

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Multicurrency Revolving Lender’s rights and obligations under this Credit Agreement with respect to the Multicurrency Revolving Loans and the Multicurrency Revolving Commitment assigned;

(v) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Loan Lender’s rights and obligations under this Credit Agreement with respect to the Term Loans or Term Loan Commitment assigned

(vi) any assignment of (A) a Dollar Revolving Commitment and Dollar Revolving Loans must be approved by the Administrative Agent, each Dollar L/C Issuer and the Swingline Lender and, so long as no Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed and provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that the Parent Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; (B) a Limited Currency Revolving Commitment and Limited Currency Revolving Loans must be approved by the Administrative Agent and each Multicurrency L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed and provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that the Parent Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; (C) a Multicurrency Revolving Commitment and Multicurrency Revolving Loans must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed and provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that the Parent Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; and (D) the Term Loans must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed and provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that no approval shall be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund; and

(vii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall (A) deliver to the Administrative Agent an Administrative Questionnaire and (B) deliver to the applicable Borrower and the Applicable Agent the forms required to be delivered pursuant to Section 3.01(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 (subject to the requirements and limitations of such Sections) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, acceptance and purchase of any B/As and L/C Obligations and the interest thereon owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Parent Borrower, the Agents and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(b), 2.03(c), 2.04(b), 2.11(b) or 11.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Each Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register for the recordation of the names and addresses of such Participants and the rights, interests or obligations of such Participants in any Obligation, in any Commitment and in any right to receive any principal, interest and other payments thereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(iv) or (v) or, to the extent the Participant is affected thereby, Section 11.01(b)(i), (ii) or (iii). Subject to subsection (e) of this Section, each Participant (i) shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section and (ii) shall be subject to Sections 3.06 and 11.13(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent to such sale and such greater payment, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Parent Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the participation takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the participation takes effect). For the avoidance of doubt, a Participant entitled to benefits under Section 3.01, 3.04 or 3.05 shall be subject to all of the limitations and requirements of such Sections as if it were a Lender (including, in the case of Section 3.01, all of the limitations in the definition of Excluded Taxes).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Applicable Agent as is required under Section 2.11(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. Each SPC (i) shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 11.06(b) and (ii) shall be subject to Sections 3.06 and 11.13(a) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 11.06(b). A SPC shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Granting Lender would have been entitled to receive with respect to the interest granted to such SPC unless the grant of the interest is made with the Parent Borrower’s prior written consent to such grant and such greater payment, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Parent Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the grant to the SPC takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the grant to the SPC takes effect). For the avoidance of doubt, an SPC entitled to benefits under Section 3.01, 3.04 or 3.05 shall be subject to all of the limitations and requirements of such Sections as if it were a Granting Lender (including, in the case of Section 3.01, all of the limitations in the definition of Excluded Taxes).

(i) Resignation as L/C Issuer or Swingline Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer or Swingline Lender may, (i) upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Parent Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender as L/C Issuer or Swingline Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Agents, Lenders and L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any actual or prospective counterparty (or advisors) to any swap, derivative transaction relating to the Borrowers and their obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Borrower.

For purposes of this Section, “Information” means all information received from the Parent Borrower or any Subsidiary relating to the Parent Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the any Agent, Lender or L/C Issuer on a nonconfidential basis prior to disclosure by the Parent Borrower or any Subsidiary. In the case of Information received from the Parent Borrower or any Subsidiary after the date hereof, such Information is clearly identified at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, Lenders and L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Credit Party against any and all of the obligations of such Parent Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Parent Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and Lender, regardless of any investigation made by any Agent or Lender or on their behalf and notwithstanding that any Agent or Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any other circumstance exists hereunder that gives the Parent Borrower the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Parent Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, amounts owing to it in respect of B/As, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) such assignment is recorded in the Register.

(b) If, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Credit Agreement or any other Credit Document as contemplated by Section 11.01, the consent of the Required Lenders (or Required Approved Currency Revolving Lenders, Required Dollar Revolving Lenders, Required Term A Lenders or Required Term B Lenders, as the case may be) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans and L/C Advances held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of sale and payment by the Borrowers to the Administrative Agent of the assignment fee under Section 11.06(b); provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Parent Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

A Lender that has assigned its interests, rights and obligations under this Credit Agreement and the related Credit Documents pursuant to this Section 11.13 shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 (subject to the requirements and limitations of such Sections) with respect to facts and circumstances occurring prior to the effective date of such assignment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Agents (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

11.17 Designation as Senior Debt.

All Obligations shall be “Designated Senior Indebtedness” (or such similar defined term) for purposes of all documentation governing Subordinated Debt, to the extent such concept exists in the documentation governing such Subordinated Debt.

11.18 Limitation on Foreign Credit Party Obligations.

Notwithstanding anything to the contrary herein, no provision of this Agreement shall render any Foreign Credit Party liable for the Obligations of any Domestic Credit Party.

11.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Parent Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between the Parent Borrower and its Affiliates, on the one hand, and the Agents and the other Lead Arrangers, on the other hand, (B) the Parent Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower or any of its Affiliates, or any other Person and (B) no Agent or Lead Arranger has any obligation to the Parent Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and its Affiliates, and no Agent or any Lead Arranger has any obligation to disclose any of such interests to the Parent Borrower or its Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that it may have against any Agent or Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT BORROWER:

LIVE NATION ENTERTAINMENT, INC

By:	/s/ Michael Rowles
Name:	Michael Rowles
Title:	Executive Vice President, General Counsel and Secretary

DOMESTIC GUARANTORS:

LN ACQUISITION HOLDCO LLC

By:	LIVE NATION ENTERTAINMENT, INC., Its sole member

By:	/s/ Michael Rowles
Name:	Michael Rowles
Title:	Executive Vice President, General Counsel and Secretary

CONNECTICUT PERFORMING ARTS PARTNERS

By:	NOC, INC., a general partner

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	Executive Vice President

By:	CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION, a general partner

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	Executive Vice President

[Credit Agreement Signature Page]

BILL GRAHAM ENTERPRISES, INC.
CELLAR DOOR VENUES, INC.
COBB’S COMEDY INC.
CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION
CONNECTICUT PERFORMING ARTS, INC.
EVENING STAR PRODUCTIONS, INC.
EVENTINVENTORY.COM, INC.
EVENT MERCHANDISING INC.
FILLMORE THEATRICAL SERVICES
FLMG HOLDINGS CORP.
HOB MARINA CITY, INC.
IAC PARTNER MARKETING, INC.
LIVE NATION HOLDCO # 1, INC.
LIVE NATION HOLDCO #2, INC.
LIVE NATION MARKETING, INC.
LIVE NATION MTOURS (USA), INC.
LIVE NATION TOURING (USA), INC.
LIVE NATION UTOURS (USA), INC.
LIVE NATION WORLDWIDE, INC,
MICROFLEX 2001 LLC
NETTICKETS.COM, INC.
NOC, INC.
OPENSEATS, INC.
PREMIUM INVENTORY, INC.
SHORELINE AMPHITHEATRE, LTD.
SHOW ME TICKETS, LLC
THE V.I.P. TOUR COMPANY
TICKETMASTER ADVANCE TICKETS, L.L.C.
TICKETMASTER CALIFORNIA GIFT CERTIFICATES L.L.C.
TICKETMASTER CHINA VENTURES, L.L.C.
TICKETMASTER EDCS LLC
TICKETMASTER FLORIDA GIFT CERTIFICATES L.L.C.
TICKETMASTER GEORGIA GIFT CERTIFICATES L.L.C.
TICKETMASTER-INDIANA, L.L.C.
TICKETMASTER INDIANA HOLDINGS CORP.
TICKETMASTER L.L.C.
TICKETMASTER MULTIMEDIA HOLDINGS LLC
TICKETMASTER NEW VENTURES HOLDINGS, INC.
TICKETMASTER WEST VIRGINIA GIFT CERTIFICATES LLC
TICKETSNOW.COM, INC.
TICKETWEB, LLC
TM VISTA INC.
TNA TOUR II (USA) INC.
TNOW ENTERTAINMENT GROUP, INC.

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	Executive Vice President

[Credit Agreement Signature Page]

ELECTRIC FACTORY CONCERTS, INC.
HOB BOARDWALK, INC.
HOB CHICAGO, INC.
HOB ENTERTAINMENT, INC.
HOUSE OF BLUES ANAHEIM RESTAURANT CORP.
HOUSE OF BLUES CLEVELAND, LLC
HOUSE OF BLUES CONCERTS, INC.
HOUSE OF BLUES DALLAS RESTAURANT CORP.
HOUSE OF BLUES HOUSTON RESTAURANT CORP.
HOUSE OF BLUES LAS VEGAS RESTAURANT CORP.
HOUSE OF BLUES LOS ANGELES RESTAURANT CORP.
HOUSE OF BLUES MYRTLE BEACH RESTAURANT CORP.
HOUSE OF BLUES NEW ORLEANS RESTAURANT CORP.
HOUSE OF BLUES ORLANDO RESTAURANT CORP.
HOUSE OF BLUES RESTAURANT HOLDING CORP.
HOUSE OF BLUES SAN DIEGO RESTAURANT CORP.
LIVE NATION CHICAGO, INC.
LIVE NATION CONCERTS, INC

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Title:	President

HOUSE OF BLUES SAN DIEGO, LLC
LIVE NATION MERCHANDISE, IT
LIVE NATION STUDIOS, LLC
LIVE NATION TICKETING, LLC
LIVE NATION VENTURES, INC.

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Title:	General Counsel and Secretarial

[Credit Agreement Signature Page]

LIVE NATION BOGART, LLC
LIVE NATION - HAYMON VENTURES, LLC
MICHIGAN LICENSES, LLC
MUSICTODAY, LLC
WILTERN RENAISSANCE LLC

By:	LIVE NATION WORLDWIDE, INC.,
its sole member

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	Executive Vice President

AZOFF PROMOTIONS LLC
ENTERTAINERS ART GALLERY LLC
FRONT LINE BCC LLC
FRONT LINE MANAGEMENT GROUP, INC.
ILAA, INC.
ILA MANAGEMENT, INC.
MORRIS ARTISTS MANAGEMENT LLC

By:	/s/ Colin Hodgson
Name:	Colin Hodgson
Title:	Chief Financial Officer

FEA MERCHANDISE INC.
SPALDING ENTERTAINMENT, LLC

By:	/s/ Colin Hodgson
Name:	Colin Hodgson
Title:	Vice President, Secretary and Treasurer

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, an L/C Issuer and a Lender

By:	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH, as Canadian Agent

By:	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

[Credit Agreement Signature Page]

J.P. MORGAN EUROPE LIMITED, as
London Agent

By.	/s/ Belinda Lucas
	Name:	Belinda Lucas
	Title:	Associate

[Credit Agreement Signature Page]

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By:	/s/ Sean Gillricle
Authorized Signatory

[Signature Page-for Live Nation Credit Agreement dated May     , 2010]

DEUTSCHE BANK AG, NEW YORK
BRANCH, as a Lender

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Managing Director

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

DEUTSCHE BANK AG, NEW YORK
BRANCH, as a L/C Issuer

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Managing Director

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

[Credit Agreement Signature Page]

BANK OF AMERICA, N.A., as a Multicurrency
L/C Issuer and a Lender

By:	/s/ Jay D. Marquis
	Name:	Jay D. Marquis
	Title:	Senior Vice President

[Credit Agreement Signature Page]

THE BANK OF NOVA SCOTIA, as a
Lender

By:	/s/ BRENDA S. INSULL
	Name:	BRENDA S. INSULL
	Title:	AUTHORIZED SIGNATORY

[Credit Agreement Signature Page]

THE ROYAL BANK OF SCOTLAND,
PLC, as a Lender

By:	/s/ VINCENT FITZGERALD
Name:	VINCENT FITZGERALD
Title:	MANAGING DIRECTOR

[Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Christine P. Ball
Name:	Christine P. Ball
Title:	Senior Vice President

[Credit Agreement Signature Page]

HSBC BANK USA, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Steven T. Brennan
	Name:	Steven T. Brennan
	Title:	Vice President SC 15219

[Credit Agreement Signature Page]

MORGAN STANLEY BANK, N.A., as a
Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

[Credit Agreement Signature Page]

UNION BANK, N.A., as a Lender

By:	/s/ Cary Moore
	Name:	Cary Moore
	Title:	Senior Vice President

[Credit Agreement Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as
a Lender

By:	/s/ Thomas G. Gunder
	Name:	Thomas G. Gunder
	Title:	SVP

[Credit Agreement Signature Page]

STATE BANK OF INDIA, as a Lender

By:	/s/ Prabodh Parikh
	Name:	Prabodh Parikh
	Title:	Vice-President & Head (Credit)

[Credit Agreement Signature Page]

SCHEDULE 1.01A

Designated Sale and Leaseback Assets

1. Chestnut Theatre (formerly known as the Boyd Theatre) is a theatrical venue with an estimated seating capacity of 2,340 owned by Boyd Development, LP located at 1908-18 Chestnut Street, Philadelphia, Pennsylvania. The venue is not in operation.

2. St. Andrews Hall is a small-sized music venue with an estimated seating capacity of 820 owned by Ritual, Inc. located at 431 East Congress Street, Detroit, Michigan.

3. Sleep Train Amphitheatre is an outdoor amphitheater located at 2677 Forty Mile Road, Wheatland, California. It has an estimated seating capacity of 18,500 with 8,000 reserved seats and 10,500 unreserved lawn seats.

4. Germain Amphitheatre is an outdoor amphitheater located in Columbus, Ohio. It has an estimated seating capacity of 20,000 people.

SCHEDULE 1.01B

Existing Letters of Credit

Obligor/Applicant	Beneficiary	Issuer	Principal Amount		Date of Issuance	Maturity Date
HOB Entertainment, Inc.	The Travelers Indemnity Company	Bank of America, N.A.		$160,000	10/17/03	6/23/10
Live Nation Worldwide, Inc. (f/k/a SFX Entertainment, Inc.)	Walworth Properties	Bank of America, N.A.		$600,000	11/14/01	6/25/10
Live Nation Worldwide, Inc. (f/k/a SFX Entertainment, Inc.)	People of the State of New York, Office of Parks and Recreation	Bank of America, N.A.		$1,500,000	8/7/01	6/25/10
House of Blues Concerts, Inc.	iStar Blues LLC	Bank of America, N.A.		$2,600,000	10/10/03	6/23/10
Live Nation Holdco #1 (as successor to New York Theater Company)	The New 42nd Street, Inc.	Bank of America, N.A.		$500,000	9/3/02	8/15/10
Live Nation Worldwide, Inc. (d/b/a Clear Channel Entertainment)	J.P. Morgan Chase Bank	Bank of America, N.A.		$672,500	9/23/04	9/23/10
Live Nation Worldwide, Inc.	Royal & Sun Alliance Insurance PLC	Bank of America, N.A.	GPB	425,000.00	12/12/07	10/31/10
Live Nation Entertainment, Inc. (f/k/a Live Nation, Inc.)	ACE American Insurance Company	Bank of America, N.A.		$936,365	11/30/05	11/30/10
Live Nation Entertainment, Inc. (f/k/a Live Nation, Inc.)	ACE American Insurance Company	Deutsche Bank		$8,000,000	3/24/10	11/30/10
Live Nation Worldwide, Inc. (f/k/a SFX Entertainment, Inc.)	Wells Fargo Bank, National Association, as Trustee	Bank of America, N.A.		$1,600,000	12/5/05	12/5/10
Live Nation Worldwide, Inc. (f/k/a SFX Entertainment, Inc.)	City of Minneapolis, Minnesota	Bank of America, N.A.		$750,000.00	12/5/05	12/5/10
Live Nation Worldwide, Inc. (f/k/a SFX Entertainment, Inc.)	City of Minneapolis, Minnesota	Bank of America, N.A.		$10,500,000	12/5/05	12/5/10
Live Nation Worldwide, Inc. (as successor to JJJ Amphitheatre Limited Partnership)	Board of Supervisors of Prince William County	Bank of America, N.A.		$60,765	1/13/05	1/11/11
Live Nation Worldwide, Inc. (as successor to JJJ Amphitheatre Limited Partnership)	Board of Supervisors of Prince William County	Bank of America, N.A.		$140,546	1/13/05	1/11/11

Obligor/Applicant	Beneficiary	Issuer	Principal Amount	Date of Issuance	Maturity Date
HOB Entertainment, Inc.	The Travelers Indemnity Company	Bank of America, N.A.	$350,000	4/15/05	3/1/11
HOB Entertainment, Inc.	The Travelers Indemnity Company	Bank of America, N.A.	$510,000	3/17/06	3/1/11
Live Nation Worldwide, Inc.	City & County of Denver – Red Rocks	Bank of America, N.A.	$500,000	4/10/03	1/14/11
HOB Entertainment, Inc.	The Travelers Indemnity Company	Bank of America, N.A.	$350,000	4/15/05	3/1/11
Live Nation Worldwide, Inc.	Transamerica Realty Services, LLC	Bank of America, N.A.	$200,000	12/21/07	12/17/10
Live Nation Worldwide, Inc. (as successor to LN Hollywood, Inc.)	CFRI-NCA Palladium Venture, LLC.	Deutsche Bank	$2,000,000	4/7/10	4/1/2011
Live Nation Entertainment, Inc. (f/k/a Live Nation, Inc.)	ACE American Insurance Company	JPMorgan Chase Bank, N.A.	$6,960,000	1/2/07	11/1/10
Live Nation Entertainment, Inc. (f/k/a Live Nation, Inc.)	ACE American Insurance Company	JPMorgan Chase Bank, N.A.	$1,644,300	1/2/07	11/1/10
Live Nation Entertainment, Inc. (f/k/a Live Nation, Inc.)	National Union Fire	Bank of America, N.A.	$2,070,000	12/11/09	12/11/10

SCHEDULE 1.01C

Closing Date Guarantors

Guarantor	Jurisdiction of Formation/Organization
Azoff Promotions LLC	Delaware
Bill Graham Enterprises, Inc.	California
Cellar Door Venues, Inc.	Florida
Cobb’s Comedy Inc.	California
Connecticut Amphitheater Development Corporation	Connecticut
Connecticut Performing Arts, Inc.	Connecticut
Connecticut Performing Arts Partners	Connecticut
Electric Factory Concerts, Inc.	Pennsylvania
Entertainers Art Gallery LLC	Delaware
Evening Star Productions, Inc.	Arizona
EventInventory.com, Inc.	Illinois
Event Merchandising, Inc.	California
FEA Merchandise Inc.	Delaware
FLMG Holdings Corp	Delaware
Fillmore Theatrical Services	California
Front Line BCC LLC	Delaware
Front Line Management Group, Inc.	Delaware
HOB Boardwalk, Inc.	Delaware
HOB Chicago, Inc.	Delaware
HOB Entertainment, Inc.	Delaware
HOB Marina City, Inc.	Delaware
House of Blues Anaheim Restaurant Corp.	Delaware
House of Blues Cleveland, LLC	Delaware
House of Blues Concerts, Inc.	California
House of Blues Dallas Restaurant Corp.	Delaware
House of Blues Houston Restaurant Corp.	Delaware
House of Blues Las Vegas Restaurant Corp.	Delaware
House of Blues Los Angeles Restaurant Corp.	Delaware
House of Blues Myrtle Beach Restaurant Corp.	Delaware

House of Blues New Orleans Restaurant Corp.	Delaware
House of Blues Orlando Restaurant Corp.	Delaware
House of Blues Restaurant Holding Corp.	Delaware
House of Blues San Diego, LLC	Delaware
House of Blues San Diego Restaurant Corp.	Delaware
IAC Partner Marketing, Inc.	Delaware
ILAA, Inc.	California
ILA Management, Inc.	California
Live Nation Bogart, LLC	Delaware
Live Nation Chicago, Inc.	Delaware
Live Nation Concerts, Inc.	Delaware
Live Nation – Haymon Ventures, LLC	Delaware
Live Nation Holdco #1, Inc.	Delaware
Live Nation Holdco #2, Inc.	Delaware
Live Nation Marketing, Inc.	Delaware
Live Nation Merchandise, Inc.	Delaware
Live Nation MTours (USA), Inc.	Delaware
Live Nation Studios, LLC	Delaware
Live Nation Ticketing, LLC	Delaware
Live Nation Touring (USA), Inc.	Delaware
Live Nation UTours (USA), Inc.	Delaware
Live Nation Ventures, Inc.	Delaware
Live Nation Worldwide, Inc.	Delaware
LN Acquisition Holdco LLC	Delaware
Michigan Licenses, LLC	Delaware
Microflex 2001 LLC	Delaware
Morris Artists Management LLC	Delaware
Musictoday, LLC	Virginia
NetTickets.com, Inc.	Delaware
NOC, Inc.	Connecticut
OpenSeats, Inc.	Illinois
Premium Inventory, Inc.	Illinois
Shoreline Amphitheatre, Ltd.	California

Show Me Tickets, LLC	Illinois
Spalding Entertainment, LLC	Tennessee
The V.I.P. Tour Company	Delaware
Ticketmaster Advance Tickets, L.L.C.	Colorado
Ticketmaster California Gift Certificates L.L.C.	California
Ticketmaster China Ventures, L.L.C.	Delaware
Ticketmaster EDCS LLC	Delaware
Ticketmaster Florida Gift Certificates L.L.C.	Florida
Ticketmaster Georgia Gift Certificates L.L.C.	Georgia
Ticketmaster-Indiana, L.L.C.	Delaware
Ticketmaster Indiana Holdings Corp.	Indiana
Ticketmaster L.L.C.	Virginia
Ticketmaster Multimedia Holdings LLC	Delaware
Ticketmaster New Ventures Holdings, Inc.	Delaware
Ticketmaster West Virginia Gift Certificates L.L.C.	West Virginia
TicketsNow.com, Inc.	Illinois
TicketWeb LLC	Delaware
TNA Tour II (USA) Inc.	Delaware
TM Vista Inc.	Virginia
TNOW Entertainment Group, Inc.	Illinois
Wiltern Renaissance LLC	Delaware

SCHEDULE 1.01D

HOBE Excluded Assets

1. The Licensing Agreement dated February 18, 1992 among Isaac B. Tigrett, Daniel E. Aykroyd and Judith Belushi Pisano, as assigned to House of Blues Brand Corp. and as amended or supplemented from time to time, and any sublicenses pertaining to the trademarks owned by Daniel E. Aykroyd and Judith Belushi Pisano.

2. All leases relating to equipment supplied by Micros Systems Inc.

3. Equity Interests in the following entities at any time owned by HOB Entertainment, Inc.:

(i)	HOB Chicago, Inc.

(ii)	HOB Marina City, Inc.

(iii)	House of Blues Orlando Restaurant Corp.

SCHEDULE 1.01E

Certain Capital Stock

Issuer	Capital Stock
A.P.E. Radio, LLC	Membership Interest
AA Music Management, LLC	Membership Interest
B.A.D. Management LLC	Membership Interest
Bamboozle Festival, LLC	Membership Interest
Bee & El LLC	Membership Interest
Bee & El Marketing Services LLC	Membership Interest
Boom Management, LLC	Membership Interest
Broadway China Ventures, LLC	JV Agreement
Beijing Gehua Ticketmaster Ticketing Co. Ltd.	JV Agreement
Career Artist Management LLC	Membership Interest
Chastain Ventures JV	JV Interest
Doyle Kos Management LLC	Membership Interest
DS Artists Management LLC	Membership Interest
Eagles Personal Management Company	Common Stock
Echomusic, LLC	Membership Interest
Fruin Productions, Inc.	Common Stock
GA Acquisitions, LLC	Membership Interest
GVE Venture LLC	Membership Interest
Hard 8 Management, Inc.	Membership Interest
Hilltop/Nederlander LLC	Membership Interest
HK Personal Development Co.	Membership Interest
HOB Marina City Partners, L.P.	Partnership Interest
Kenneth Crear Management LLC	Membership Interest
LCB France	Membership Interest
Lansdowne Boston Restaurant Corp., Inc.	Common Stock
Larry Rudolph Management LLC	Membership Interest
Listen Live, LLC	Membership Interest
Live 360 LLC	Membership Interest
Mark Rothbaum & Associates, LLC	Membership Interest

Issuer	Capital Stock
Mick Artist Management LLC	Membership Interest
Nettwerk Live, LLC	Membership Interest
Pop Nation, LLC	Membership Interest
ROC Nation, LLC	Membership Interest
RPM Acquisition, LLC	Membership Interest
Spectacle Entertainment Group LLC	Membership Interest
StarRoc LLC	Membership Interest
Stratart, LLC	Membership Interest
Strategic Artist Management LLC	Membership Interest
TM Deutschland GmbH	Common Stock
Vector Management LLC	Membership Interest
Vector Two, LLC	Membership Interest
Vector West LLC	Membership Interest

SCHEDULE 1.01F

Letter of Credit Cap

L/C Issuer	Letter of Credit Cap

Deutsche Bank AG, New York Branch	$100,000,000

JPMorgan Chase Bank, N.A.	$50,000,000

SCHEDULE 2.01

Lenders and Commitments

Dollar Revolving Commitments

Dollar Revolving Lender	Dollar Revolving Committed Amount	Dollar Revolving Commitment Percentage

Goldman Sachs Lending Partners LLC	$13,491,519.31	13.49151931%
JPMorgan Chase Bank, N.A.	11,416,311.79	11.41631179
Deutsche Bank AG, New York Branch	10,118,639.48	10.11863948
Bank of America, N.A.	9,803,921.57	9.80392157
The Bank of Nova Scotia	9,803,921.57	9.80392157
The Royal Bank of Scotland, Plc	9,803,921.57	9.80392157
Wells Fargo Bank, N.A.	9,803,921.57	9.80392157
Morgan Stanley Bank, N.A.	7,352,941.18	7.35294118
HSBC Bank USA, National Association	6,127,450.98	6.12745098
Union Bank, N.A.	6,127,450.98	6.12745098
U.S. Bank National Association	3,750,000.00	3.75000000
State Bank of India	2,400,000.00	2.40000000
Total	$100,000,000.00	100.00000000%

Limited Currency Revolving Commitments

Limited Currency Revolving Lenders	Limited Currency Revolving Committed Amount	Limited Currency Revolving Commitment Percentage

Goldman Sachs Lending Partners LLC	$20,237,278.96	13.491519306%
JPMorgan Chase Bank, N.A.	17,124,467.72	11.416311813
Deutsche Bank AG, New York Branch	15,177,959.22	10.118639480
Bank of America, N.A.	14,705,882.35	9.803921567
The Bank of Nova Scotia	14,705,882.35	9.803921567
The Royal Bank of Scotland, Plc	14,705,882.35	9.803921567
Wells Fargo Bank, N.A.	14,705,882.35	9.803921567
Morgan Stanley Bank, N.A.	11,029,411.76	7.352941173
HSBC Bank USA, National Association	9,191,176.47	6.127450980
Union Bank, N.A.	9,191,176.47	6.127450980
U.S. Bank National Association	5,625,000.00	3.750000000
State Bank of India	3,600,000.00	2.400000000
Total	$150,000,000.00	100.000000000%

Multicurrency Revolving Commitments

Multicurrency Revolving Lenders	Multicurrency Revolving Committed Amount	Multicurrency Revolving Commitment Percentage
JPMorgan Chase Bank, N.A.	$17,330,386.12	34.66077224%
Deutsche Bank AG, New York Branch	5,059,319.74	10.11863948
Bank of America, N.A.	4,901,960.79	9.80392158
The Bank of Nova Scotia	4,901,960.79	9.80392158
The Royal Bank of Scotland, Plc	4,901,960.79	9.80392158
Wells Fargo Bank, N.A.	4,901,960.79	9.80392158
HSBC Bank USA, National Association	3,063,725.49	6.12745098
Union Bank, N.A.	3,063,725.49	6.12745098
U.S. Bank National Association	1,875,000.00	3.75000000
Total	$50,000,000.00	100.00000000%

Term A Loan Commitments

Term A Lenders	Term A Loan Committed Amount
Goldman Sachs Lending Partners LLC	$12,066,822.54
Deutsche Bank AG, New York Branch	10,860,140.29
Bank of America, N.A.	10,588,235.29
The Bank of Nova Scotia	10,588,235.29
The Royal Bank of Scotland, Plc	10,588,235.29
Wells Fargo Bank, N.A.	10,588,235.29
JPMorgan Chase Bank, N.A.	9,117,154.83
Morgan Stanley Bank, N.A.	6,617,647.06
HSBC Bank USA, National Association	6,617,647.06
Union Bank, N.A.	6,617,647.06
U.S. Bank National Association	3,750,000.00
State Bank of India	2,000,000.00
Total	$100,000,000.00

Term B Loan Commitments

Term B Lender	Term B Loan Committed Amount
JPMorgan Chase Bank, N.A.	$800,000,000.00
Total	$800,000,000.00

SCHEDULE 3.08

Mandatory Cost Rate

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions);

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The “Mandatory Cost” will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum rounded upwards, if necessary, to four decimal places.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01
percent per annum

100-(A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01
percent per annum

300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and, if the Loan is overdue, the additional rate of interest specified in Section 2.08(b)) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Supervision Manual of the Financial Services Authority or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.l Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Financial Services Authority” means the body corporate known by that name that has the functions conferred on it by or under the Financial Services and Markets Act 2000 or any successor entity;

(e)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Lender with a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates 0f charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

13.	The Administrative Agent may from time to time, after consultation with the Parent Borrower and the Lenders, determine in its reasonable judgment and provide notice to the Parent Borrower and the Lenders of any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

SCHEDULE 6.14

Subsidiaries

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation Subsidiaries

ABC3 Limited	Scotland	100% owned by Academy Music Group Limited	N/A	None

Academy Entertainments Group Limited (dormant)	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Academy Music Group Limited	England & Wales	100% owned by Electricland Limited	N/A	None

Academy Music Holdings Ltd	England & Wales	55.92% owned by LN-Gaiety Holdings Limited	N/A	Shareholders Agreement

Amphitheatre Ireland Limited	Ireland	50% owned by Live Nation Ireland Holdings Limited	N/A	Heads of Agreement

Amsterdam Music Dome Exploitatie BV	Netherlands	51% owned by LYV BV	N/A	Shareholders Agreement

Angel Festivals Limited	England & Wales	50.1% owned by LN-Gaiety Holdings Limited	N/A	Shareholders Agreement

Annestown Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Anthill Trading (Overseas) Limited	England & Wales	100% owned by Live Nation Worldwide, Inc.	N/A	None

Apollo Leisure Group Limited	England & Wales	100% owned by Live Nation Limited	N/A	None

Arena Grande AB	Sweden	100% owned by Lugerinc AB	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Bamboozle Festival, LLC	Delaware	51% owned by Live Nation Worldwide, Inc.	Excluded Subsidiary	Operating Agreement

Bar None Management Limited	Scotland	100% owned by D F Concerts Limited	N/A	None

Belgian Concerts Sprl (to be dissolved in 2010)	Belgium	100% owned by Live Nation International Holdings BV	N/A	None

Big Day Out Limited	Scotland	100% owned by D F Concerts Limited	N/A	None

Bill Graham Enterprises, Inc.	California	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Brand New Live BV	Netherlands	53% owned by Mojo Works B.V.	N/A	Shareholders Agreement

Bristolbeat Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Brumbeat Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Cardiff International Arena Limited (dormant)	England & Wales	100% owned by Apollo Leisure Group Limited.	N/A	None

Cellar Door Venues, Inc.	Florida	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Cirkus Arena & Restaurang Pa D. Ab	Sweden	100% owned by Live Nation Nordic AB	N/A	None

Cobb’s Comedy Inc.	California	100% owned by Bill Graham Enterprises, Inc.	Guarantor	None

Compania Editora De Talentos Internacionales, S.A.	Spain	100% owned by Live Nation Espana SAU	N/A	None

Concerts at DF Limited	Scotland	100% owned by D F Concerts Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Connecticut Amphitheater Development Corporation	Connecticut	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Connecticut Performing Arts, Inc.	Connecticut	100% owned by NOC, Inc.	Guarantor	None

Connecticut Performing Arts Partners	Connecticut	60% owned by NOC 40% owned by Connecticut Amphitheater Development Corporation	Guarantor	None

Deadwood Tickets Limited	Scotland	100% owned by D F Concerts Limited	N/A	None

De-lux Merchandise Company Limited (dormant)	England & Wales	100% owned by Midland Concert Promotions Group Limited	N/A	None

D F Concerts Limited	Scotland	78.33% owned by LN-Gaiety Holdings Limited	N/A	None

Electric Factory Concerts, Inc.	Pennsylvania	100% owned by Live Nation Concerts, Inc.	Guarantor	None

Electricland Limited	England & Wales	100% owned by Academy Music Holdings Ltd	N/A	None

Ema Telstar Management Ab (dormant)	Sweden	100% owned by Live Nation Nordic AB	N/A	None

Evening Star Productions, Inc.	Arizona	100% owned by Live Nation Concerts, Inc.	Guarantor	None

Event Merchandising, Inc.	California	80% owned by Live Nation Worldwide, Inc.	Guarantor	None

Events Club Oy	Finland	100% owned by Live Nation Finland Oy	N/A	None

Eventum Ab	Sweden	100% owned by Live Nation Nordic AB	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Fanbase Co. UK Limited	England & Wales	100% owned by Midland Concert Promotions Group Limited	N/A	None

Festival Republic.com Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Festival Republic Limited	England & Wales	100% owned by LN-Gaiety Holdings Limited	N/A	None

Fillmore Theatrical Services	California	100% owned by Bill Graham Enterprises, Inc.	Guarantor	None

Finlaw 271 Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Finlaw 279 Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Forvaltningsbolaget Cirkus Pa K.D. Hb	Sweden	100% owned by Live Nation Nordic AB	N/A	None

Gafrus Limited	England & Wales	100% owned by LN-Gaiety Holdings Limited	N/A	None

Glasgowbeat Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Glowspine Limited (dormant)	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Gricind Limited	England & Wales	100% owned by Live Nation Limited	N/A	None

HOB Boardwalk, Inc.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

HOB Chicago, Inc.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

HOB Entertainment, Inc.	Delaware	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

HOB Marina City, Inc.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
HOB Marina City Partners, L.P.	Delaware	49.5% owned by HOB Chicago, Inc. 1% owned by HOB Marina City, Inc.	Excluded Subsidiary	Agreement of Limited Partnership

Holland Event Marketing BV	NL	97.5% owned by Mojo Concerts B.V. 2.5% owned by Mojo Works B.V.	N/A	None

Homelands Festival Limited	England & Wales	100% owned by Gafrus Limited	N/A	None

House of Blues Anaheim Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Cleveland, LLC	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Concerts, Inc.	California	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Dallas Restaurant Corp.	Delaware	100% owned by House of Blues Restaurant Holding Corp.	Guarantor	None

House of Blues Houston Restaurant Corp.	Delaware	100% owned by House of Blues Restaurant Holding Corp.	Guarantor	None

House of Blues Las Vegas Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Los Angeles Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Myrtle Beach Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues New Orleans Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
House of Blues Orlando Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues Restaurant Holding Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues San Diego, LLC	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

House of Blues San Diego Restaurant Corp.	Delaware	100% owned by HOB Entertainment, Inc.	Guarantor	None

International Talent Booking Limited	England & Wales	100% owned by Gricind Limited	N/A	None

Islingtonbeat Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

King Tut’s Recordings Limited	Scotland	100% owned by Concerts at DF Limited	N/A	None

Lansdowne Boston Restaurant Corp., Inc.	Delaware	100% owned by HOB Entertainment, Inc.	Excluded Subsidiary	None

Livebeat Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Live Nation 2 Srl	Italy	52% owned by Live Nation Italia srl	N/A	Shareholders’ Agreement

Live Nation Australia Pty Ltd	Australia	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Belgium Holdings BVBA	Belgium	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Bogart, LLC	Delaware	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation BVBA	Belgium	100% owned by Live Nation Belgium Holdings BVBA	N/A	None

Live Nation Canada, Inc.	Canada	100% owned by HOB Entertainment, Inc.	N/A	None

Live Nation Central and Eastern Europe Kft	Hungary	100% owned by Live Nation Europe Holdings BV	N/A	None

Live Nation Chicago, Inc.	Delaware	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Concerts, Inc.	Delaware	100% owned by Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Culture & Information Consultancy (Shanghai) Limited	China	100% owned by Live Nation (HK) Limited	N/A	None

Live Nation Czech Republic sro	Czech Republic	100% owned by Live Nation Europe Holdings BV	N/A	None

Live Nation Denmark Aps	Denmark	100% owned by Live Nation Denmark Management Aps	N/A	None

Live Nation Denmark Management Aps	Denmark	100% owned by Live Nation Denmark Management Holdings Aps	N/A	None

Live Nation Denmark Management Holdings Aps	Denmark	100% owned by Live Nation Nordic AB	N/A	None

Live Nation Enterprise Limited (dormant)	England & Wales	100% owned by Live Nation Limited	N/A	None

Live Nation Espana SAU	Spain	100% owned by Live Nation Europe Holdings BV	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation Europe Holdings BV	Netherlands	99.5% owned by Live Nation Netherlands Holdings BV 0.5% owned by Live Nation International Holdings BV	N/A	None

Live Nation Facilitation Limited	England & Wales	100% owned by Live Nation (Music) UK Limited	N/A	None

Live Nation Festivals NV	Belgium	100% owned by Live Nation BVBA	N/A	None

Live Nation Finland Oy	Finland	100% owned by Live Nation Nordic AB	N/A	None

Live Nation France	France	51% owned by Live Nation International Holdings BV	N/A	None

Live Nation France Festivals	France	51% owned by Live Nation International Holdings BV	N/A	Shareholder’s Agreement

Live Nation Germany GmbH	Germany	75% owned by Live Nation Germany Holdings GmbH	N/A	Shareholders’ Agreement

Live Nation Germany Holdings GmbH	Germany	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation – Haymon Ventures, LLC	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation (HK) Limited	Hong Kong	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Holdco #1, Inc.	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation Holdco #2, Inc.	Delaware	100% owned by Live Nation Holdco #1, Inc.	Guarantor	Second Amended and Restated Certificate of Incorporation

Live Nation Holding Nordic AB	Sweden	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Holdings CV	Netherlands	100% owned by Live Nation Worldwide, Inc.	N/A	None

Live Nation Hungary Kft	Hungary	100% owned by Live Nation Europe Holdings BV	N/A	None

Live Nation International Holdings BV	Netherlands	100% owned by LYV BV	N/A	None

Live Nation (Ireland) Limited	England & Wales	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Ireland Holdings Limited	Ireland	100% owned by Apollo Leisure Group Limited	N/A	None

Live Nation Italia srl	Italy	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Limited	England & Wales	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Marketing, Inc.	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Merchandise, Inc.	Delaware	100% owned by LN Acquisition Holdco LLC	Guarantor	None

Live Nation Merchandise Limited	England & Wales	100% owned by Live Nation Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation Middle East FZ-LLC	Dubai	65% owned by LYV BV	N/A	Shareholders’ Agreement

Live Nation MTours (USA), Inc.	Delaware	100% owned by Live Nation Touring (USA), Inc.	Guarantor	None

Live Nation (Music) UK Limited	England & Wales	100% owned by Midland Concert Promotions Group Limited	N/A	None

Live Nation Netherlands Holdings BV	Netherlands	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation Nordic AB	Sweden	100% owned by Live Nation Holding Nordic AB	N/A	None

Live Nation Norway AS	Norway	100% owned by Live Nation Nordic AB	N/A	None

Live Nation SAS	France	100% owned by Live Nation International Holdings BV	N/A	None

Live Nation (Singapore) Pte Ltd	Singapore	100% owned by Live Nation (HK) Limited	N/A	None

Live Nation SP z.o.o.	Poland	100% owned by Live Nation Europe Holdings BV	N/A	None

Live Nation Studios, LLC	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Sweden AB	Sweden	100% owned by Live Nation Nordic AB	N/A	None

Live Nation (Theatrical) UK Limited	England & Wales	100% owned by Live Nation Limited	N/A	None

Live Nation Ticketing, LLC	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Touring (Canada), Inc.	Canada	100% owned Live Nation Worldwide, Inc.	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Live Nation Touring (USA), Inc.	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation UTours (USA), Inc.	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Ventures, Inc.	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Live Nation Venues (Netherlands) BV	Netherlands	100% owned by LYV BV	N/A	None

Live Nation Worldwide, Inc.	Delaware	100% owned by Live Nation Holdco #2, Inc.	Guarantor	None

LN Acquisition Holdco LLC	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

LN-Gaiety Holdings Limited	England & Wales	50.1% owned by Live Nation (Music) UK Limited	N/A	Shareholder’s Agreement

LRW Theatre Corp.	California	100% owned by Live Nation Worldwide, Inc.	Excluded Subsidiary	None

Ludgate 354 Limited (dormant)	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Lugerinc Ab	Sweden	100% owned by Live Nation Sweden AB	N/A	None

LYV BV	Netherlands	100% owned by Live Nation Holdings CV	N/A	None

Magstack Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Mail 2 Me VoF	Netherlands	99% owned by Mojo Concerts B.V. 1% owned by Mojo Works B.V.	N/A	None

Mean Fiddler Festivals Limited (dormant)	England & Wales	90% owned by Gafrus Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Mean Fiddler Spain Sl (dormant)	Spain	80% owned by Gafrus Limited	N/A	None

Mediterranea Concerts, S.L.	Spain	60% owned by Live Nation Espana SAU	N/A	None

MFMP Festivals and Events GmbH (dormant)	Germany	51% owned by Gafrus Limited	N/A	None

Michigan Licenses, LLC	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Midland Concert Promotions Group Limited	England & Wales	100% owned by Live Nation Limited	N/A	None

Mojo Concerts B.V.	Netherlands	100% owned by Mojo Works B.V.	N/A	None

Mojo Works B.V.	Netherlands	100% owned by Live Nation Netherlands Holdings BV	N/A	None

Moondog Entertainment Ab	Sweden	100% owned by Live Nation Sweden AB	N/A	None

Music Marketing Sp z.o.o.	Poland	100% owned by Live Nation SP z.o.o.	N/A	None

Musictoday, LLC	Virginia	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Newcbeat Limited	England & Wales	100% owned by Electricland Limited	N/A	None

NOC, Inc.	Connecticut	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Northcane Limited (dormant)	England & Wales	100% owned by Midland Concert Promotions Group Limited	N/A	None

OX4 Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Park Associates Limited (dormant)	England & Wales	100% owned by Apollo Leisure Group Limited.	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Pleasure Entertainment BV	Netherlands	100% owned by Mojo Works B.V.	N/A	None

Point Presentations Limited	Ireland	100% owned by Amphitheatre Ireland Limited	N/A	None

Point Promotions Limited	Ireland	100% owned by Amphitheatre Ireland Limited	N/A	None

Publicitywise Limited (dormant)	England & Wales	100% owned by Live Nation (Music) UK Limited	N/A	None

Rangepost Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Reading Festival Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Sensible Events Limited	England & Wales	100% owned by Live Nation (Music) UK Limited	N/A	None

SFX Financial Advisory Management Enterprises, Inc.	Delaware	100% owned by Live Nation Worldwide, Inc.	Excluded Subsidiary	None

Sharpfleur Limited	England & Wales	100% owned by Academy Music Group Limited	N/A	None

Shoreline Amphitheatre, Ltd.	California	100% owned by Bill Graham Enterprises, Inc.	Guarantor	None

Showsec Holdings Limited	England & Wales	100% owned by The Security Company (UK) Holdings Limited	N/A	None

Showsec International Limited	England & Wales	100% owned by Showsec Holdings Limited	N/A	None

Showsec Special Events Limited	England & Wales	100% owned by The Security Company (UK) Holdings Limited	N/A	None

Sidezone Limited (dormant)	England & Wales	100% owned by Gafrus Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Straight International Security B.V.	Netherlands	100% owned by The Security Company Utrecht Holland Holding BV	N/A	None

Tecjet Limited	Scotland	52.5% owned by ABC3 Limited 25% owned by Academy Music Group Limited	N/A	None

The Academy Music Fund Limited	England & Wales	100% owned by Academy Music Holdings Ltd	N/A	None

The Event Support Company B.V.	Netherlands	100% owned by The Security Company Utrecht Holland Holding BV	N/A	None

The Security Company (UK) Holdings Limited	England & Wales	100% owned by The Security Company Utrecht Holland Holding BV	N/A	None

The Security Company Utrecht Holland Holding BV	Netherlands	65% owned by Mojo Works B.V.	N/A	Aandeelhoudersover eenkomst

Ticketstoday Limited	England & Wales	100% owned by Musictoday, LLC	N/A	None

TNA Tour II (USA) Inc.	Delaware	100% owned by Live Nation Touring (USA), Inc.	Guarantor	None

Tour Marketing Limited	England & Wales	100% owned by Midland Concert Promotions Group Limited	N/A	None

Trabajos de Musica, S.A.	Spain	51% owned by Live Nation Espana SAU	N/A	None

Wiltern Renaissance LLC	Delaware	100% owned Live Nation Worldwide, Inc.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Ticketmaster Subsidiaries

Azoff Promotions LLC	Delaware	100% owned by Front Line Management Group, Inc.	Guarantor	None

B.A.D. Management LLC	Delaware	100% owned by Front Line Management Group, Inc.	Excluded Subsidiary	None

Biletix Bilet Dağitim Basim ve Ticaret AŞ	Turkey	100% owned by Ticketmaster Iberica, S.L.	N/A	Rigol Grupo de
Inversiones
S.L. has an
option &
unsufruct
agreement with
each individual
shareholder.
Pursuant to
that Rigol has
the right to call
the shares at
any time on
nominal value,
plus Rigol has
all voting,
dividend, etc.
rights attached
to those 4
shares.

BILLETnet A/S	Denmark	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

Billettsentralen AS	Norway	100% owned by Billetservice AS	N/A	None

Billetservice AS	Norway	100% owned by Ticketmaster UK Limited	N/A	None

Eagles Personal Management Company	California	100% owned by Front Line Management Group, Inc.	Excluded Subsidiary	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Echomusic LLC	Delaware	89% owned by IAC Partner Marketing, Inc.	Excluded Subsidiary	Amended and Restated Operating Agreement

Emma Entertainment (Beijing) Co. Ltd	China	100% owned by Ticketmaster Entertainment China Holding Co. Limited	N/A	None

Entertainers Art Gallery LLC	Delaware	100% owned by Front Line Management Group, Inc.	Guarantor	None

EventInventory.com, Inc.	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	None

FC 1031 Limited	England & Wales	100% owned by Ticketmaster UK Limited	N/A	None

FEA Merchandise Inc.	Delaware	100% owned by Front Line Management Group, Inc.	Guarantor	None

FLMG Holdings Corp.	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Front Line BCC LLC	Delaware	100% owned by ILAA, Inc.	Guarantor	None

Front Line Management Group, Inc.	Delaware	54% owned by FLMG Holdings Corp. 21% owned by Ticketweb LLC	Guarantor	Second Amended and Restated Stockholders’ Agreement Equity Incentive Plan

Fruin Productions, Inc.	California	100% owned by Front Line Management Group, Inc.	Excluded Subsidiary	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
GA Acquisitions, LLC	Delaware	100% owned by Front Line Management Group, Inc.	Excluded Subsidiary	None

GetMeIn! Limited	England & Wales	100% owned by Ticketflask Limited	N/A	None

HK Personal Development Co.	California	100% owned by Front Line Management Group, Inc.	Excluded Subsidiary	None

IAC Partner Marketing, Inc.	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

ILAA, Inc.	California	100% owned by Front Line Management Group, Inc.	Guarantor	None

ILA Management, Inc.	California	100% owned by Front Line Management Group, Inc.	Guarantor	None

Kartenhaus Ticketservice GmbH	Germany	100% owned by TM Deutschland GmbH	N/A	None

Lippupalvelu Oy	Finland	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

Microflex 2001 LLC	Delaware	100% owned by Ticketmaster, L.L.C.	Guarantor	None

Morris Artists Management LLC	Delaware	100% owned by Front Line Management Group, Inc.	Guarantor	None

NetTickets.com, Inc.	Delaware	100% owned by The V.I.P. Tour Company	Guarantor	None

OpenSeats, Inc.	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	None

Premium Inventory, Inc.	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Reseau Admission LP	Canada	99.9% owned by Ticketmaster Canada LP 0.01% owned by Reseau Admission ULC	N/A	None

Reseau Admission ULC	Canada	100 % owned by Ticketmaster Canada LP	N/A	None

Shanghai Jina Advertising Company Ltd.	China	100% owned by Ticketmaster Entertainment China Holding Co. Limited	N/A	None

Show Me Tickets, LLC	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	Stock Incentive Plan

Show Tickets Australia Pty Ltd	Australia	100% owned by Ticketmaster Australasia Pty Ltd	N/A	None

Spalding Entertainment, LLC	Tennessee	100% owned by Front Line Management Group, Inc.	Guarantor	None

The Ticket Shop Unlimited	Ireland	100% owned by Ticket Shop Holdings (IOM) (Unlimited)	N/A	None

The V.I.P. Tour Company	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	Stockholders’ Agreement dated January 11, 2008

Ticketflask Limited	England & Wales	100% owned by TM Number One Limited	N/A	None

Ticketline (Unlimited)	Ireland	100% owned by The Ticket Shop Unlimited	N/A	None

Ticketmaster Advance Tickets, L.L.C.	Colorado	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Ticketmaster Australasia Pty Ltd	Australia	100% owned by Reseau Admission	N/A	None

Ticketmaster California Gift Certificates L.L.C.	California	100% owned by Ticketmaster L.L.C.	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Ticketmaster Canada Holdings ULC	Canada	100% owned by Ticketmaster Luxembourg Holdco 3, S.a.r.1.	N/A	None

Ticketmaster Canada LP	Canada	99.9% owned by Ticketmaster Canada Holdings ULC 0.01% owned by Ticketmaster Canada ULC	N/A	None

Ticketmaster Canada ULC	Canada	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

Ticketmaster Cayman Finance Company Ltd	Cayman Islands	100% owned by Ticketmaster Luxembourg Holdco 5, S.a.r.5. (U.S. Branch)	N/A	None

Ticketmaster China Ventures, L.L.C.	Delaware	100% owned by Ticketmaster New Ventures Holdings, Inc.	Guarantor	None

Ticketmaster EDCS LLC	Delaware	100% owned by Ticketmaster L.L.C.	Guarantor	None

Ticketmaster Entertainment China Holding Co. Limited	Hong Kong	80% owned by Ticketmaster Luxembourg Holdco 3, S.a.r.1.	N/A	Stockholders’ Agreement dated as of April 24, 2007

Ticketmaster Europe Holdco Ltd.	England & Wales	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

Ticketmaster Florida Gift Certificates L.L.C.	Florida	100% owned by Ticketmaster L.L.C.	Guarantor	None

Ticketmaster Georgia Gift Certificates L.L.C.	Georgia	100% owned by Ticketmaster L.L.C.	Guarantor	None

Ticketmaster Iberica Sl	Spain	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Ticketmaster-Indiana, L.L.C.	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Ticketmaster Indiana Holdings Corp.	Indiana	100% owned by Ticketmaster-Indiana, L.L.C.	Guarantor	None

Ticketmaster International Events Ltd.	England & Wales	100% owned by Ticketmaster UK Limited	N/A	None

Ticketmaster L.L.C.	Virginia	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Ticketmaster Luxembourg Holdco 1, S.a.r.1.	Luxembourg	100% owned by Ticketmaster New Ventures Holdings, Inc.	N/A	None

Ticketmaster Luxembourg Holdco 2, S.a.r.1.	Luxembourg	100% owned by Ticketmaster Luxembourg Holdco 1, S.a.r.1.	N/A	None

Ticketmaster Luxembourg Holdco 3, S.a.r.1.	Luxembourg	100% owned by Ticketmaster Luxembourg Holdco 2, S.a.r.1.	N/A	None

Ticketmaster Luxembourg Holdco 4, S.a.r.1.	Luxembourg	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

Ticketmaster Luxembourg Holdco 5, S.a.r.5.	Luxembourg	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

Ticketmaster Multimedia Holdings LLC	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Ticketmaster New Ventures Finance HB	Sweden	99% owned by Ticketmaster Luxembourg Holdco 5, S.a.r.5. (U.S. Branch) 1% owned by Ticketmaster Cayman Finance Company Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Ticketmaster New Ventures Holdings, Inc.	Delaware	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

Ticketmaster New Ventures, Ltd.	Cayman Islands	100% owned by Ticketmaster New Ventures Holdings, Inc.	N/A	None

Ticketmaster New Ventures II AB Holdings	Sweden	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

Ticketmaster NZ Pty Ltd.	New Zealand	100% owned by Ticketmaster Australasia Pty Ltd	N/A	None

Ticketmaster Online—Citysearch UK Ltd.	England & Wales	100% owned by Ticketmaster UK Limited	N/A	None

Ticketmaster Pacific Acquisitions, Inc.	Delaware	100% owned by Ticketmaster New Ventures Holdings, Inc.	Excluded Subsidiary	None

Ticketmaster Systems Ltd	England & Wales	100% owned by FC1031 Limited	N/A	None

Ticketmaster Ticketing Information Technology (Shanghai) Co., Ltd	China	100% owned by Ticketmaster China Ventures, L.L.C.	N/A	None

Ticketmaster UK Limited	England & Wales	100% owned by TM Number One Limited	N/A	None

Ticketmaster West Virginia Gift Certificates L.L.C.	West Virginia	100% owned by Ticketmaster L.L.C.	Guarantor	None

Ticketron Australia Pty Ltd	Australia	100% owned by Ticketmaster Australasia Pty Ltd	N/A	None

TicketsNow.com, Inc.	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	None

Ticket Service Nederland B.V.	Netherlands	100% owned by Ticketmaster UK Limited	N/A	None

Ticket Shop Holdings (IOM) (Unlimited)	Isle of Man	100% owned by Ticket Shop One (IOM) Limited	N/A	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Ticket Shop (NI) Limited	Northern Ireland	100% owned by The Ticket Shop Unlimited	N/A	None

Ticket Shop One (IOM) Limited	Isle of Man	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

Ticket Shop Two (IOM) Limited	Isle of Man	100% owned by Ticketmaster Canada Holdings ULC	N/A	None

TicketWeb LLC	Delaware	71% owned by FLMG Holdings Corp. 29% owned by Live Nation Entertainment, Inc.	Guarantor	None

TicketWeb UK, Ltd	England & Wales	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

Ticnet AB	Sweden	100% owned by Ticketmaster New Ventures II AB Holdings	N/A	None

Tick Tack Ticket, S.A.	Spain	100% owned by Ticketmaster Iberica Sl	N/A	None

Ticketmaster Deutschland Holding GmbH	Germany	90% owned by Ticketmaster New Ventures Holdings, Inc.	N/A	Partition of Share, Sale, Purchase and Transfer of Share, Option Agreement and Shareholder Agreement

TM Number One Limited	England & Wales	100% owned by Ticketmaster Europe Holdco Ltd.	N/A	None

TM Vista Inc.	Virginia	100% owned by Live Nation Entertainment, Inc.	Guarantor	None

TNOW Entertainment Group, Inc.	Illinois	100% owned by The V.I.P. Tour Company	Guarantor	None

Legal Name	Jurisdiction of Formation	Registered Owner	Guarantor/ Excluded Subsidiary	Buy-Sell, Voting Trust or Other Agreements
Vector Two, LLC	Delaware	100% owned by Vector Management LLC	N/A	None

Vector Management LLC	Delaware	75% owned by Front Line Management Group, Inc.	Excluded Subsidiary	Limited Liability Company Agreement

Worldwide Ticket Systems, Inc.	Washington	100% owned by Ticketmaster Canada LP	N/A	None

SCHEDULE 6.21

Filings and Recordings

Type of Filing	Entity	Jurisdiction
UCC-1 Financing Statement	Azoff Promotions LLC	Delaware

UCC-1 Financing Statement	Bill Graham Enterprises, Inc.	California

UCC-1 Financing Statement	Cellar Door Venues, Inc.	Florida

UCC-1 Financing Statement	Cobb’s Comedy Inc.	California

UCC-1 Financing Statement	Connecticut Amphitheater Development Corporation	Connecticut

UCC-1 Financing Statement	Connecticut Performing Arts, Inc.	Connecticut

UCC-1 Financing Statement	Connecticut Performing Arts Partners	California

UCC-1 Financing Statement	Electric Factory Concerts, Inc.	Pennsylvania

UCC-1 Financing Statement	Entertainers Art Gallery LLC	Delaware

UCC-1 Financing Statement	Evening Star Productions, Inc.	Arizona

UCC-1 Financing Statement	EventInventory.com, Inc.	Illinois

UCC-1 Financing Statement	Event Merchandising Inc.	California

UCC-1 Financing Statement	FEA Merchandise Inc.	Delaware

UCC-1 Financing Statement	Fillmore Theatrical Services	California

UCC-1 Financing Statement	FLMG Holdings Corp.	Delaware

UCC-1 Financing Statement	Front Line BCC LLC	Delaware

UCC-1 Financing Statement	Front Line Management Group, Inc.	Delaware

UCC-1 Financing Statement	HOB Boardwalk, Inc.	Delaware

UCC-1 Financing Statement	HOB Chicago, Inc.	Delaware

UCC-1 Financing Statement	HOB Entertainment, Inc.	Delaware

UCC-1 Financing Statement	HOB Marina City, Inc.	Delaware

UCC-1 Financing Statement	House of Blues Anaheim Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Cleveland, LLC	Delaware

UCC-1 Financing Statement	House of Blues Concerts, Inc.	California

UCC-1 Financing Statement	House of Blues Dallas Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Houston Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Las Vegas Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Los Angeles Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Myrtle Beach Restaurant Corp.	Delaware

Type of Filing	Entity	Jurisdiction
UCC-1 Financing Statement	House of Blues New Orleans Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Orlando Restaurant Corp.	Delaware

UCC-1 Financing Statement	House of Blues Restaurant Holding Corp.	Delaware

UCC-1 Financing Statement	House of Blues San Diego, LLC	Delaware

UCC-1 Financing Statement	House of Blues San Diego Restaurant Corp.	Delaware

UCC-1 Financing Statement	IAC Partner Marketing, Inc.	Delaware

UCC-1 Financing Statement	ILAA, Inc.	California

UCC-1 Financing Statement	ILA Management, Inc.	California

UCC-1 Financing Statement	Live Nation Bogart, LLC	Delaware

UCC-1 Financing Statement	Live Nation Chicago, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Concerts, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Entertainment, Inc.	Delaware

UCC-1 Financing Statement	Live Nation – Haymon Ventures, LLC	Delaware

UCC-1 Financing Statement	Live Nation Holdco #1, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Holdco #2, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Marketing, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Merchandise, Inc.	Delaware

UCC-1 Financing Statement	Live Nation MTours (USA), Inc.	Delaware

UCC-1 Financing Statement	Live Nation Studios, LLC	Delaware

UCC-1 Financing Statement	Live Nation Ticketing, LLC	Delaware

UCC-1 Financing Statement	Live Nation Touring (USA), Inc.	Delaware

UCC-1 Financing Statement	Live Nation UTours (USA), Inc.	Delaware

UCC-1 Financing Statement	Live Nation Ventures, Inc.	Delaware

UCC-1 Financing Statement	Live Nation Worldwide, Inc.	Delaware

UCC-1 Financing Statement	LN Acquisition Holdco LLC	Delaware

UCC-1 Financing Statement	Michigan Licenses, LLC	Delaware

UCC-1 Financing Statement	Microflex 2001 LLC	Delaware

UCC-1 Financing Statement	Morris Artists Management LLC	Delaware

UCC-1 Financing Statement	Musictoday, LLC	Virginia

UCC-1 Financing Statement	NetTickets.com, Inc.	Delaware

UCC-1 Financing Statement	NOC, Inc.	Connecticut

UCC-1 Financing Statement	OpenSeats, Inc.	Illinois

Type of Filing	Entity	Jurisdiction
UCC-1 Financing Statement	Premium Inventory, Inc.	Illinois

UCC-1 Financing Statement	Shoreline Amphitheatre, Ltd.	California

UCC-1 Financing Statement	Show Me Tickets, LLC	Illinois

UCC-1 Financing Statement	Spalding Entertainment, LLC	California

UCC-1 Financing Statement	The V.I.P. Tour Company	Tennessee

UCC-1 Financing Statement	Ticketmaster Advance Tickets, L.L.C.	Colorado

UCC-1 Financing Statement	Ticketmaster California Gift Certificates L.L.C.	California

UCC-1 Financing Statement	Ticketmaster China Ventures, L.L.C.	Delaware

UCC-1 Financing Statement	Ticketmaster EDCS LLC	Delaware

UCC-1 Financing Statement	Ticketmaster Florida Gift Certificates L.L.C.	Florida

UCC-1 Financing Statement	Ticketmaster Georgia Gift Certificates L.L.C.	Georgia

UCC-1 Financing Statement	Ticketmaster-Indiana, L.L.C.	Delaware

UCC-1 Financing Statement	Ticketmaster Indiana Holdings Corp.	Indiana

UCC-1 Financing Statement	Ticketmaster L.L.C.	Virginia

UCC-1 Financing Statement	Ticketmaster Multimedia Holdings LLC	Delaware

UCC-1 Financing Statement	Ticketmaster New Ventures Holdings, Inc.	Delaware

UCC-1 Financing Statement	Ticketmaster West Virginia Gift Certificates L.L.C.	West Virginia

UCC-1 Financing Statement	TicketsNow.com, Inc.	Illinois

UCC-1 Financing Statement	TicketWeb, LLC	Delaware

UCC-1 Financing Statement	TM Vista Inc.	Virginia

UCC-1 Financing Statement	TNOW Entertainment Group, Inc.	Illinois

UCC-1 Financing Statement	TNA Tour II (USA) Inc.	Delaware

UCC-1 Financing Statement	Wiltern Renaissance LLC	Delaware

U.S. Trademark Agreement

Evening Star Productions, Inc.

EventInventory.com, Inc.

HOB Entertainment, Inc.

Live Nation Entertainment, Inc.

Live Nation Worldwide, Inc.

Musictoday, LLC

The V.I.P. Tour Company

Ticketmaster L.L.C.

TicketsNow.com, Inc.

TicketWeb, LLC

TNOW Entertainment Group, Inc.

USPTO

U.S. Patent Agreement	Live Nation Worldwide, Inc. Ticketmaster L.L.C.	USPTO

Type of Filing	Entity	Jurisdiction
U.S. Copyright Agreement	Bill Graham Enterprises, Inc. Live Nation Entertainment, Inc. Live Nation Worldwide, Inc. Ticketmaster L.L.C.	US Copyright Office

SCHEDULE 7.08

Insurance

Carrier	Policy Number	Expiration Date	Type of Insurance	Amount
National Union Fire Insurance Co.	GL#6506469	11/1/10	General Liability	$1,000,000 each occurrence $1,000,000 fire damage $1,000,000 personal & adv injury $5,000,000 general aggregate $1,000,000 products
National Union Fire Insurance Co.	GL6506470	11/1/10	Liquor Liability	$1,000,000 each/aggregate
National Union Fire Insurance Co.	CA 6647348 CA 6647351 CA 6647350-MA CA 6647349-VA	11/1/10	Automobile Liability	$2,000,000 combined single limit covering all owned autos, hired autos, non-owned autos and any autos in MA and VA
New Hampshire Insurance Co.	WC 004289400, 01, 02 WC004289396, 97, 98, 99	11/1/10	Workers Compensation and Employers’ Liability	$2,000,000 E.L. each accident $2,000,000 E.L. disease each employee $2,000,000 disease policy limit WC statutory limits
Lexington Insurance Company	020412766	12/31/10	Property	$25,000,000 blanket building and property
Federal Insurance Co	6803-8552	12/20/10	Fiduciary Liability	$10,000,000 aggregate
National Union Fire Insurance Co.	01-423-57-23	12/20/10	Employment Practices Liability	$10,000,000 aggregate
US Specialty Insurance Co.	14-MGU-09-A20586	12/20/10	Director & Officers’ Liability	$50,000,000 aggregate, each carrier is on for $10,000,000, each with US Specialty as primary
Axis Insurance Co.	MAN 736263/01/2009
Federal Ins Co. Chubb	8207-7346
Allied World Assurance Co.	0305-1702
St Paul Fire & Marine Ins Co.	568CM3109
Federal Ins Co	8207-7353	12/20/10	Crime Insurance	$15,000,000 each loss
Royal & Sun Alliance	YMM824298/ YMM82429	11/1/10	Global Package	$10,000,00 EL $2,000,000 Public

Carrier	Policy Number	Expiration Date	Type of Insurance	Amount
Chartis Insurance Co of Canada	RMGL9895631	11/1/10	Canadian Package	$2,000,000 general aggregate $1,000,000 BI/PD per occurrence
Westchester Fire Insurance Company	G21979363005	11/1/10	Umbrella	$25,000,000
AWAC	3050614	11/1/10	1st Excess	$25,000,000 xs $25,000,000
Great American Assurance	EXC8634746	11/1/10	2nd Excess	$25,000,000 p/o $50,000,000 xs $50,000,000
Starr Indemnity	WCSINAT500005409	11/1/10	2nd Excess	$25,000,000 p/o $50,000,000 xs $50,000,000
Endurance Spec (Bermuda)	EXC10001788700	11/1/10	3rd Excess	$25,000,000 xs $100,000,000
Aspen (Bermuda)	ECA119F09A0R	11/1/10	4th Excess	$25,000,000 p/o $50,000,000 xs $125,000,000
Torus (Bermuda)	BDAFF03-2009-0013	11/1/10	4th Excess	$25,000,000 p/o $50,000,000 xs $125,000,000
AIG Excess (Bermuda)	25413360	11/1/10	5th Excess	$50,000,000 xs $175,000,000
Westchester/ACE (Bermuda)	LYV-PD/09	11/1/10	Lead Puni Wrap	$25,000,000
AWAC (Bermuda)	C0107711/002	11/1/10	Excess Puni Wrap	$25,000,000 xs $25,000,000
Magna Carta (Bermuda)	MCDP202325	11/1/10	Excess Puni Wrap	$25,000,000 p/o $50,000,000 xs $50,000,000
Starr Insurance (Bermuda)	00209	11/1/10	Excess Puni Wrap	$25,000,000 p/o $50,000,000 xs $50,000,000
Illionois National	013102155	11/1/10	Errors & Omissions	$25,000,000
Axis	MNG749780-09	12/31/10	Excess Property	$12,500,000 p/o $25,000,000 xs $25,000,000
Princeton (Munich RE)	78A3XP000023700	12/31/10	Excess Property	$7,500,000 p/o $25,000,000 xs $25,000,000
ACE	CRXD37458004	12/31/10	Excess Property	$5,000,000 p/o $25,000,000 xs $25,000,000
Insurance Company of the State of PA (AIG WorldSource)	IMB7528354	12/31/10	International Excess Property	$100,000,000 xs $50,000,000
Lloyd’s	E09RQ2923200	12/31/10	Primary Terrorism	$100,000,000
Lloyd’s	E09RQ2923A00	12/31/10	Excess Terrorism	$50,000,000 xs $100,000,000
Royal & Sun Alliance	B0823 MA0902012	12/31/10	Marine Cargo	$3,750,000 $20,000,000 $25,000,000 $2,500,000 $2,000,000

SCHEDULE 7.18

Post-Closing Matters

Within 90 days of the Closing Date (or such longer period as the Administrative Agent may designate in writing in its sole discretion, the “Post-Closing Period”), Parent Borrower shall complete or cause to be completed the following actions:

1. Termination of Liens. Parent Borrower shall cause the following liens to be terminated within the Post-Closing Period:

Debtor	Jurisdiction	Type of filing	Secured Party	File Date	File Number
Front Line Management Group, Inc.	Delaware	UCC-1	First Republic Bank, a Division of Merrill Lynch Bank and Trust Co., FSB	06/17/2008	2008 2077087
Front Line Management Group, Inc.	California SOS	UCC-1	The Azoff Family Trust	08/05/2005	057036884980
ILAA, Inc.	California	UCC-1	The Azoff Family Trust of 1997	08/05/2005	057036883111

2. Possessory Collateral. To the extent not already delivered to the Collateral Agent, Parent Borrower shall cause the following certificated equity interests (together with corresponding stock powers, endorsed in blank) and promissory notes and instruments (together with corresponding allonges or note powers, endorsed in blank) to be delivered to the Collateral Agent within the Post-Closing Period:

A. Stock Certificates

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Evening Star Productions, Inc.	Live Nation Concerts, Inc.	N-1	700 Common
Event Merchandising Inc.	Live Nation Worldwide, Inc.	N-1 P-1	1,333.3 Common 42,500 Series A Preferred
Fillmore Theatrical Services	Bill Graham Enterprises, Inc.	2	4,000 Common
HOB Boardwalk, Inc.	HOB Entertainment, Inc.	1	1,000 Common
HOB Entertainment, Inc.	Live Nation Worldwide, Inc.	299	1,000 Common
House of Blues Concerts, Inc.	HOB Entertainment, Inc.	3	100 Common
House of Blues Dallas Restaurant Corp.	House of Blues Restaurant Holding Corp.	2	1,000 Common
House of Blues Houston Restaurant Corp.	House of Blues Restaurant Holding Corp.	2	1,000 Common

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
House of Blues Las Vegas Restaurant Corp.	HOB Entertainment, Inc.	1	1,000 Common
House of Blues Los Angeles Restaurant Corp.	HOB Entertainment, Inc.	2	1,000 Common
House of Blues Myrtle Beach Restaurant Corp.	HOB Entertainment, Inc.	1	1,000 Common
House of Blues New Orleans Restaurant Corp.	HOB Entertainment, Inc.	2	1,000 Common
House of Blues Restaurant Holding Corp.	HOB Entertainment, Inc.	1	1,000 Common
House of Blues San Diego Restaurant Corp.	HOB Entertainment, Inc.	1	1,000 Common
Live Nation Chicago, Inc.	Live Nation Worldwide, Inc.	N-1	100 Shares
Live Nation Concerts, Inc.	Live Nation Worldwide, Inc.	N-1	1,000 Common
Live Nation Holdco #1, Inc.	Live Nation Entertainment, Inc.	4 5 6	1 8,000 704,053.00
Live Nation Holdco #2, Inc.	Live Nation Holdco #1, Inc.	3	600,000 Common
Live Nation Marketing, Inc.	Live Nation Worldwide, Inc.	N-1	100 Common
Live Nation Touring (USA), Inc.	Live Nation Worldwide, Inc.	N-1	100 Common
Live Nation UTours (USA), Inc.	Live Nation Worldwide, Inc.	N-1	1,000 Common
Live Nation Ventures, Inc.	Live Nation Worldwide, Inc.	A-1	100 Common
Live Nation Worldwide, Inc.	Live Nation Holdco #2, Inc.	A-3	1,000 Common–Class A
LRW Theatre Corp.	Live Nation Worldwide, Inc.	3	25,000 Common
Anthill Trading (Overseas) Limited	Live Nation Worldwide, Inc.
Ticketstoday Limited (UK)	Musictoday, LLC
Live Nation Canada, Inc.	HOB Entertainment, Inc.	C-7	0.65 Common
Live Nation Touring (Canada), Inc.	Live Nation Worldwide, Inc.	C-5	6 Common
Ticketmaster Pacific Acquisitions, Inc.	Ticketmaster New Ventures Holdings, Inc.	2	100
Ticketmaster Luxembourg Holdco 1, S.a.r.l. (Luxembourg)	Ticketmaster New Ventures Holdings, Inc.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Ticketmaster New Ventures Ltd. (Cayman)	Ticketmaster New Ventures Holdings, Inc.	1	1,000 Ordinary

B. Instruments

Lender	Borrower	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
FLMG Holdings Corp.	Front Line Management Group, Inc.	$4,175,000.00	4/29/10	4.50%	4/29/15

SCHEDULE 8.01

Existing Liens

1. Liens filed against Amphitheatre Ireland Limited securing indebtedness from HSBC, which is listed on Schedule 8.03.

2 Please see attached chart.

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
Bill Graham Enterprises, Inc.	California	UCC-1	Herc Exchange, LLC	Equipment	04/7/2010	2458813002

Bill Graham & Chuck Morris Presents; Chuck Morris Presents LLC; Kroenke Sports Holdings, LLC; Universal Lending Pavillion	Colorado	UCC-1	Dowlen Sound Inc.	In lieu filing re: mixing consoles, microphones, speakers, etc.	06/1/2006	2006F053452

Cinq Group, LLC	Delaware	UCC-1	The CIT Group/Commercial Services, Inc.	Accounts receivable created on or prior to March 31, 2009, and merchandise represented thereby (delivered or undelivered) and any proceeds thereof.	12/11/2003 Five Amendments Continuation 8/5/2008	33263707 Amendment: 2008 2682886

Evening Star Productions, Inc.	Arizona	State Tax Lien	Arizona Department of Revenue		09/9/1983	000146-3

FEA Merchandise Inc.	Delaware	UCC-3 Amendment	The CIT Group/Commercial Services, Inc.	All property described on Schedule A	09/13/2005 Amendment: 12/3/2009	5282661 9 Amendment: 2009-3872121

FEA Merchandise Inc.	Delaware	UCC-3 Amendment	The CIT Group/Commercial Services, Inc.	All property described on Schedule A	09/15/2005 Amendment: 12/3/2009	52856236 Amendment: 2009 3872147

Grand Entertainment (Row), LLC	Delaware	UCC-1	The Weinstein Company	All right re: motion picture entitled “Pete Seeger: The Power of Song”	07/3/2008	2008 2611414

HOB Entertainment, Inc.	Delaware	UCC-3 Continuation	Ameritech Credit Corporation d/b/a SBC Capital Services	Computer hardware and software Equipment	09/15/2004 Amendment: 7/24/09	4263785 0 Amendment: 2009 2384946

HOB Entertainment, Inc.	Delaware	UCC-1	Wells Fargo Financial Leasing, Inc.	Goods	06/15/2007	2007 2465911

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
HOB Entertainment, Inc.	Delaware	UCC-1	Xerox Corporation	True Lease	09/10/2009	2009 2907472

HOB Entertainment, Inc.	Los Angeles County, CA	Federal Tax Lien	IRS	$14,537.02	03/18/2010	20100371855

HOB Entertainment, Inc.	Los Angeles County, CA	State Tax Lien	Los Angeles County Tax Collector	$844.50	05/24/2001	01-0891389

HOB Entertainment, Inc.	Los Angeles County, CA	State Tax Lien	Los Angeles County Tax Collector	$434.97	03/06/2002	02-0526923

HOB Entertainment, Inc.	Los Angeles County, CA	State Tax Lien	Los Angeles County Tax Collector	$201.13	12/03/2003	20033639646

HOB Entertainment, Inc.	California SOS	Federal Tax Lien	IRS/OHIO P.O. BOX 145595 CINCINNATI OH 25250	$14,537.02	03/15/2010	107225656943

House of Blues Concerts, Inc.	Los Angeles County, CA	State Tax Lien		$769.57	12/05/2008	20082144406

House of Blues San Diego Restaurant Corp. (original debtor on filing - amendment changed debtor name to Music Venue Management Corp.)	Delaware	UCC-3 Assignment	Republic Bank, Inc.	True Lease	10/11/2006 Amendment: 12/19/006	6351226 6 Amendment: 64440806

ILA Management, Inc.	California	UCC-1	Xerox Corporation	True Lease	10/30/2006	067090202147

ILA Management, Inc.	Los Angeles County, CA	State Tax Lien		$232.93	12/16/2002	20023063449

198

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
LIVE NATION LESSEE (no more specific identifier as to name of the actual entity against which the lien is placed)	Los Angeles County, CA	State Tax Lien		$178.22	03/12/2008	20080425028

Live Nation, Inc.	Delaware	UCC-1	CIT COMMUNICATIONS FINANCE CORPORATION	Equipment	07/28/2008	2008 2570156

Live Nation Worldwide, Inc.	California	UCC-1	BBH Financial Services	Equipment	01/27/2009	09-7185802797

Live Nation Worldwide, Inc. and Shine A Light, LLC	Delaware	UCC-1	Twentieth Century Fox Film Corporation	All of debtor’s right, title and interest in and to the motion picture currently entitled “Shine A Light” and the proceeds therefrom, all as more fully set forth in exhibit “I”	02/11/2008	2008 0509115

Music Venue Management Corp.	Delaware	UCC-1	Republic Bank, Inc.	Leased software, etc.	3-7-2007	2007 0931492

Live Nation Worldwide, Inc., Shine A Light, LLC and Shangri-LA Entertainment, LLC	Delaware	UCC-1	Directors Guild of America, Inc.	As Security for the prompt and complete payment and performance when due of all obligation of debtor (s) to secured party under the security agreement	04/04/2008	2008 1195245

Live Nation Worldwide, Inc.	Delaware	UCC-1	Xerox Corporation	Equipment	10/23/2009	2009 3418594

Mad Mac	California	State Tax Lien	Employment Development Depart	$6831.16	04/17/2002	0210860275

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
Musictoday, LLC	Virginia	UCC-3 Continuation	Universal Music & Video Distribution Corp.	Universal Music and Video Distribution Corp UCC Collateral description debtor hereby grants to the secured party a continuing security interest in all of the following personal property	08/05/2004 Amendment: 5/12/09	0408057120-5 Amendment: 09051272004

SFX Entertainment Inc.	Delaware	UCC-3 Continuation	DE Lage Landen Financial Services, Inc.	Equipment	10/21/2004 Amendment: 9/23/09	4302285 4 Amendment: 2009 3043384

SFX Entertainment, Inc.	Delaware	UCC-3 Continuation	DE Lage Landen Financial Services, Inc.	Equipment	03/21/2005 Amendment: 2/24/10	5087902 4 Amendment: 2010 0614655

SFX Touring, Inc.	Delaware	UCC-1	Cirque Arena Partners, LLP	50% membership interest held in Delirium General Partner, LLC and 49.5% limited partner interest held in Delirium Concert, L.P.	04/27/2006	61425263

Signatures Network, Inc.	California SOS	State Tax Lien	State of California Employment Development Department	$2,203.95	09/2/2009	09-7207386729

Signatures Network, Inc.	California SOS	State Tax Lien	State of California Employment Development Department	$2,568.13	10/30/2009	09-7213264802

Sunshine Concerts, L.L.C.	Delaware	UCC-1	U.S. Bancorp	Equipment	11/10/2008	2008 3766902

The V.I.P. Tour Company	Delaware	UCC-1	Cisco Systems Capital Corporation	Equipment	07/18/2006	6247995 4

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
The V.I.P. Tour Company	Delaware	UCC-1	Cisco Systems Capital Corporation	Equipment	07/18/2006	6247998 8

The V.I.P. Tour Company	Delaware	UCC-1	Cisco Systems Capital Corporation	Equipment	07/18/2006	6248012 7

The V.I.P. Tour Company	Delaware	UCC-1	HEWLETT-PACKARD FINANCIAL SERVICE COMPANY	Equipment	07/31/2006	6263730 4

The V.I.P. Tour Company	Cook County, Illinois	Local Litigation	Judgment Cach LLC	Case Type: Contract	10/01/1999	2009- M1- 165637

Ticketmaster Corporation	Delaware	UCC-1	U.S. Bancorp	Equipment - printers	08/5/2005	5249125

Ticketmaster Corporation	Delaware	UCC-1	U.S. Bancorp	Equipment - copiers	03/14/2006	60862730

Ticketmaster Corp.	Delaware	UCC-1	U.S. Bancorp	Equipment - scanners	06/12/2006	61998988

Ticketmaster LLC	Delaware	UCC-1	MWB Business Systems	Equipment	07/6/04 Continuation: 06/18/09	41911447 2009 1943064

Ticketmaster LLC	Delaware	UCC-1	U.S. Bancorp	Equipment	12/4/2007	2007 4561360

Ticketmaster LLC	Delaware	UCC-1	U.S. Bancorp	Equipment	12/4/2007	2007 4561378

Ticketmaster LLC	Delaware	UCC-1	U.S. Bancorp	Equipment	12-4-2007	2007 4561386

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
Ticketmaster L.L.C.	Virginia	UCC-1	US Bancorp	Equipment	04/16/2008	0804167091-5

Ticketmaster L.L.C.	Virginia	UCC-1	US Bancorp	Equipment	04/16/2008	0804167092-7

Ticketmaster L.L.C.	Virginia	UCC-1	US Bancorp	Equipment	04/16/2008	0804167093-9

Ticketmaster L.L.C.	Virginia	UCC-1	US Bancorp	Equipment	04/16/2008	0804167255-3

Ticketmaster L.L.C.	Virginia	UCC-1	US Bancorp	Equipment	05/30/2008	0805307193-3

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	06/11/2008	0806117134-1

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	06/26/2008	0806267153-2

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	08/04/2008	0808047151-6

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	09/12/2008	08091271856

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	10/31/2008	08103171203

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	11/06/2008	08110671632

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	01/29/2009	09012970982

Ticketmaster LLC	Virginia	UCC-1	US Bancorp	Equipment	02/12/2009	09021271525

Debtor	Jurisdiction	Type of filing	Secured Party	Collateral	File Date	Number
Ticketmaster L.L.C.	Los Angeles County, CA	State Tax Lien	Los Angeles County Tax Collector	$1317.64	02/22/2002	02-0416328

Ticketmaster L.L.C.	Los Angeles County, CA	Local Litigation	Plaintiff: Samson, Marc DBA Mas Marketing		04/02/2002	02M04519

Ticketmaster L.L.C.	Los Angeles County, CA	Local Litigation	Plaintiff: Schaller, John		04/22/2002

Ticketmaster L.L.C.	Los Angeles County, CA	Local Litigation	Plaintiff: Corinth Corp.		12/11/2006

TNOW ENTERTAINMENT GROUP, INC.	Illinois	UCC-1	HEWLETT-PACKARD FINANCIAL SERVICES COMPANY	All equipment and software	08/01/2008

203

SCHEDULE 8.02(b)

Existing Investments

Please see Schedule 6.14.

A. Capital Stock of Another Person

Current Legal Entities Owned	Record Owner	No. Shares/ Percentage Interest
Adventure Sport Events Limited	Gafrus Limited	50% Interest

Anti-Concerts Investments N.V.	Mojo Works BV	50% Interest

Antwerps Sportpaleis NV	Mojo Works BV	8.25% Interest

A.P.E. Radio, LLC	Front Line Management Group, Inc.	50% Membership Interest

AA Music Management, LLC	ILA Management, Inc.	50% Membership Interest

Bee & El LLC	Front Line Management Group, Inc.	50% Membership Interest

Bee & El Marketing Services LLC	Front Line Management Group, Inc.	50% Membership Interest

Beijing Gehua Live Nation Entertainment and Sports Company Limited	Live Nation International Holdings BV	50% Interest

Beijing Gehua Ticketmaster Ticketing Co. Ltd.	Ticketmaster New Ventures Holdings, Inc.	40% JV Agreement

Boom Management, LLC	Front Line Management Group, Inc.	50% Membership Interest

Broadway China Ventures, LLC	Ticketmaster New Ventures Holdings, Inc.	14.6% JV Agreement

Career Artist Management LLC	Front Line Management Group, Inc.	50% Membership Interest

Chastain Ventures JV	Live Nation Worldwide, Inc.	50% JV Interest

Consozio get Live In liquidazione	Live Nation Italia SRL	50% Interest

De Nationale Theaterkassa BV	Mojo Works BV	33.33% Interest

De Schone Schijn NV	Mojo Works BV	8.25% Interest

Doyle Kos Management LLC	Front Line Management Group, Inc.	50% Membership Interest

DS Artists Management LLC	Front Line Management Group, Inc.	50% Membership Interest

Festival Republic Media Limited	Gafrus Limited	50% Interest

Get Live 2 Srl	Live Nation Italia SRL	10% Interest

GVE Venture LLC	Front Line Management Group, Inc.	50% Membership Interest

Heavenly Planet LLP	Festival Republic Limited	50% Partnership Interest

Hilltop/Nederlander LLC	House of Blues Concerts, Inc.	50% Membership Interest

Current Legal Entities Owned	Record Owner	No. Shares/ Percentage Interest
Kenneth Crear Management LLC	Front Line Management Group, Inc.	50% Membership Interest

Larry Rudolph Management LLC	Front Line Management Group, Inc.	50% Membership Interest

LCB France	Live Nation Touring (USA), Inc.	50% Interest

Live 360 LLC	Front Line Management Group, Inc.	50% Membership Interest

Madrid Deportes Y Espectaculos SA	Live Nation Espana SAU	13.5% Interest

Mark Rothbaum & Associates, LLC	Front Line Management Group, Inc.	50% Membership Interest

Mick Artist Management LLC	Front Line Management Group, Inc.	50% Membership Interest

Mojo Theater BV	Mojo Works BV	43.5% Interest

Nettwerk Live, LLC	Live Nation Worldwide, Inc.	49% Membership Interest

Parcolimpico SRL	Get Live 2 Srl	70% Interest

Pointstar Limited	Live Nation (Theatrical) UK Limited	25% Interest

Pop Nation, LLC	Live Nation Worldwide, Inc.	50% Membership Interest

Rock in Rio Madrid SA	Live Nation Espana SAU	40% Interest

ROC Nation, LLC	Live Nation Worldwide, Inc.	50% Membership Interest

RPM Acquisition, LLC	Front Line Management Group, Inc.	50% Membership Interest

Santa’s Kingdom (Scotland) Limited	Concerts at DF Limited	50% Interest

Spectacle Entertainment Group LLC	Front Line Management Group, Inc.	50% Membership Interest

StarRoc LLC	ROC Nation, LLC	50% Membership Interest

Strategic Artist Management LLC	Front Line Management Group, Inc.	50% Membership Interest

Unholy Alliance Limited	Concerts at DF Limited	50% Interest

Vector West LLC	Front Line Management Group, Inc.	50% Membership Interest

Venta de Boleta Por Compudor	Ticketmaster New Ventures Ltd.	33.33% Interest

Welldone LR OY	Live Nation Finland OY	32% Interest

Windfield Promotions Limited	LN-Gaiety Holdings Limited	50% Interest

B. Loan, Advance or Capital Contribution to, Guaranty or Assumption of Debt of Another Person

1. Please see guarantees listed on Schedule 8.03.

2. Ticketmaster Entertainment LLC guaranteed a $3,250,000 line of credit granted to one of its clients in connection with the production of Broadway shows in China.

3. Live Nation International Holdings BV made an intercompany loan to a wholly-owned subsidiary, Friends & Partners, that was subsequently sold with the intercompany debt assumed by the buyer. The balance as of December 31, 2009 is $1,146,640, and this investment is due to be repaid on June 30, 2010.

SCHEDULE 8.02(x)

Designated Investments

1. Lansdowne Boston Restaurant Corp., Inc.

2. Tour Design Creative

3. Live Nation Canada, Inc.: Molson Canadian Amphitheatre and other related assets and revenue streams

4. O2 Dublin and related management agreement

5. Purchase of the Capital Stock of Career Artist Management, LLC (“CAM”) not owned by the Consolidated Group so long as CAM becomes a Domestic Credit Party and the Parent would be in pro forma compliance with Section 8.10

6. Investments in ROC Nation, LLC in an amount not to exceed $5.0 million

SCHEDULE 8.03

Existing Indebtedness

1.	Azoff Promissory Note

2.	Letter of Credit issued outside of this Credit Agreement

Obligor/Applicant	Beneficiary	Issuer	Principal Amount
Live Nation Canada, Inc.	B.C Liquor Distribution Branch	RBC	CAD	20,000
Live Nation Canada, Inc.	Brewers Distribution	RBC	CAD	25,000
Live Nation Espana SAU	Rock In Rio Madrid	Caja Madrid	EUR	600,000
Ticketmaster LLC	Office of State Tax Commission	Wells Fargo Bank, N.A.		$210,000
Ticketmaster LLC	NRT New York LLC D/B/A	Wells Fargo Bank, N.A.		$115,276
TicketsNow.com, Inc.	Atrium Corporate Centre, LLC	Wells Fargo Bank, N.A.		$200,000

3.	Guarantees

Obligor/Applicant	Beneficiary	Issuer	Principal Amount
Live Nation Espana SAU	Rock in Rio	Caja Madrid	EUR	14,400.00
Live Nation Espana SAU	Rock in Rio	Caja Madrid	EUR	411,701.00
Live Nation Espana SAU	MDYE	Caja Madrid	EUR	148,500.00
Live Nation Espana SAU	MDYE	Caja Madrid	EUR	175,500.00
Gamerco S.A.	IMDER	Caja Madrid	EUR	540,000.00
Live Nation Espana SAU	MDYE	Caja De Ahorros	EUR	67,500.00
Live Nation Espana SAU	Rock In Rio Madrid	Caja Madrid	EUR	600,000.00

4.	Please see attached.

SCHEDULE 8.05

Designated Assets

1.	Live Nation Holdco #1, Inc. and/or its assets, including the Hilton Theatre

2.	House of Blues and/or its assets

3.	The V.I.P. Tour Company, its subsidiaries and/or assets

4.	Cirkus (Stockholm, Sweden)

5.	GetMeIn! Limited and/or its assets

SCHEDULE 8.06(b)

Certain Restricted Payments

1.	Front Line Management Group, Inc.

2.	Vector Management, LLC

3.	Echomusic, LLC

4.	TM Deutschland GmbH

5.	Ticketmaster Entertainment China Holding Co. Limited

SCHEDULE 11.02

Notice Addresses

Parent Borrower
Live Nation Entertainment, Inc.
9438 Civic Center Drive
Beverly Hills, CA 90210
Attn:	Chief Financial Officer and General Counsel
Phone:	(310) 867-7000
Fax:	(310) 867-7158
Website:	http://www.livenation.com
Email as separately provided to Administrative Agent.

Administrative Agent

JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
1111 Fannin Street, 10th Floor
TX2-F046
Houston, TX 77002
Attn:	Shadia O. Aminu
Phone:	(713) 750-7933
Fax:	(713) 750-2878
Email:	shadia.o.aminu@jpmchase.com

With copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attn:	Tina Ruyter
Fax:	(212) 270-5127

Collateral Agent

JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
1111 Fannin Street, 10th Floor
TX2-F138
Houston, TX 77002
Attn:	Evelyne P. Dixon (Document Management)
Fax:	(713) 750-2309
Attn:	Elizabeth Rarich (Negotiable Collateral)
Fax:	(713) 750-3757

Canadian Agent
JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
1111 Fannin Street, 10th Floor
TX2-F046
Houston, TX 77002
Attn:	Carla Kinney
Fax:	(713) 374-4312

With copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attn:	Tina Ruyter
Fax:	(212) 270-5127

London Agent
JPMorgan Europe Limited
125 London Wall
London, United Kingdom EC2Y-5AJ
Attn:	Belinda Lucas
Fax:	011-44-207-777-2360

With copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attn:	Tina Ruyter
Fax:	(212) 270-5127

Swingline Lender
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin Street, 10th Floor
TX2-F046
Houston, TX 77002
Attn:	Shadia O. Aminu
Phone:	(713) 750-7933
Fax:	(713) 750-2878
Email:	shadia.o.aminu@jpmchase.com

With copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attn:	Tina Ruyter
Fax:	(212) 270-5127

Issuing Banks
JPMorgan Chase Bank, N.A.
10420 Highland Manor Drive, Floor 4
Tampa, FL 33610-9128
Attn:	Letter of Credit Department
Fax:	(813) 432-5162

Deustche Bank A.G., New York Branch
60 Wall Street, 24th Floor
New York, NY 10005
Attn:	Ann Thompson
Phone:	(212) 250-9639
Fax:	(212) 797-0780
Email:	ann.thompson@db.com